SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by Registrant  [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]      Preliminary Proxy Statement
[ ]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material pursuant to Rule 14a-11(c) or Rule 14a-12

                         Laurentian Capital Corporation
                (Name of Registrant as Specified In Its Charter)

              Laurentian Capital Corporation [Board of Directors]
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[ ]      $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
         14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         1)  Title of each class of securities to which  transaction  applies:
             Common Stock, $.05 par value per share
             ------------------------------------------------------------------

         2)  Aggregate number of securities to which transaction applies:
             7,587,398
             ------------------------------------------------------------------

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
             1,410,305 shares at $14.125; 6,177,093 shares at $13.875
             ------------------------------------------------------------------

         4)  Proposed maximum aggregate value of transaction:
             $105,627,724
             ------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)  Amount Previously Paid:

             ------------------------------------------------------------------

         2)  Form, Schedule or Registration Statement No.:

             ------------------------------------------------------------------

         3)  Filing Party:

             ------------------------------------------------------------------

         4)  Date Filed:

             ------------------------------------------------------------------

                                PRELIMINARY COPY

                     [Laurentian Capital Corporation logo]

To Our Stockholders:

         You are cordially invited to attend a Special Meeting of Stockholders of Laurentian Capital Corporation (the "Company"), to be held at 9:00 a.m. local time on August 23, 1995 at the Four Seasons Hotel, One Logan Square, Philadelphia, Pennsylvania. At the Special Meeting, you will be asked to approve and adopt an Agreement and Plan of Merger (the "Merger Agreement"), dated as of May 25, 1995, by and among American Annuity Group, Inc. ("AAG"), L.Q. Acquisition Corp. ("Acquisition"), a wholly-owned subsidiary of AAG, and the Company, which provides for a merger ("Merger") of Acquisition with and into the Company, by which the Company will become a subsidiary of AAG.
If the Merger is consummated, each share of the Company's common stock, par value $.05 per share (the "Common Stock") (other than shares as to which dissenters' rights have been properly exercised and perfected under Delaware law, certain shares held by the Company or AAG or by the subsidiaries of either of them, and shares held by The Imperial Life Assurance Company of Canada ("Imperial") and Desjardins-Laurentian Life Group Inc. ("DLLG")), will be converted into the right to receive $14.125, in cash, without interest, and shares of Common Stock held by Imperial and DLLG will be converted into the right to receive $13.875, in cash, without interest.

         Enclosed with this letter is a Notice of Special Meeting, Proxy Statement, Proxy Card and return envelope. I urge you to read the enclosed material carefully.

YOUR BOARD OF DIRECTORS HAS APPROVED THE MERGER, AND RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AND THE MERGER AGREEMENT.

         Your vote is important. Whether or not you plan to attend the Special Meeting, please complete, sign and date the accompanying Proxy Card and return it in the enclosed prepaid envelope as soon as possible.

         Your continued support of and interest in Laurentian Capital Corporation is greatly appreciated.

                                        Sincerely,

                                        Robert T. Rakich,
                                        President and Chief Executive Officer

                                PRELIMINARY COPY
                     [Laurentian Capital Corporation logo]

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON AUGUST 23, 1995

                                 July 19, 1995

To the Stockholders of
 LAURENTIAN CAPITAL CORPORATION:

         Notice is hereby given that a special meeting of stockholders (the "Special Meeting") of Laurentian Capital Corporation (the "Company") will be held on August 23, 1995 at 9:00 a.m., local time, at the Four Seasons Hotel, Logan Square, Philadelphia, Pennsylvania, for the following purposes:

         1. To consider and vote upon a proposal (the "Proposal"): (a) to approve and adopt the Agreement and Plan of Merger dated as of May 25, 1995
(the "Merger Agreement"), among the Company, American Annuity Group, Inc. ("AAG") and L.Q. Acquisition Corp., a wholly-owned subsidiary of AAG ("Acquisition"), providing for the merger (the "Merger") of Acquisition with and into the Company, pursuant to which the Company will become a wholly-owned subsidiary of AAG and as a result of which each outstanding share of Common Stock, par value $.05 per share, of the Company (the "Common Stock") (other than certain shares held by the Company or AAG or by subsidiaries of either of them, shares owned by stockholders who properly exercise and perfect their dissenters' rights under Delaware law, and shares held by The Imperial Life Assurance Company of Canada ("Imperial") and Desjardins-Laurentian Life Group Inc. ("DLLG")) will be converted into the right to receive $14.125, in cash, without interest, and shares of Common Stock held by Imperial and DLLG will be converted into the right to receive $13.875, in cash, without interest; and (b) to approve and adopt the Merger.

         2. To transact such other business as may properly be brought before the Special Meeting or at any adjournments thereof.

         Information regarding the Proposal to be considered at the Special Meeting is set forth in the accompanying Proxy Statement.

         Only those stockholders of record of the Company at the close of business on July 14, 1995, are entitled to notice of, and to vote at, the Special Meeting and any adjournments thereof.

                                        By Order of the Board of Directors

                                        Bernhard M. Koch, Secretary

                                   IMPORTANT

IF YOU DO NOT PLAN TO ATTEND THIS MEETING, PLEASE FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD USING THE ENCLOSED SELF-ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                                  TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
SUMMARY...........................................................................................................2
         The Special Meeting......................................................................................2
         Parties to the Merger....................................................................................2
         Recommendation of Board of Directors.....................................................................3
         The Merger Agreement.....................................................................................3
         Option Agreement.........................................................................................4
         Opinion of Financial Advisor.............................................................................4
         Redemption of Series A Cumulative Convertible Preferred Stock............................................4
         Effects of the Merger on Certain Persons.................................................................4
         Regulatory Approvals.....................................................................................4
         Payment for Common Stock After the Merger................................................................5
         Payment for Employee Stock Options and Stock Appreciation Rights.........................................5
         Certain Federal Income Tax Consequences to Holders of Common Stock.......................................5
         Dissenters' Rights.......................................................................................6
         Price Range of the Common Stock..........................................................................6

THE SPECIAL MEETING...............................................................................................7
         Matters to be Considered at the Special Meeting..........................................................7
         Record Date; Shares Outstanding and Entitled to Vote.....................................................7
         Votes Required...........................................................................................7
         Voting, Solicitation and Revocation of Proxies...........................................................7

THE MERGER........................................................................................................8
         The Parties..............................................................................................8
         Background of Merger.....................................................................................8
         Opinion of Financial Advisor............................................................................13
         Update of Fairness Opinion..............................................................................18
         Recommendation of the Board of Directors................................................................18

THE MERGER AGREEMENT.............................................................................................18
         Effective Time..........................................................................................18
         The Merger..............................................................................................18
         Payment for Common Stock After the Merger...............................................................19
         Payment for Employee Stock Options and Stock Appreciation Rights........................................20
         Redemption of Series A Cumulative Convertible Preferred Stock...........................................20
         Representations and Warranties..........................................................................21
         Conduct of Business Pending the Merger..................................................................21
         Conditions to the Merger................................................................................22
         Termination.............................................................................................22
         Payments upon Termination...............................................................................23
         Amendment and Waiver....................................................................................23

OPTION AGREEMENT.................................................................................................24

EFFECTS OF THE MERGER ON CERTAIN PERSONS.........................................................................24
         Share Ownership.........................................................................................24
         Agreements with Certain Officers........................................................................25
         Directors and Officers Indemnification..................................................................25
         Payment for Options and SARs............................................................................26

REGULATORY APPROVALS.............................................................................................26
         Insurance Approvals.....................................................................................26
         Antitrust Matters.......................................................................................26

CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF COMMON STOCK  .............................................27

ACCOUNTING TREATMENT.............................................................................................27


                                                                                                               Page
                                                                                                               ----
DISSENTERS' RIGHTS...............................................................................................27

FINANCIAL INFORMATION............................................................................................31

SELECTED FINANCIAL DATA..........................................................................................31

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS..........................................................32

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...................................................33
         Security Ownership of Directors and Executive Officers..................................................33
         Security Ownership of Certain Beneficial Owners.........................................................34

INFORMATION ABOUT THE COMPANY....................................................................................36
         General.................................................................................................36
         Insurance Operations....................................................................................36
         Marketing...............................................................................................37
         Acquisitions/Divestitures...............................................................................37
         Geographic Distribution of Premium Income...............................................................38
         Statistical Information Concerning Operations...........................................................38
         Investments.............................................................................................39
         Reinsurance.............................................................................................41
         Reserves................................................................................................41
         Federal Income Tax Matters..............................................................................42
         Regulation..............................................................................................42

AVAILABLE INFORMATION............................................................................................44

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..................................................................45

INDEPENDENT PUBLIC ACCOUNTANTS...................................................................................45

OTHER MATTERS....................................................................................................45

LAURENTIAN CAPITAL CORPORATION AND SUBSIDIARIES INDEX TO FINANCIAL STATEMENTS ...................................F-1

ANNEX A Agreement and Plan of Merger.............................................................................A-1

ANNEX B  Fairness Opinion........................................................................................B-1

ANNEX C  Section 262 of the Delaware Law.........................................................................C-1

                                PRELIMINARY COPY
                                PROXY STATEMENT

                         LAURENTIAN CAPITAL CORPORATION
                            640 Lee Road, Suite 303
                           Wayne, Pennsylvania 19087

                        SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON AUGUST 23, 1995

         This Proxy Statement is being furnished to the stockholders of Laurentian Capital Corporation, a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors") from holders of outstanding shares of common stock, par value $.05 per share, of the Company (the "Common Stock") for use at the Special Meeting of Stockholders to be held on August 23, 1995 at 9:00 a.m., local time, at the Four Seasons Hotel, One Logan Square, Philadelphia, Pennsylvania (the "Special Meeting"). This Proxy Statement and the related proxy card are first being mailed to stockholders on or about July 19, 1995.

         At the Special Meeting, holders of shares of Common Stock (the "Stockholders") at the close of business on August 23, 1995 will consider and vote upon a proposal (the "Proposal") to approve and adopt the Agreement and Plan of Merger dated as of May 25, 1995 (the "Merger Agreement") among American Annuity Group, Inc., a Delaware corporation ("AAG"), L. Q. Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of AAG ("Acquisition"), and the Company pursuant to which: (a) the Merger (the "Merger") of Acquisition with and into the Company will be effected, and the Company, as the surviving corporation in the Merger, will become a wholly-owned subsidiary of AAG; and (b) each share of Common Stock that is issued and outstanding at the effective time of the Merger (other than (i) shares held by The Imperial Life Assurance Company of Canada ("Imperial") and by Desjardins-Laurentian Life Group Inc. ("DLLG"),
(ii) shares owned by, or held in the treasury of, the Company or AAG or any direct or indirect subsidiary of the Company or AAG, and (iii) shares in respect of which dissenters' rights have been properly exercised and are perfected) will be converted into the right to receive $14.125 in cash, without interest, and each of the 6,177,093 shares held in the aggregate by Imperial and DLLG will be converted into the right to receive $13.875 in cash, without interest.

         Consummation of the Merger is conditioned upon, among other things, approval and adoption of the Merger Agreement by the affirmative vote of at least a majority of the Stockholders and the receipt of all necessary regulatory approvals and consents. There can be no assurance that the conditions to the Merger will be satisfied or, where permissible, waived, or that the Merger will be consummated. The Company has been advised that Imperial and DLLG, which hold in the aggregate approximately 81.4% of the outstanding Common Stock, intend to vote the shares of Common Stock held by them FOR approval of the Merger Agreement and the Merger, which would assure the requisite affirmative vote of Stockholders. For further information concerning the terms and conditions of the Merger, see "THE MERGER" and "THE MERGER AGREEMENT."

               The date of this Proxy Statement is July 19, 1995.

                                    SUMMARY

         The following is a summary of certain information contained elsewhere in this Proxy Statement. This summary does not purport to be complete and is qualified in its entirety by reference to the more detailed information contained elsewhere in this Proxy Statement, the Annexes hereto and the documents incorporated by reference herein. Capitalized terms used but not defined in this Summary shall have the meanings ascribed to them elsewhere in this Proxy Statement. Stockholders are urged to read this Proxy Statement and the Annexes attached hereto in their entirety.

         The Special Meeting. The Special Meeting will be held on August 23, 1995 at 9:00 a.m., local time, at the Four Seasons Hotel, One Logan Square, Philadelphia, Pennsylvania. At the Special Meeting, Stockholders will be asked to consider and vote on a proposal to approve and adopt the Merger Agreement and the Merger. Only holders of record of Common Stock at the close of business on July 14, 1995 (the "Record Date"), are entitled to notice of, and to vote at, the Special Meeting and any adjournment thereof. On the Record Date, there were issued and outstanding 7,587,398 shares of Common Stock entitled to vote on the matters brought before the Special Meeting, held of record by approximately 9,500 stockholders.

         Under the Delaware General Corporation Law (the "Delaware Law"), the affirmative vote of the holders of at least a majority of the outstanding Common Stock is required to approve and adopt the Merger Agreement and the Merger. The Company has been informed that Imperial and DLLG, which hold in the aggregate 6,177,093 shares, or approximately 81.4%, of the outstanding Common Stock, intend to vote the shares of Common Stock held by them FOR approval of the Merger Agreement and the Merger, in which case such approval would be assured. See "THE SPECIAL MEETING - Votes Required."

         A proxy card is enclosed for use at the Special Meeting. The proxy may be revoked at any time prior to its exercise at the Special Meeting.

         STOCKHOLDERS SHOULD NOT FORWARD THEIR SHARE CERTIFICATES WITH THE ENCLOSED PROXY CARD. IF THE MERGER AGREEMENT IS APPROVED AND ADOPTED AND THE MERGER IS CONSUMMATED, TRANSMITTAL MATERIALS AND INSTRUCTIONS RELATING TO CERTIFICATES WILL BE MAILED TO STOCKHOLDERS PROMPTLY AFTER CONSUMMATION OF THE MERGER.

         Parties to the Merger. The parties to the Merger Agreement are the Company; AAG, a holding company organized under Delaware Law whose primary asset is the capital stock of Great American Life Insurance Company ("GALIC"), which is engaged principally in the sale of tax-deferred annuities; and

Acquisition, a direct, wholly-owned subsidiary of AAG which was recently formed by AAG solely to facilitate AAG's acquisition of the Company.

         Recommendation of Board of Directors. The Board of Directors of the Company has determined that the Merger Agreement and the Merger are advisable and in the best interests of the Company and its stockholders and has approved the Merger Agreement. Accordingly, the Board of Directors recommends that Stockholders vote FOR approval of the Merger Agreement and the Merger. In determining to approve the Merger Agreement and the Merger and to recommend that Stockholders approve the Merger Agreement and the Merger, the Board of Directors considered a number of factors, as more fully described under "THE MERGER-Background of the Merger" and "THE MERGER - Opinion of Financial Advisor."

         The Merger Agreement. The Merger Agreement provides that the Merger shall become effective at the time and on the date that a Certificate of Merger is filed with the Secretary of State of the State of Delaware (the "Effective Time"). See "THE MERGER AGREEMENT - Effective Time." At the Effective Time, (i) each share of Common Stock that is issued and outstanding immediately prior to the Effective Time (other than Common Stock held by Imperial and DLLG, as described in (ii) below, Common Stock to be cancelled as described in (iii) below, and Common Stock owned by Stockholders who have properly exercised and perfected their dissenter's rights under Delaware law) will be converted into the right to receive $14.125 in cash, without interest, upon the surrender of the certificate formerly representing such share, (ii) each share of Common Stock owned by Imperial or DLLG shall be converted into the right to receive $13.875 in cash, without interest, upon the surrender of the certificate formerly representing such share, and (iii) each share of Common Stock owned by, or held in the treasury of, the Company, AAG or any direct or indirect subsidiary of the Company or AAG immediately prior to the Effective Time shall be cancelled. The consideration to be paid to holders of Common Stock as described in (i) and (ii) above is referred to herein as the "Merger Consideration."

         The Merger Agreement contains various covenants of the Company regarding the conduct of the business of the Company between May 25, 1995 (the date of execution of the Merger Agreement) and the Effective Time. In this regard, the Company generally is required to maintain its business and the business of the subsidiaries of the Company in the ordinary course and consistent with prior practices. The Company is also obligated to refrain from taking certain actions. See "THE MERGER AGREEMENT - Conduct of Business Pending Merger."

         Consummation of the Merger is subject to various conditions, including, among others, (i) approval and adoption of the Merger Agreement and the Merger by the requisite vote of the Stockholders, (ii) there being no order in effect in any action or proceeding before any court, governmental agency, or regulatory or administrative agency or commission that would prevent or make illegal the consummation of the Merger, and (iii) the procurement of necessary governmental approvals, including without limitation receipt of required approvals from insurance regulatory authorities.

         The Merger Agreement may be terminated before or after approval of Stockholders by mutual written consent of the Company and AAG and by either the Company or AAG under certain other circumstances. See "THE MERGER AGREEMENT - Termination."

         Option Agreement. Concurrently with the execution of the Merger Agreement by the parties thereto, AAG, Imperial and DLLG entered into an option agreement (the "Option Agreement") pursuant to which Imperial and DLLG granted AAG an option to purchase an aggregate of 6,177,093 shares of Common Stock of the Company, subject to the terms and conditions specified in the Option Agreement. See "THE MERGER AGREEMENT - Option Agreement."

         Opinion of Financial Advisor. Oppenheimer & Co., Inc. ("Oppenheimer"), financial advisor to the Company, delivered to the Board of Directors its written opinion dated May 25, 1995 (the "Fairness Opinion") to the effect that, as of the date of such opinion, the $14.125 per share in cash to be received by certain holders of Common Stock pursuant to the Merger Agreement is fair to such holders from a financial point of view. On July 19, 1995, Oppenheimer provided written confirmation to the Board of Directors that as of such date nothing had come to its attention that would affect the conclusions presented in the Fairness Opinion. The full text of the Fairness Opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with the Fairness Opinion, is attached hereto as Annex B and is incorporated herein by reference. Stockholders are encouraged to read such opinion in its entirety.

         Redemption of Series A Cumulative Convertible Preferred Stock. All outstanding shares of the Company's Series A Cumulative Convertible Preferred Stock (the "Preferred Stock") will be redeemed on August 14, 1995, prior to the Effective Time.

         Effects of the Merger on Certain Persons. Executive officers and directors of the Company will receive certain payments and have certain rights and incur certain obligations as a result of the Merger. See "THE MERGER - Effects of the Merger on Certain Persons."

         Regulatory Approvals. The Company and its insurance subsidiaries are subject to regulation by insurance regulatory authorities in the respective states in which such insurance subsidiaries are domiciled and in certain states in which such companies are licensed to conduct insurance business, and DLLG and Imperial are subject to regulation by certain Canadian regulatory authorities. Certain approvals of such regulatory authorities are required in connection with the Merger and applications for such approvals have been submitted. It is a condition to the consummation of the Merger that such approvals be obtained prior to such consummation. It is anticipated, although there can be no assurance, that all such approvals will be obtained. See "THE MERGER - Regulatory Approvals."

         Payment for Common Stock After the Merger. Pursuant to the Merger Agreement, AAG or Acquiror shall deposit in trust with a payment agent (the "Payment Agent"), and/or provide the Payment Agent with an unconditional commitment to provide cash in the aggregate amount of, the Merger Consideration.
                    has been selected to act as the Payment Agent for the payment of the Merger Consideration. Promptly after the Effective Time, AAG will cause the Payment Agent to mail to each holder of record of Common Stock for which Merger Consideration is to be paid a letter of transmittal and instructions for use in effecting the surrender of certificates representing such Common Stock in exchange for cash. Upon surrender of a certificate representing such Common Stock to the Payment Agent, together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such certificate will be entitled to receive, in exchange therefor, the Merger Consideration payable to such holder in accordance with the Merger Agreement. See "THE MERGER AGREEMENT - Payment for the Common Stock After the Merger."

         Payment for Employee Stock Options and Stock Appreciation Rights. The Merger Agreement provides for all stock options ("Options") and stock appreciation rights ("SARs") issued pursuant to the Company's Amended and Restated Executive Stock Option Plan to be surrendered immediately before the Effective Time in exchange for cash equal to the difference between $14.125 and the per share exercise price or base price, as the case may be, of each Option or SAR. See "THE MERGER AGREEMENT - Payment for Employee Stock Options and Stock Appreciation Rights."

         Certain Federal Income Tax Consequences to Holders of Common Stock. The receipt of cash in exchange for Common Stock pursuant to the Merger (and the receipt of cash by a Stockholder who exercises dissenter's rights) will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. Stockholders will generally recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash received and their adjusted tax basis in their Common Stock. Such gain or loss will be a capital gain or loss if such Common Stock is held as a capital asset, and shall be long term capital gain or loss if, on the date of the Merger, such Common Stock was held for more than one year. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF COMMON STOCK."

         Dissenters' Rights. If the Merger is consummated, holders of Common Stock who do not vote in favor of approval of the Merger Agreement and who otherwise comply with the requirements of Section 262 of the Delaware Law will be entitled to statutory appraisal rights. See "DISSENTERS' RIGHTS."

         Price Range of the Common Stock. The Common Stock is traded on the American Stock Exchange ("AMEX") under the symbol "LQ". On November 8, 1994, the day prior to the public announcement of the Company's engagement of Oppenheimer to evaluate alternatives to maximize stockholder value, the high and low sale prices of the Common Stock on the AMEX were $11.25 and $11.175 per share, respectively. On May 24, 1995, the day prior to the announcement of the proposed Merger, the high and low sale prices of the Common Stock on the AMEX were $14.00 and $13.875 per share, respectively. On July 17, 1995, a day shortly prior to the mailing of this Proxy Statement, the high and low sale prices of the Common
Stock on the AMEX were $     and $      per share, respectively. For additional
information about prices of Common Stock see "MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS."

                              THE SPECIAL MEETING

         Matters to be Considered at the Special Meeting. At the Special Meeting, the Stockholders will be asked to consider and vote upon the Proposal to approve and adopt the Merger Agreement and the Merger. If the requisite votes in favor of the Merger Agreement and the Merger are obtained and certain conditions are satisfied or waived, where permissible, the terms of the Merger Agreement provide, among other things, that: (i) Acquisition will be merged with and into the Company; and (ii) each share of Common Stock that is issued and outstanding immediately prior to the Effective Time (other than certain shares of Common Stock as are described elsewhere herein) will be converted into the right to receive $14.125, in cash, without interest, and each share of Common Stock owned by Imperial and DLLG will be converted into the right to receive $13.875, in cash, without interest. For additional information concerning the terms and conditions of the Merger, see "THE MERGER" and "THE MERGER AGREEMENT."

         Record Date; Shares Outstanding and Entitled to Vote. Only holders of record of the Common Stock at the close of business on July 14, 1995 (the "Record Date"), are entitled to notice of, and to vote at, the Special Meeting and any adjournment or postponement thereof. On the Record Date, there were issued and outstanding 7,587,398 shares of Common Stock, each of which is entitled to one vote on matters brought before the Special Meeting. As of July 14, 1995, the Common Stock was held of record by approximately 9,500 stockholders.

         Votes Required. Under the Delaware Law, approval and adoption of the Merger Agreement and the Merger will require the affirmative vote of the holders of a majority of the Common Stock outstanding on the Record Date. The Company has been informed that Imperial and DLLG, which hold in the aggregate 6,177,093 shares, or approximately 81.4%, of the outstanding Common Stock, intend to vote FOR approval of the Merger Agreement and Merger, in which case approval would be assured.

         Under rules of the AMEX, the proposal to adopt the Merger Agreement is considered a "non discretionary item" as to which brokerage firms may not vote in their discretion on behalf of their clients if such clients have not furnished voting instructions. Such broker "non-votes" will not be considered, but abstentions will be counted, in determining the presence of a quorum at the Special Meeting. Broker non-votes and abstentions will not be counted as votes FOR or AGAINST the Proposal, but because the Proposal is required to be approved by the holders of at least a majority of the Common Stock, abstentions and broker "non-votes" will have the same effect as votes against the Proposal.

         Voting, Solicitation and Revocation of Proxies. The enclosed proxy is being solicited by the Board of Directors for use in connection with the Special

Meeting and any adjournment thereof. Shares represented by each proxy duly executed and received by the Company will be voted in accordance with the instructions contained therein. If no instructions are given, the proxy will be voted FOR the approval and adoption of the Merger Agreement and the Merger. Any Stockholder is empowered to revoke a proxy at any time before its exercise. Any Stockholder who executes a proxy has a right to revoke it at any time before it is voted by advising the Company in writing, by executing a later dated proxy which is presented to the Company at or prior to the meeting, or by appearing at the meeting and advising the Secretary of the meeting, in writing, of the revocation of the proxy at any time prior to the exercise of the proxy. The Company will bear the costs of soliciting proxies from stockholders. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

                                   THE MERGER

         The Parties. The parties to the Merger Agreement are the Company, AAG, and Acquisition.

         The Company is an insurance holding company organized under Delaware law. For additional information regarding the Company, see "INFORMATION ABOUT THE COMPANY."

         AAG is a holding company incorporated in Delaware whose primary asset is the capital stock of Great American Life Insurance Company ("GALIC"), an Ohio stock insurer engaged principally in the sale of tax-deferred annuities. AAG's principal executive offices are located at 250 East Fifth Street, Cincinnati, Ohio 45202. Its telephone number is (513) 333-5300.

         Acquisition is a direct, wholly-owned subsidiary of AAG. Acquisition was recently formed by AAG solely to facilitate AAG's acquisition of the Company and will not perform any activities other than of an organizational nature and as required by the Merger Agreement prior to consummation of the Merger. Acquisition's principal executive offices are located at 250 East Fifth Street, Cincinnati, Ohio 45202. Its telephone number is (513) 333-5300.

         Background of Merger. In mid-1994, management of the Company became aware that Desjardins Laurentian Financial Corporation ("DLFC"), the indirect parent company of Imperial and DLLG, was evaluating its long-term strategic plans. Subsequently, management was informed that DLFC had been approached informally by a third party regarding possible disposition of DLFC's U.S. interests.

         On October 20, 1994, DLFC received an unsolicited expression of interest from a large insurance holding company regarding a possible acquisition of the Company, subject to a number of conditions including a specified range of possible prices being subject to adjustment based on a due diligence review of the Company. In response to that expression of interest, several investment banking firms were invited to prepare a presentation, to be made to the Board of Directors at its next scheduled meeting, describing the services they could provide to advise the Board of Directors with respect to strategic alternatives available to the Company. Thereafter, in late October 1994, the Company received an unsolicited proposal from a brokerage firm purporting to represent certain persons interested in considering an unspecified transaction with the Company at an unspecified price.

         At its previously-scheduled November 8 meeting, the Board of Directors was advised of the expressions of interest. Representatives of three investment banking firms made presentations to the Board, describing their respective approaches to evaluating strategic alternatives to maximize stockholder values. At this meeting the Board of Directors determined that the interests of the Company's controlling stockholder, DLFC, were not inconsistent with the interests of all of the stockholders of the Company, and that an evaluation of strategic alternatives should be undertaken with the objective of maximizing value for all stockholders of the Company. After considering the presentations by the investment banking firms, the Board of Directors authorized engagement of Oppenheimer & Co., Inc. ("Oppenheimer") to evaluate various strategies for maximizing stockholder values, including possible business combinations or other transactions, subject to clarification of certain terms of the letter of engagement with Oppenheimer. On November 9, the Company issued a press release announcing the engagement and its purpose, and on November 10 a letter agreement specifying the terms of the Company's engagement of Oppenheimer was completed.

         Oppenheimer proceeded with an evaluation of the Company, and began the process of canvassing the market by preparing an information memorandum containing financial information and other background materials regarding the Company and identifying parties that might have potential interest in a strategic combination with the Company. The information memorandum was distributed to such parties by late November, and at a meeting of the Board of Directors held on December 22, 1994, Oppenheimer reported its progress to that date, including results of its evaluation of the Company. It was reported that Oppenheimer representatives and management had begun the process of coordinating extensive due diligence reviews by interested parties after obtaining confidentiality agreements from those parties, and that Oppenheimer was continuing to evaluate other strategic alternatives. Oppenheimer analyzed a number of strategies, including (i) the sale of 100% of the Common Stock for cash; (ii) the sale of 100% of the Common Stock for common stock and/or securities of the acquiror;
(iii) the sale of one Company operating unit plus recapitalization of the remaining operations; (iv) the individual sale of all Company operating units;
(v) the sale of one Company operating unit only; (vi) the public or private sale of Common Stock; and (vii) no sale of the Company or of any Company operating unit. Oppenheimer advised the Board of Directors as to such strategic alternatives which might be considered, as well as various methods which could be used to determine valuations of the Company. A telephonic meeting of the Board of Directors was held on January 30, 1995, at which time Oppenheimer representatives reported their progress on the engagement, including continued expressions of interest by a number of parties and scheduling of due diligence visits.

         At the regular meeting of the Board of Directors held on February 17, 1995, Oppenheimer further reviewed the status of its engagement to that date. Oppenheimer reported that the information memorandum had been distributed to 206 parties, each of whom Oppenheimer subsequently contacted by telephone, that 35 interested parties had entered into confidentiality agreements pursuant to which they received additional financial and other information about the Company and its operations, that representatives of Oppenheimer and Company management had held informational meetings with 15 of those interested parties, that 9 parties had expressed interest in conducting additional on-site due diligence reviews of the Company's insurance subsidiary operations. Oppenheimer representatives also reviewed with the Board of Directors other strategic alternatives, including possible recapitalization plans which would entail the sale of one or the other of the Company's two primary insurance subsidiaries, Prairie States Life Insurance Company ("Prairie") and Loyal American Life Insurance Company ("Loyal"), using the proceeds from such sale to reduce the Company's outstanding debt, and continued operations or the eventual sale of the remaining insurance subsidiary. The Board of Directors instructed Oppenheimer not to foreclose inquiries along these lines, but determined that the uncertainties entailed in separate sales of the two subsidiaries, with the values to be realized, made it unlikely that such a recapitalization plan would yield greater value for stockholders than a strategic combination involving the entire Company. Oppenheimer also reviewed with the Board of Directors the Company's prospects without any strategic transaction, advising that, although Company operations had been improved by increased operational efficiencies, it appeared that future improvements resulting from reductions of expenses would be more limited.

         At a telephonic meeting on March 27, 1995, Oppenheimer provided an update for the Board of Directors with respect to parties which wished to make proposals, including a report that 7 parties performed additional due diligence visits at either or both of Prairie and Loyal. The Board of Directors agreed to permit proposals involving acquisition of only one of the Company's insurance subsidiaries, and to permit additional time for submission of proposals as requested by certain parties. Accordingly, the Board of Directors instructed Oppenheimer to request firm proposals from the parties which had expressed an interest in a strategic combination with the Company. Each of those parties was provided a proposed form of definitive agreement with the request for such a proposal. Subsequently, five of the interested parties substantially completed their due diligence reviews and responded to the request for a firm proposal with respect to a strategic combination. Three of the responses were proposals to acquire one or the other of Prairie or Loyal. One party, which had expressed a strong interest in a strategic combination, ultimately declined to make an offer. Following discussions with Oppenheimer, AAG presented a proposal for acquisition of all of the Common Stock at a price of $14.125 per share, subject to satisfactory completion of due diligence and negotiation of a definitive agreement. The AAG proposal indicated that AAG believed that its due diligence could be completed and a definitive agreement reached within ten business days.

         At the April 17, 1995 meeting at which the proposals were reviewed, the Board of Directors again considered various alternatives available. The conditional nature of the offers made for Prairie and Loyal, respectively, as well as the values proposed for those transactions indicated that greater values could be realized with greater certainty in a transaction involving sale of 100% of the Common Stock, as was proposed by AAG. Oppenheimer advised that the offer by AAG was within the range of anticipated values for the Company. The price proposed by AAG represented a premium over the market price, and AAG, with consolidated assets in excess of $5 billion, proposed a cash transaction with no financing contingencies. Based on the expressions of interest received as well as the consideration of alternative transaction structures, Oppenheimer concluded that the sale of 100% of the Common Stock for cash would maximize stockholder value.

         Based on the foregoing, the Board of Directors instructed management and Oppenheimer to attempt to complete a definitive agreement with AAG to be reviewed by the Board of Directors within the ten business days specified in AAG's proposal, and set a meeting for May 1, 1995 to review such an agreement, if possible.

         Representatives of the Company and AAG and their respective counsel and Oppenheimer met on the following day, and began intensive efforts to complete a definitive agreement and the remaining due diligence review sought by AAG. On April 28, AAG informed the Company that it had reservations as to certain matters which affected AAG's evaluation of the Company, and that if the definitive agreement included provisions that would permit the Company to terminate the definitive agreement if a better offer were made, a so-called "fiduciary out" clause, AAG would require assurances that, having committed to the transaction, AAG would not be prevented from completing the transaction by a third-party bid. It was determined that a definitive agreement could not be completed in time for review by the Board of Directors at its May 1 meeting.

         At the May 1 meeting, the Board of Directors was advised of the developments, and again reviewed available alternatives in light of the position taken by AAG. The Board of Directors was advised that because of the inclusion of a fiduciary out clause in the Merger Agreement, AAG had requested that DLFC grant to AAG an option to acquire the Common Stock controlled by DLFC, and that DLFC would be willing to grant such an option only if it protected the interests of minority stockholders and was acceptable to the Board of Directors. The Board of Directors authorized management to continue discussions with AAG to resolve the outstanding issues, and authorized inclusion in the definitive agreement of provisions requiring each party to pay a termination fee under certain circumstances. In the following days ongoing attempts were made to resolve issues raised by AAG representatives and to satisfy AAG's requirements for assurances that it would have the opportunity to complete the transaction notwithstanding a possible competing bid. Following the discussions with AAG there remained a number of unresolved issues, including price, which precluded completion of a definitive agreement.

         At its regularly scheduled meeting on May 9, 1995, the Board of Directors was advised of the issues which remained unresolved after negotiations with AAG. The Board of Directors determined that if the originally proposed price of $14.125 per share could be obtained without unacceptable conditions, the transaction proposed by AAG remained the best strategic alternative, and that a meeting with representatives of AAG, the Company and DLFC should be proposed to attempt to resolve the outstanding issues. Subsequently, representatives of Company management, DLFC and AAG met to discuss certain outstanding issues between the Company and AAG, in which DLFC and AAG representatives discussed DLFC, but not other Stockholders, accepting a lower price for shares of Common Stock, and the grant of an Option to purchase Common Stock held by DLFC's subsidiaries, Imperial and DLLG. As a result of that meeting, AAG delivered to the Board of Directors a May 17, 1995 revision to its proposal, proposing that the price per share to be paid by AAG for shares of Common Stock owned directly or indirectly by DLFC would be $13.875, and that all other stockholders of the Company would receive $14.125 per share. The revised proposal conditioned AAG's entering into a definitive agreement upon execution of non-competition agreements by Robert T. Rakich, President and Chief Executive Officer of the Company, Bernhard M. Koch, Senior Vice President and Chief Financial Officer of the Company, and John A. Streetman, President of Prairie, and inclusion in the Merger Agreement of a condition to AAG's obligation to complete the transaction based on there being no adverse determination by a ratings agency resulting from the Merger, and a reduction of the termination fee. In response to AAG's revised proposal, a proposed definitive Merger Agreement was negotiated by AAG and the Company; proposed definitive forms of a First Amendment to Change of Control Agreement ("Change of Control Amendments") amending existing agreements between Messrs. Rakich and Koch, respectively, and the Company, and Mr. Streetman and Prairie, were negotiated by AAG and the respective executives; and a proposed definitive Option Agreement between AAG on the one hand, and Imperial and DLLG, on the other, was negotiated by AAG and DLFC.

         At a meeting of the Board of Directors held on May 25, 1995 at which all directors but one were present, the proposed forms of definitive Merger Agreement, Change of Control Amendments and Option Agreement as negotiated were presented to the Board for its review. Oppenheimer representatives delivered to the Board of Directors Oppenheimer's fairness opinion dated May 25, 1995, and the Board of Directors reviewed and updated the considerations as to various alternatives available to the Company as discussed in previous Board meetings. The Merger Agreement, Change of Control Amendments and Option Agreement were each unanimously approved by the Board of Directors, and the Merger Agreement, Option Agreement and Change of Control Amendments were signed by the respective parties thereto on May 25, 1995.

         Opinion of Financial Advisor. As described above, Oppenheimer has acted as financial advisor to the Company and the Board of Directors in connection with the Merger. As part of its role as financial advisor, Oppenheimer was engaged to render upon request of the Board of Directors an opinion as to the fairness, from a financial point of view, of the $14.125 per share Merger Consideration to be received by certain holders of Common Stock pursuant to the Merger Agreement.

         The full text of the written opinion of Oppenheimer dated May 25, 1995 (the "Fairness Opinion"), which sets forth the assumptions made, factors considered and limitations on the review undertaken by Oppenheimer, is attached as Annex B to this Proxy Statement and is incorporated herein. Stockholders are urged to read such opinion carefully in its entirety. The summary of the Fairness Opinion set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion.

         No restrictions or limitations were imposed by the Board of Directors on the scope of Oppenheimer's investigation or the procedures to be followed by Oppenheimer in rendering its opinion.

         In connection with rendering its opinion, Oppenheimer, among other things, (i) reviewed the Merger Agreement attached hereto as Annex A; (ii) reviewed the Company's Annual Reports to Stockholders and Annual Reports on Form 10-K, and the statutory financial statements for Prairie and Loyal, in each case for the years ended December 31, 1992 through 1994; (iii) reviewed the Company's Quarterly Report on Form 10-Q, and the statutory financial statements for Prairie and Loyal, in each case for the three months ended March 31, 1995; (iv) discussed with the Board of Directors certain strategic alternatives available to the Company; (v) discussed with certain officers of the Company, Prairie and Loyal their respective operations, financial condition, historical financial statements, future prospects, and other matters believed by Oppenheimer to be relevant to its inquiry; (vi) reviewed certain financial forecasts of the Company, Prairie and Loyal, which were furnished to Oppenheimer by management of the Company but which were not publicly available; (vii) reviewed the historical market prices and reported trading volume of the Common Stock; (viii) reviewed the financial terms of recent acquisitions of selected companies it considered reasonably comparable to the Company and compared such terms to the terms of the Merger; (ix) reviewed an actuarial appraisal of Prairie (the "Prairie Appraisal") prepared by Milliman & Robertson, Inc. and an actuarial appraisal of Loyal (the "Loyal Appraisal") prepared by Wakely and Associates, Inc. (collectively, the "Actuarial Appraisals"); (x) reviewed financial and market data for selected publicly-traded companies in lines of business and of a size it considered reasonably comparable to that of the Company and its subsidiaries and compared the valuation of such companies to the valuation of the Company in the Merger; and (xi) performed such other studies, analyses, inquiries and investigations as it deemed appropriate.

         The following is a brief summary of the financial analyses utilized by Oppenheimer in rendering the Fairness Opinion. Such summary does not purport to be a complete description of all of the analyses performed by Oppenheimer in connection with its opinion.

         Analysis of Comparable Transactions - Oppenheimer analyzed certain recently completed acquisitions of life insurance and annuity companies in relatively similar lines of business and of relatively comparable size to the Company, for which there was sufficient publicly available information to complete a comparative analysis. The comparable transactions reviewed by Oppenheimer were the acquisitions of American Income Holding, Inc. by Torchmark Corporation, USLICO Corporation by the NWNL Companies, Inc., Milwaukee Life Insurance Company by The Mutual Group (U.S.) Inc., Heritage Insurance Group by GE Capital Corporation, The Statesman Group, Inc. by Conseco Capital Partners II, L.P., American Funeral Assurance Company by The Liberty Corporation, and North American National Corporation by The Liberty Corporation.

         Oppenheimer calculated the ratio of price-to-book value of the target companies for these seven transactions and determined an inner range, consisting of the three middle values, of 1.0x to 1.1x book value. Based on the Company's book value per share of $13.02 on December 31, 1994, this range produced values for the Company between $13.02 and $14.32 per share. Based on the Company's book value per share of $14.15 on March 31, 1995, this range produced values for the Company between $14.15 and $15.57 per share. The values produced for the Company based on December 31, 1994 book value per share and March 31, 1995 book value per share ranged from $13.02 to $15.57 per share.

         Oppenheimer calculated the ratio of the price-to-operating earnings (which excludes realized investment gains) per share of the target companies for the trailing twelve months for these seven transactions and determined an inner range, consisting of the three middle values, of 14.6x to 15.3x operating earnings. Based on the Company's operating earnings per share of $1.02 for the year ended December 31, 1994, this range produced values for the Company between $14.89 and $15.61 per share. Based on the Company's operating earnings per share of $1.13 for the trailing twelve months ended March 31, 1995, this range produced values for the Company between $16.50 to $17.29 per share. The values produced for the Company based on operating earnings per share for the year ended December 31, 1994 and for the trailing twelve months ended March 31, 1995 ranged from $14.89 to $17.29 per share.

         Analysis of Actuarial Appraisals - Oppenheimer determined the transaction value for the Company based on the Actuarial Appraisals by adding the value for Prairie as presented in the Prairie Appraisal and the value for Loyal as presented in the Loyal Appraisal, subtracting the Company's debt and preferred stock outstanding, and assuming the Company's cash would be approximately equal to any payments on Options and SARs. The Actuarial Appraisals assumed discount rates of 15%, 12%, and 9%. Using a discount rate of 15%, the combined value of Prairie and Loyal based on the Actuarial Appraisals, after subtracting $45.0 million of the Company's debt outstanding and $3.3 million of the Company's preferred stock outstanding, produced a net transaction value of $92.9 million, or $12.24 per share based on 7,587,000 shares outstanding. Using a discount rate of 12%, this approach produced a net transaction value of $111.1 million, or $14.64 per share based on 7,587,000 shares outstanding. A discount rate of 9% was not analyzed because such a rate is considered inappropriate under current market conditions. The values produced for the Company based on the Actuarial Appraisals ranged from $12.24 to $14.64 per share.

         Analysis of Comparable Publicly-Traded Companies - Oppenheimer analyzed certain comparable publicly-traded life insurance companies in relatively similar lines of business and of relatively comparable size to the Company. The comparable publicly-traded companies analyzed by Oppenheimer were Allied Life Financial Corporation, Intercontinental Life Corporation, Kansas City Life Insurance Company, The Liberty Corporation, and Reliable Life Insurance Company.

         Oppenheimer calculated the ratio of the May 22, 1995 closing price-to-book value for these five companies and determined an inner range, consisting of the three middle values, of 0.9x to 1.3x December 31, 1994 book value and 0.8x to 0.9x March 31, 1995 book value. Based on the Company's book value per share of $13.02 on December 31, 1994 and an assumed acquisition premium of 30%, considered by Oppenheimer reasonable for transactions of this size, this range produced values for the Company between $15.23 and $22.00 per share. Based on the Company's book value per share of $14.15 on March 31, 1995 and an assumed acquisition premium of 30%, this range produced values for the Company between $14.72 and $16.56 per share. The values produced for the Company based on December 31, 1994 book value per share and March 31, 1995 book value per share ranged from $14.72 to $22.00 per share.

         Oppenheimer calculated the ratio of the May 22, 1995 closing price-to-operating earnings per share for the year ended December 31, 1994 and for the trailing twelve months ended March 31, 1995 for these five companies and determined an inner range, consisting of the three middle values, of 7.5x to 10.1x operating earnings for the year ended December 31, 1994 and 7.5x to 9.6x operating earnings for the trailing twelve months ended March 31, 1995. Based on the Company's operating earnings per share of $1.02 for the year ended December 31, 1994 and an assumed acquisition premium of 30%, this range produced values for the Company between $9.95 and $13.39 per share. Based on the Company's operating earnings per share of $1.13 for the trailing twelve months ended March 31, 1995 and an assumed acquisition premium of 30%, this range produced values for the Company between $11.02 to $14.10 per share. The values produced for the Company based on operating earnings per share for the year ended December 31, 1994 and for the trailing twelve months ended March 31, 1995 ranged from $9.95 to $14.10 per share.

         Conclusion - The Merger Consideration of $14.125 per share (i) falls within the range of $13.02 to $15.57 per share developed by analyzing the price-to-book value in comparable transactions for both periods, and falls below the range of $14.89 to $17.29 per share developed by analyzing the price-to-operating earnings ratios in comparable transactions for both periods;
(ii) falls within the range of $12.24 to $14.64 per share developed in the process using the Actuarial Appraisals; and (iii) falls above the range of $9.95 to $14.10 per share developed by analyzing price-to-operating earnings ratios for comparable publicly-traded companies for both periods, and falls below the range of $14.72 to $22.00 developed by analyzing price-to-book value ratios for comparable publicly-traded companies for both periods. Based on this analysis as well as the full auction process and the values under alternative transaction structures, as outlined above, Oppenheimer concluded that the $14.125 Merger Consideration to be received by certain holders of Common Stock pursuant to the Merger Agreement is fair from a financial point of view.

         The Fairness Opinion does not constitute a recommendation to any Stockholder as to how such Stockholder should vote at the Special Meeting. Oppenheimer's Fairness Opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to it as of, the date of its opinion. It should be understood that, although subsequent developments may affect its opinion, Oppenheimer does not have any obligations to update, revise or reaffirm the Fairness Opinion after the date of this Proxy Statement.

         In addition, no company or transaction used in the above analyses is directly comparable to the Company or the proposed Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather it involves complex considerations and judgments concerning differences in the financial and operating characteristics of the companies and other factors that could affect the public trading values of the companies or company to which they are being compared.

         The Company and the Board of Directors selected Oppenheimer as its financial advisor because Oppenheimer is a nationally recognized investment banking firm with substantial experience in transactions similar to the Merger. As part of its investment banking business, Oppenheimer is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

         Pursuant to the letter agreement dated November 10, 1994, the Company retained Oppenheimer as financial advisor to evaluate various strategies for maximizing shareholder value, including a possible business combination or similar transaction, and upon the request of the Board of Directors, render the opinion described above. Upon the signing of such letter, Oppenheimer received an engagement fee in the amount of $25,000. Pursuant to such letter, Oppenheimer received a fee in the amount of $250,000 upon rendering the Fairness Opinion and will receive a fee of $574,416 at closing, which equals (i) 0.8% of the amount to be received by holders of Common Stock up to $105.0 million; plus (ii) 1.5% of the amount to be received by holders of Common Stock in excess of $105.0 million; less (iii) the $275,000 received by Oppenheimer to date. The Company has also agreed to reimburse Oppenheimer for all reasonable out-of-pocket expenses and to indemnify Oppenheimer against certain liabilities arising out of or in connection with the services rendered by Oppenheimer under the engagement. Except as described above, no material relationship has existed between Oppenheimer and the Company during the past two years.

         Update of Fairness Opinion. On July 19, 1995, Oppenheimer provided the Board of Directors with a written update reporting that as of such date nothing had come to its attention that would affect the conclusions presented in the Fairness Opinion.

         Recommendation of the Board of Directors. The Board of Directors has determined that the Merger Agreement and the Merger are advisable and in the best interests of the Company and its stockholders and has approved the Merger Agreement. ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

                              THE MERGER AGREEMENT

         The following is a summary of the Merger Agreement, a copy of which is attached hereto as Annex A. All references to and summaries of the Merger Agreement in this Proxy Statement are qualified in their entirety by reference to the Merger Agreement.

         Effective Time. The Merger will become effective at such time as a Certificate of Merger is filed with the Secretary of State of the State of Delaware in accordance with the provisions of the Delaware Law or at such later time as may be specified in the Certificate of Merger in accordance with applicable law. The Certificate of Merger is expected to be filed as promptly as practicable after the Special Meeting and after satisfaction or waiver, where permissible, of the conditions contained in the Merger Agreement. The date and time when the Merger shall become effective is referred to herein as the "Effective Time."

         The Merger. The Merger Agreement provides that, subject to the approval and adoption of the Merger Agreement by the Stockholders, and compliance with certain other covenants and conditions, Acquisition, a wholly-owned subsidiary of AAG, will be merged with and into the Company, the separate corporate existence of Acquisition will cease and the Company will continue as the surviving corporation of the Merger (the "Surviving Corporation"). Following consummation of the Merger, the Company, as the Surviving Corporation, will be a wholly-owned subsidiary of AAG.

         At the Effective Time: (i) each share of Common Share that is issued and outstanding immediately prior to the Effective Time (other than Common Stock owned by Imperial and DLLG as described in clause (ii) below, Common Stock that will be cancelled as described in clause (iii) below, and shares in respect of which dissenter's rights have been properly exercised and perfected) will be converted into the right to receive $14.125 in cash, without interest; (ii) each share of Common Stock owned by Imperial and DLLG will be converted into the right to receive $13.875 in cash, without interest; (iii) each share of Common Stock owned by, or held in the treasury of, the Company or AAG or any direct or indirect wholly-owned subsidiary of the Company or AAG immediately prior to the Effective Time will be cancelled and no consideration shall be given with respect thereto; and (iv) each share of common stock of Acquisition issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock of the Surviving Corporation.

         At the Effective Time, the directors of Acquisition will become the directors of the Surviving Corporation, and the officers of the Company will remain the officers of the Surviving Corporation. The officers and directors of the Surviving Corporation will serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. At the Effective Time, the Certificate of Incorporation and the By-Laws of the Surviving Corporation will be conformed to the Certificate of Incorporation and By-Laws of Acquisition as in effect immediately prior to the Effective Time.

         Payment for Common Stock After the Merger. Pursuant to the Merger Agreement, AAG will select a Payment Agent for the payment of Merger Consideration to holders of Common Stock entitled to receive payment therefor under the Merger Agreement upon surrender of certificates formerly representing such Common Stock . AAG or Acquiror is obligated under the Merger Agreement to deposit in trust with the Payment Agent, and/or provide an unconditional commitment to provide cash to the Payment Agent in the amount of, the aggregate of the Merger Consideration to be paid in exchange for the outstanding Common Stock entitled to receive payment therefor under the Merger Agreement. AAG has selected
______________________________________________________________________ to act as
Payment Agent. The Merger Agreement provides that, promptly after the Effective Time, AAG will cause the Payment Agent to mail to each holder of record, a form letter of transmittal and instructions for use in effecting the surrender of the certificates in exchange for payment therefor. Upon surrender of a certificate to the Payment Agent together with such letter of transmittal, duly executed, and such other documents as may be required by the Payment Agent, the holder of such certificate will be entitled to receive in exchange therefor the amount of cash which such holder has the right to receive in accordance with the Merger Agreement.

         In the event payment is to be made to a person other than a person in whose name the certificate surrendered is registered, it shall be a condition of payment that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer as reasonably determined by AAG, and that the person requesting such payment shall pay to the Payment Agent any transfer or other taxes required by reason of the payment to a person other than the registered holder of such certificate, or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.

         Any funds remaining with the Payment Agent one year after the Effective Time, at the demand of AAG, will be delivered to the Surviving Corporation or AAG, and any holders of certificates formerly representing Common Stock shall look only to the Surviving Corporation (subject to abandoned property, escheat, or other similar laws) for the Merger Consideration payable to them pursuant to the Merger Agreement, and shall be general creditors thereof with respect to the cash payable upon due surrender of their certificates formerly representing Common Stock.

         Payment for Employee Stock Options and Stock Appreciation Rights. Pursuant to the Merger Agreement, each holder of Options or SARs granted pursuant to the Laurentian Capital Corporation Amended and Restated Executive Stock Option Plan is to receive payment from the Company in consideration of the surrender of such Options or SARs immediately prior to the Effective Time, such manner of payment having been elected by AAG in accordance with the provisions of the Merger Agreement. All outstanding Options and SARs, whether or not presently vested, will receive such treatment. The Company is obligated to obtain from the holders and beneficiaries of outstanding Options and SARs their agreement to tender, for surrender against such payment, all outstanding Options or SARs. The amount payable with respect to each Option or SAR will be an amount in cash equal to the excess of $14.125 over the per share exercise or base price, as the case may be, of such Option or SAR. At the date hereof, Options with respect to 491,347 shares of Common Stock were outstanding at a weighted average exercise per share of approximately $5.55, and 349,044 SARs were outstanding at a weighted average base price of approximately $2.54. Holders of Options and SARs would in the aggregate receive approximately $4,215,168 with respect to surrendered Options and $4,042,742 with respect to surrendered SARs, for a total of $8,257,910 if all currently outstanding Options and SARs are surrendered and paid for as described above.

         Redemption of Series A Cumulative Convertible Preferred Stock. The Merger Agreement provides that all of the outstanding shares of the Company's Series A Cumulative Convertible Preferred Stock ("Preferred Stock") will be redeemed at or prior to the Effective Time. The Board of Directors has called for the redemption on August 14, 1995 of 22,358 shares of Preferred Stock, which are all shares of Preferred Stock outstanding and not previously called for redemption, at a price of $100 per share plus accrued and unpaid dividends to the redemption date, for an aggregate of approximately $2.2 million. Such Preferred Stock will be redeemed regardless of whether the Merger is completed.

         Representations and Warranties. The Merger Agreement contains certain representations, warranties and agreements of the Company, AAG, and Acquisition including representations and warranties regarding: (i) their due organization, valid existence, and authority to enter into the Merger Agreement; (ii) compliance with all applicable laws, judgments, orders, decrees, rules and regulations; (iii) the enforceability of the Merger Agreement; (iv) notices or approvals required for execution and delivery of the Merger Agreement; and (v) fees payable to brokers or finders. Furthermore, the Merger Agreement contains certain representations and warranties made by the Company regarding itself and its subsidiaries as to their: (i) financial statements and reserves; (ii) conduct of business and absence of material changes in their business since December 31, 1994; (iii) litigation; (iv) benefit plans; (v) tax matters; (vi) secured debt; (vii) reinsurance agreements; (viii) insurance matters; (ix) real property leases and tangible personal property; (x) intellectual property and rights under certain licenses; (xi) intercompany services and transactions;
(xii) environmental matters; (xiii) insurance coverage; and (xiv) operations of the Company's American Funeral Trust business.

         Conduct of Business Pending the Merger. The Company has agreed that it will conduct the businesses of the Company and its subsidiaries prior to the Effective Time only in the ordinary course of business and consistent with prior practices. The Company has further agreed that subject to certain qualifications and exceptions, neither it nor any of its subsidiaries will, directly or indirectly, issue, sell, pledge, dispose of or incumber any shares of capital stock of the Company or any of its subsidiaries, any investment assets or other assets of the Company or any of its subsidiaries other than in the ordinary course of business consistent with prior practices, or any insurance subsidiary of the Company or all or substantially all of the business thereof. The Merger Agreement also contains certain covenants which subject to certain qualifications and exceptions restrict the ability of the Company and each of its subsidiaries to: (a) amend its charter or by-laws; (b) split, combine or reclassify any outstanding capital stock, or declare, set aside or pay any dividend or distribution with respect to its capital stock; (c) redeem, purchase, or acquire any of its capital stock; (d) grant, issue, sell, pledge or dispose of any options, warrants or rights of any kind to acquire any shares of its capital stock, or any securities that are convertible or exchangeable thereto; (e) acquire any corporation, partnership or other business organization or division thereof; (f) incur new indebtedness; (g) cancel any material debts or obligations owing to it; (h) liquidate or merge into or consolidate with any other corporation; (i) make, amend, terminate or waive any material right under any material contract or agreement to which it is a party; (j) make or amend any employment, consulting, separation or termination agreement, grant any new separation or termination pay or increase benefits payable under its separation or termination pay policies; (k) hire any new executive or other employees, increase compensation, or pay any bonuses, with certain exceptions; (l) make new capital expenditures or commitments above a specified amount; (m) make any material change in accounting, underwriting, pricing or reserving principles, methods or practices; (n) adopt any amendments or make certain contributions to the Company's 401(k) Profit Sharing Savings Plan; or (o) agree or commit to do any of the foregoing.

         Furthermore, the Merger Agreement provides that the Company and each of its subsidiaries will use its reasonable efforts to preserve intact the business organization of the Company and its subsidiaries and to maintain in effect any licenses, franchises, authorizations or similar rights material to the businesses of the Company or its subsidiaries, to keep available the services of their respective current officers and key employees and to preserve the goodwill of those having relationships or business dealings with them, to cooperate with AAG in jointly communicating with the Company's employees and with members of the Company's product distribution system regarding the Merger and continuing operations after consummation of the Merger, and to maintain its books and records in accordance with sound business practice on a basis consistent with prior practice.

         Conditions to the Merger. The respective obligations of the Company, AAG and Acquisition to consummate the Merger are subject to the satisfaction or waiver of the following conditions: (i) the approval and adoption of the Merger Agreement and the Merger by the requisite vote of the Stockholders; (ii) there being no order in effect in any action or proceeding before any court, governmental agency, regulatory or administrative agency or commission that would prevent or make illegal the consummation of the Merger or impose any conditions on the consummation of the transactions contemplated hereby which AAG reasonably deems unacceptable; (iii) the procurement of necessary governmental approvals, including approvals from insurance regulatory authorities; and (iv) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act").

         Termination. The Merger Agreement may be terminated at any time prior to the Effective Time: (i) by mutual consent of the Board of Directors of AAG ("AAG Board") and the Board of Directors; (ii) by the AAG Board or the Board of Directors, if the Merger shall not have been consummated on or before December 31, 1995 (unless such circumstance is the result of a breach of the terms hereof in any material respect by the party asserting the termination right); (iii) by the AAG Board or the Board of Directors, if the Merger or the Merger Agreement shall have been submitted to a vote of the Stockholders and shall not have been approved by the requisite vote; or (iv) by the AAG Board or the Board of Directors, if an action is brought and remains pending in a court of competent jurisdiction (a) seeking to restrain, or enjoin or otherwise prevent the consummation of the Merger or the other transactions contemplated by the Merger Agreement, or (b) seeking substantial damages based on the consummation of the Merger or the other transactions contemplated by the Merger Agreement, and in either case, the party seeking to terminate believes in good faith that with the advice of counsel that such action may have substantial merit. The Merger Agreement also provided that it could be terminated by the AAG Board within 30 days of the date of execution of the Merger Agreement in the event that A.M. Best Company communicated to AAG that consummation of the transactions contemplated in the Merger Agreement had a reasonable probability of resulting in a reduction of the Best rating of GALIC to a rating lower than "A." Such event did not occur.

         Payments upon Termination. In the event that the Merger Agreement is terminated because (i) the Company shall have entered into, or shall have publicly announced its intention to enter into an agreement or an agreement in principle with respect to a merger or business combination with, or other acquisition of any substantial portion of the assets of or equity interest in the Company by, any person or entity other than AAG, or (ii) the Board of Directors of the Company shall have withdrawn or materially negatively modified its approval or recommendation of the Merger in accordance with its fiduciary duties, then the Company shall pay to AAG the amount of $2,500,000 in immediately available funds as liquidated damages if AAG and Acquiror have not breached any of their representations, warranties, covenants or agreements contained in the Merger Agreement.

         In the event that AAG should fail to satisfy its obligations to pay or provide for payment of the Merger Consideration as required by the Merger Agreement, AAG shall pay to the Company the amount of $2,500,000 in immediately available funds as liquidated damages if the Company has not breached any of its representations, warranties, covenants or agreements contained in the Merger Agreement.

         Amendment and Waiver. Any provision of the Merger Agreement may be waived at any time by the party that is, or whose stockholders are, entitled to the benefits thereof. The Merger Agreement may not be amended or supplemented at any time, except by an instrument in writing signed on behalf of each party hereto. The Merger Agreement, if approved and adopted by the Stockholders and the stockholder of Acquiror, may then be amended only as may be permitted by applicable provisions of the Delaware Law.

                                OPTION AGREEMENT

         Concurrently with the execution of the Merger Agreement by the parties thereto, AAG, Imperial and DLLG entered into an Option Agreement (the "Option Agreement") dated as of May 25, 1995, pursuant to which Imperial and DLLG granted to AAG an option (the "Option") to purchase an aggregate of 6,177,093 shares of Common Stock, consisting of 5,432,109 shares owned by Imperial and 744,984 shares owned by DLLG, at a price of $13.875 per share, subject to the terms and conditions of the Option Agreement. Among other things, the Option Agreement provides that, following satisfaction of certain conditions, the Option may be exercised by AAG in whole but not in part, at any time prior to the termination of the Option Agreement: (a) if the Company receives a proposal from a third party with respect to an Acquisition Transaction (as defined in the Merger Agreement) and the Company exercises its rights under Section 6.3 of the Merger Agreement, provided that if the shares subject to the Option ("Option Shares") are not sold to such third party by AAG in connection with such Acquisition Transaction, then AAG shall promptly purchase or caused to be purchased all of the outstanding Common Stock not held by AAG (other than the Option Shares) at a price per share equal to the price per share of the proposed third party Acquisition Transaction; or (b) if either or both of Imperial and DLLG fail to vote all shares of Common Stock owned by them in favor of the Merger and for adoption of the Merger Agreement, or if the Company fails to submit the Merger Agreement to the Stockholders for approval on or before November 30, 1995 for any reason other than the exercise by the Company of its rights under Section 6.3 of the Merger Agreement, provided that if the Option is exercised in either event described in this clause (b), AAG shall promptly purchase or caused to be purchased all of the outstanding Common Stock not held by AAG (other than Option Shares) at the $14.125 price set forth in the Merger Agreement to be paid for such shares.

         The Board of Directors approved the granting of the Option and the entering into of the Option Agreement at the May 25, 1995 meeting at which it approved the Merger Agreement and the Merger.

                    EFFECTS OF THE MERGER ON CERTAIN PERSONS

         Share Ownership. As of the Record Date, executive officers and directors of the Company owned of record or beneficially (exclusive of shares subject to Options and shares obtainable upon conversion of Preferred Stock) an aggregate of 178,627 shares of Common Stock, for which they will receive the same Merger Consideration as other Stockholders (other than Imperial and DLFC), for a total of $2,523,106 if the Merger is consummated. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS and MANAGEMENT - Security Ownership of
Directors and Executive Officers."

         Agreements with Certain Officers. Officers of the Company at the Effective Time of the Merger will continue as officers of the Surviving Corporation after the Merger. No officer of the Company is party to any employment agreement with the Company. However, Messrs. Rakich, Koch and David
L. Wilson, Jr., Chief Investment Officer of the Company, had each previously entered into a Change of Control Agreement with the Company which provided for certain benefits in the event of termination of the employment of such executive within a certain period after a Change of Control of the Company. The Merger would constitute such a Change of Control. Pursuant to each such agreement, if the executive's employment by the Company should be terminated within the twenty-four month period subsequent to a Change of Control, either by the Company (other than for cause or for Retirement, as defined therein) or by the executive for good reason as defined therein, the executive would be paid a severance payment equal to two times (one and one-half times in the case of Mr. Wilson) the sum of: (1) the annual base salary paid to such executive by the Company as of the time of termination of employment; and (2) an amount equal to such annual base salary multiplied by the executive's average percentage annual bonus paid during the preceding three years. Each agreement also provides for continuing participation at the executive's election in the Company's health and hospital plan for a period of twenty-four months (eighteen months in the case of Mr. Wilson). Each agreement also provides that the Company will pay legal fees and expenses incurred by the executive as a result of termination, seeking to enforce the agreement, or a tax audit or proceeding attributable to application of certain provisions of the Internal Revenue Code to payments for benefits under the agreement, and that payments under the agreement are not reduced by any compensation earned by the executive as a result of other employment after the date of termination.

         As a condition to its entering into the Merger Agreement, AAG required that Messrs. Rakich and Koch enter into amendments of their existing Change of Control Agreements which added certain noncompetition covenants to their Change of Control Agreements, extended the period following a Change of Control during which the agreements would have certain effects for an additional two years, and provided for reduced severance payments during the additional two-year period following a Change of Control.

         Directors and Officers Indemnification. Pursuant to the Merger Agreement, AAG is required for a period of six years after the Effective Time to indemnify, defend and hold harmless present and former officers and directors of the Company in respect of acts or omissions occurring prior to the Effective Time to the fullest extent permitted under applicable law and the Certificate of Incorporation and By-Laws of the Company and its subsidiaries in effect on the date of the Merger Agreement. The Merger Agreement also specifies that provision shall be made for successors or assigns of AAG to assume the liability to indemnify the officers and directors of the Company. In addition, for a period of six years from and after the Effective Time, AAG is required to maintain officers and directors liability insurance comparable in coverage to that from time to time provided by AAG for its directors and officers.

         Payment for Options and SARs. As is described in "Payment for Employee Stock Options and Stock Appreciation Rights" above, all holders of Options and SARs will be paid upon surrender of same immediately prior to the Effective Time. Amounts payable to executive officers of the Company for surrendered Options and SARs are as follows: $385,420 for Options and $4,042,742 for SARs payable to Mr. Rakich; $529,181 for Options payable to Mr. Koch; and $254,375 for Options payable to Mr. Wilson.

                              REGULATORY APPROVALS

         Insurance Approvals. The Company's insurance subsidiaries are domiciled in three states. Pursuant to the insurance holding company acts in each of those states, before acquiring control of an insurance company domiciled within such state, an acquiror must obtain approval of the acquisition from such state's insurance regulatory authority. Consequently, the Merger is subject to the approval of the insurance regulatory authorities of the states of Alabama, South Dakota and Montana. By June 30, 1995, materials required to be filed with such authorities to obtain such approvals were filed, and hearings with respect to such approvals have been scheduled. In addition, the Company is informed that consummation by Imperial and DLLG of the transactions contemplated by the Merger Agreement is subject to approvals by certain Canadian regulatory authorities, and that requests for such approvals have been made. Although there can be no assurance, the Company believes that all such regulatory approvals will be obtained.

         Antitrust Matters. The HSR Act, as amended, provides that certain transactions (including the Merger) may not be consummated until certain information has been furnished to the Department of Justice (the "Justice Department") and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied. By June 15, 1995, materials required to be filed under the HSR Act with respect to the Merger were filed with the Justice Department and the FTC. The Company has been advised that early termination of the waiting period required under the HSR Act has been granted.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES
                           TO HOLDERS OF COMMON STOCK

         The following is a summary of certain United States federal income tax consequences of the Merger to the holders of Common Stock. The receipt of cash in exchange for Common Stock pursuant to the Merger, and the receipt of cash by a Stockholder who exercises such Stockholder's dissenters' rights under Delaware law, will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. A Stockholder will generally recognize gain or loss for federal income tax purposes in an amount equal to the difference between such Stockholder's adjusted tax basis in the Common Stock, and the amount of cash received in exchange therefor (other than amounts received pursuant to a Stockholder's statutory rights of appraisal that are denominated as interest, which amounts would be taxable as ordinary income). Such gain or loss will be a capital gain or loss if such Common Stock is held as a capital asset, and shall be long term capital gain or loss if, on the date of the Merger, such Common Stock was held for more than one year.

         The foregoing discussion may not apply to stockholders who acquired their Common Stock pursuant to the exercise of employee stock options or who are not citizens or residents of the United States or who are otherwise subject to special tax treatment. EACH STOCKHOLDER IS URGED TO CONSULT SUCH STOCKHOLDER'S TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE MERGER, INCLUDING THE EFFECTS OF APPLICABLE STATE, LOCAL OR OTHER TAX LAWS.

                              ACCOUNTING TREATMENT

         The Merger will be accounted for under the "purchase" method of accounting whereby the purchase price will be allocated among the Company's assets and liabilities based on the fair value of the assets acquired and liabilities assumed.

                               DISSENTERS' RIGHTS

         Stockholders of the Company who follow the procedures specified in
Section 262 of the Delaware Law ("Section 262") will be entitled to have their shares of Common Stock appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of such shares of Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by such Court in connection with the Merger Agreement. Stockholders should assume that the Company will take no action to assist any Stockholders in perfecting their appraisal rights or to notify them of deadlines prescribed by Section 262. Therefore, Stockholders desiring to exercise appraisal rights should comply strictly with the procedures set forth in Section

262 and are urged to consult a legal advisor before electing or attempting to exercise such rights. Failure to follow any of such procedures may result in a termination or waiver of appraisal rights under Section 262.

         The following is a summary in general terms of the material provisions of Section 262. This discussion is qualified in its entirety by reference to the full text of that statute, a copy of which is included herein as Annex C, and to any amendments thereto after the date of this Proxy Statement.

         Under Section 262, not less than 20 days prior to the Special Meeting the Company is required to notify each stockholder eligible for appraisal rights of the availability of such appraisal rights. This Proxy Statement constitutes the notice to Stockholders that appraisal rights are available to them. Under
Section 262, Stockholders electing to exercise appraisal rights must satisfy the requirements set forth in Paragraphs (1), (2), and (3) below:

         1. Delivery to the Company, before the taking of the vote on the Proposal to approve the Merger Agreement, a written demand for appraisal of their Common Stock which reasonably informs the Company of the identity of the Stockholder of record and that such Stockholder intends thereby to demand the appraisal of such Stockholder's Common Stock. This written demand is in addition to and separate from any proxy or vote against the proposal to approve the Merger Agreement. Neither a vote against adoption of the Merger Agreement nor a proxy directing such vote will satisfy the requirement of such written demand. The written demand for appraisal should be delivered either in person to the Secretary of the Company at the Special Meeting before the vote on the adoption of the Merger Agreement or by mail (certified mail, return receipt requested, being the recommended form of transmittal) before the Special Meeting to the Secretary of the Company, at Laurentian Capital Corporation, 640 Lee Road, Suite 303, Wayne, Pennsylvania 19087;

         2. Not vote in favor of adoption of the Merger Agreement. A failure to vote against adoption of the Merger Agreement will not constitute a waiver of appraisal rights. However, Stockholders who execute a proxy and who desire to perfect their appraisal rights must mark the proxy "AGAINST" the proposal to approve adoption of the Merger Agreement or "ABSTAIN", because if the proxy is left blank, it will be voted for such proposal; and

         3. Hold the shares of Common Stock for which appraisal is sought of record on the date the demand is made and continue to hold the shares of Common Stock of record through the Effective Time.

         The written demand for appraisal must be made by or for the holder of record of the Common Stock. Accordingly, such demand should be executed by or for such Stockholder of record, fully and correctly, as such Stockholder's name appears on such Stockholder's stock certificates. If the Common Stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in such capacity and if the Common Stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand should be executed by or for all joint owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a Stockholder of record. However, the agent must identify the record owner or owners and expressly disclose the fact of that agency in executing the demand.

         A record owner, such as a broker, who holds shares of Common Stock as nominee for others may exercise the right of appraisal with respect to the Common Stock held for all or less than all of the others. In such case, the written demand should set forth the number of shares of Common Stock covered by it. Where no number of shares of Common Stock covered by it is specified, the demand will be presumed to cover all shares of Common Stock standing in the name of such record owner.

         Within 10 days after the Effective Time, the Surviving Corporation will notify each Stockholder of the Company who has satisfied the foregoing conditions of the date on which the Merger became effective. Within 120 days of the Effective Time, the Surviving Corporation or any such Stockholder who has satisfied the foregoing conditions and is otherwise entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of value of the Common Stock held by all Stockholders entitled to appraisal rights. If no such petition is filed, appraisal rights will be lost for all Stockholders who had previously demanded appraisal of their shares of Common Stock. Stockholders of the Company seeking to exercise appraisal rights should assume that the Surviving Corporation will not file a petition with respect to the appraisal of the value of Common Stock and that the Surviving Corporation will not institute any negotiations with respect to the "fair value" of Common Stock. Accordingly, Stockholders of the Company who wish to exercise their appraisal rights should regard it as their obligation to take all steps necessary to perfect their appraisal rights in the manner prescribed in Section 262.

         If the Delaware Court of Chancery so requires, Stockholders of record who are seeking a determination of the value of their shares of Common Stock must submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. If the Court invokes such a requirement, and a Stockholder fails to comply with it, the Court may dismiss the appraisal proceedings as to that Stockholder, and such Stockholder will lose appraisal rights.

         Within 120 days after the day of the Effective Time, a Stockholder who has complied with the provisions of Section 262 is entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares of Common Stock not voted in favor of adoption of the Merger Agreement and with respect to which demands for appraisal were received by the Company and the number of holders of such Common Stock. Such statement must be mailed within 10 days after the written request thereof has been received and within 10 days after expiration of the time for delivery of demands for appraisal under Section 262, whichever is later.

         If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine the Stockholders entitled to appraisal rights and will appraise the value of the Common Stock owned by such Stockholders, determining the "fair value" exclusive of any element of value arising from the accomplishment or expectation of the Merger. The "fair value" may be determined to be the same, more or less than the Merger Consideration.

         The Court may also (i) determine a fair rate of interest, simple or compound, if any, to be paid to dissenting Stockholders in addition to the value of the Common Stock for the period from the Effective Time to the date of payment, (ii) assess costs among the parties as the Court deems equitable, and
(iii) order all or a portion of the expenses incurred by the dissenting Stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and fees and expenses of experts, to be charged pro rata against the value of all shares of Common Stock entitled to appraisal. Determinations by the Court are subject to appellate review by the Delaware Supreme Court.

         Stockholders who have duly demanded an appraisal in compliance with
Section 262 will not, after the Effective Time, be entitled to vote their shares of Common Stock for any purpose nor be entitled to the payment of dividends or other distributions on their Common Stock.

         If no petition for an appraisal is filed within the time provided, or if a Stockholder delivers to the Surviving Corporation a written withdrawal of such Stockholder's demand for an appraisal and an acceptance of the Merger, either within 60 days after the Effective Time or with the written approval of the Surviving Corporation thereafter, then the right of such Stockholder to an appraisal will cease and such Stockholder shall be entitled to receive the Merger Consideration to which such Stockholder would have been entitled had such Stockholder not demanded appraisal of such Stockholder's Common Stock. No pending appraisal proceeding in the Court of Chancery will be dismissed to any Stockholder without the approval of the Court, which approval may be conditioned on such terms as the Court deems just.

                             FINANCIAL INFORMATION

         For information with respect to the Company's financial position at December 31, 1994 and March 31, 1995 and results of operations for the year and three months then ended, see the consolidated financial statements, related notes and other financial information, including management's discussion and analysis of financial condition and results of operations, set forth under "LAURENTIAN CAPITAL CORPORATION AND SUBSIDIARIES FINANCIAL STATEMENTS" on page F-1.

                            SELECTED FINANCIAL DATA

         The following selected consolidated financial data of the Company has been derived from the Consolidated Financial Statements of the Company. Certain reclassifications have been made to prior year amounts for comparative purposes.


                         Three Months Ended March 31,                           Year Ended December 31,
                         ----------------------------         ----------------------------------------------------------
                              1995              1994          1994          1993          1992         1991         1990
                              ----              ----          ----          ----          ----         ----         ----
                                                  (in thousands, except per share amounts)

INCOME STATEMENT DATA
Premiums ...........          $ 23,529        $  19,276  $    85,751   $    81,443   $   80,186   $    79,551  $   79,889
Realized investment
  gains (losses)....               510            1,622        2,323         2,773           53         3,696      (2,548)
Net investment and
  other income .....            12,988           11,862       49,611        50,038       50,159        47,774      46,557
                             ---------        ---------  -----------   -----------   ----------   -----------  ----------
Total revenues .....          $ 37,027        $  32,760  $   137,685   $   134,254   $  130,398   $   131,021  $  123,898
                             =========        =========  ===========   ===========   ==========   ===========  ==========

Benefits and
  expenses .........          $ 33,556        $  29,622  $   125,119   $   122,876   $  120,221   $   122,798  $  139,973
Income tax expense
  (benefit) ........             1,180              910        3,058         3,584        3,463         2,777        (410)
Income (loss) before
  cumulative
  effect of
  accounting
  change ...........             2,291            2,228        9,508         7,794        6,714         5,446     (15,665)
Cumulative effect
  of accounting
  change:
  Effect of
  implementation
  of SFAS 109 ......                 0                0            0           400            0             0           0
Net income (loss) ..          $  2,291         $  2,228   $    9,508    $    8,194    $   6,714    $    5,446   $ (15,665)

PER SHARE DATA
Income (loss) before
  cumulative
  effect of
  accounting
  change ...........          $   0.30        $    0.29  $      1.22   $      1.00   $     0.80   $      0.63  $    (1.97)
Cumulative
  effective of
  accounting
  change:
  Effect of
  implementation
  of SFAS 109 ......                 0                0            0           .05            0             0           0
                             ---------        ---------  -----------   -----------   ----------   -----------  ----------
Net income (loss) ..          $   0.30        $    0.29  $      1.22   $      1.00   $     0.80   $      0.63  $    (1.97)
                             =========        =========  ===========   ===========   ==========   ===========  ==========
Weighted average
  number
  of shares
  outstanding ......             7,587            7,549        7,580         7,549        7,984         8,111       8,111
Stockholders'
  equity ...........          $  14.15        $   13.64  $     13.02   $     13.44   $    12.20   $     10.84  $    10.06

BALANCE SHEET DATA
Invested assets ....          $596,329        $ 577,265  $   580,826   $   585,284   $  542,984   $   528,013  $  501,122
Total assets .......         1,021,637          976,383    1,027,886       972,732      942,180       952,398     931,059
Debt ...............            45,000           54,848       45,000        54,822       54,454        54,249      53,377
Stockholders'                  107,364          102,982       98,796       101,484       92,030        87,918      81,641
  equity ...........

            MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

         The Common Stock trades on the AMEX under the symbol "LQ". The table below presents the high and low sales prices of Common Stock on the AMEX during the time periods indicated.

Period                                                                    High                 Low
- - ------                                                                    ----                 ---
1995:
   First quarter.....................................................     $ 12 5/8             $   10 3/4
   Second quarter ...................................................
1994:
   First quarter ....................................................     $  9                 $    8 1/4
   Second quarter ...................................................        9 5/8                  8 1/4
   Third quarter ....................................................       11 5/8                 10
   Fourth quarter ...................................................       12                     10
1993:
   First quarter ....................................................     $  7 3/8             $    6
   Second quarter ...................................................        7 1/2                  6 3/4
   Third quarter ....................................................        8 7/8                  7 1/2
   Fourth quarter ...................................................        8 5/8                  8

         The Company has paid no common stock dividends during the two years ended December 31, 1994. It is the policy of the Company to retain its earnings to finance expansion and growth. If the Merger is not consummated, the payment of future dividends will rest with the discretion of the Board of Directors and will depend, among other things, upon the Company's earnings, capital requirements and financial condition, and in such event the Company presently expects to retain its earnings to facilitate growth, both internally and by acquisition. The Company has no present plans to pay common stock dividends.

         The Company's ability to pay common stock dividends may be limited by regulations affecting its insurance subsidiaries. Under applicable insurance laws, the Company's insurance subsidiaries may generally only pay cash dividends out of that part of available surplus which is derived from statutory net gains from operations, unless regulatory approval is obtained. In addition, payments of interest and principal relating to a surplus debenture at one of the Company's insurance subsidiaries also requires prior regulatory approval.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         Security Ownership of Directors and Executive Officers. The following table sets forth the beneficial ownership of Common Stock as of July 14, 1995 by each director and executive officer of the Company, and all directors and executive officers as a group. Unless otherwise indicated, no director or officer beneficially owns more than 1% of the outstanding Common Stock, and unless otherwise indicated each such person is believed to have sole voting and investment power with respect to such shares.

                                                                                            Shares
Name                                                                                  Beneficially Owned
- - ----                                                                                  ------------------
Thomas E. Beach ..............................................................              10,000
Jared M. Billings ............................................................               6,462
Stephen B. Bonner ............................................................               1,000
Claude Castonguay ............................................................               1,965(1)
Robert J. Ferguson ...........................................................                   0(1)
Jack Kinder, Jr. .............................................................                   0
Robert D. Larrabee ...........................................................               3,713(2)
Guy Rivard ...................................................................                   0(1)
Humberto Santos ..............................................................                   0(1)
Alan J. Zakon ................................................................              11,000
Robert T. Rakich .............................................................             189,867(1)(3)
Bernhard M. Koch .............................................................              52,713(4)
David L. Wilson, Jr. .........................................................              28,334(5)
Thomas W. Alesi ..............................................................               1,000
All directors and executive officers of the Company as a group, consisting of
  14 persons..................................................................             306,054(6)

- - ----------

(1) Messrs. Castonguay, Ferguson, Rakich, Rivard and Santos by virtue of being directors and/or executive officers of companies affiliated with DLFC may, within the intendment of Rule 13d-3 under the Securities Exchange Act of 1934, be deemed to be beneficial owners of the shares of LCC Common Stock beneficially owned by affiliates of DLFC. Messrs. Castonguay, Ferguson,

     Rakich, Rivard and Santos have expressly disclaimed any actual beneficial interest in the shares of LCC Common Stock owned by affiliates of DLFC except as otherwise indicated. Messrs. Castonguay, Ferguson, Rakich, Rivard and Santos are the owners of record of the shares of Common Stock set forth in the table.

(2) Indicates the number of common shares into which 1,350 shares of Series A Preferred Stock beneficially owned by Mr. Larrabee may be converted. Such shares are owned by Merchant Funeral Home, Inc., a corporation owned by Mr. Larrabee, and will be redeemed as described in "THE MERGER AGREEMENT - Redemption of Series A Cumulative Convertible Preferred Stock."

(3) Includes 56,667 shares subject to Options which will be paid for as described in "EFFECTS OF THE MERGER ON CERTAIN PERSONS - Payment for Options and SARs." Mr. Rakich's beneficial ownership is approximately 2.4% of beneficial ownership of Common Stock.

(4) Includes 47,713 shares subject to Options, which are among 66,046 shares subject to Options which will be paid for as described in "EFFECTS OF THE MERGER ON CERTAIN PERSONS - Payment for Options and SARs."

(5) Includes 19,334 shares subject to Options, which are among 33,000 shares subject to Options which will be paid for as described in "EFFECTS OF THE MERGER ON CERTAIN PERSONS - Payment for Options and SARs."

(6) See notes (2), (3), (4) and (5) above. Represents 3.8% of beneficial ownership of Common Stock.

     Security Ownership of Certain Beneficial Owners. The following table sets forth information as of July 14, 1995 with respect to each person known to management to be the beneficial owner of more than five per cent (5%) of outstanding Common Stock.

                                                                     Amount and
                                                                       Nature
               Name and Address of                                 of Beneficial       Percent
                Beneficial Owner                                     Ownership         of Class
               -------------------                                 -------------       --------
The Imperial Life Assurance                                           5,432,109         71.6%
   Company of Canada;
   95 St. Clair Avenue West
   Toronto, Ontario
   Canada M4V 1N7

Desjardins-Laurentian Life Group Inc.                                 6,177,093(1)      81.4%
   (formerly Laurentian Financial,
   Inc.);
   1100 Rene Levesque Blvd., West
   Montreal, Quebec
   Canada H3B 4N4
The Laurentian Group Corporation;                                     6,177,093(2)      81.4%
   1100 Rene Levesque Blvd., West
   Montreal, Quebec
   Canada H3B 4N4
Desjardins Laurentian Financial                                       6,177,093(3)      81.4%
   Corporation, Inc.;
   1 Complexe Desjardins - 40th Fl.
   P.O. Box 10500-Desjardins Station
   Montreal, Quebec
   Canada H5B 1J1
La Societe Financiere                                                 6,177,093(4)      81.4%
   des caisses Desjardins, Inc.;
   1 Complexe Desjardins - 40th Fl.
   P.O. Box 10500-Desjardins Station
   Montreal, Quebec
   Canada H5B 1J1
La Confederation                                                      6,177,093(5)      81.4%
   des caisses popularies et
   d'economie Desjardins du Quebec;
   100 Commandeurs Avenue
   Levis, Quebec
   Canada G6Y 7N5

- - ----------

(1) Desjardins-Laurentian Life Group Inc. ("DLLG"; formerly Laurentian Financial, Inc.) owns 744,984 shares of LCC Common Stock. DLLG also owns 99.9% of the outstanding capital stock of The Imperial Life Assurance Company of Canada ("Imperial"). Under the applicable provisions of the Securities and Exchange Act of 1934, DLLG may be deemed to be a joint beneficial owner of the 5,432,109 shares of LCC Common Stock owned by Imperial.

(2) The Laurentian Group Corporation ("Group") owns all of the outstanding capital stock of DLLG. Under the applicable provisions of the Securities Exchange Act of 1934, Group may be deemed to be a joint beneficial owner of the 5,432,109 shares of LCC Common Stock owned by Imperial and the 744,984 shares owned by DLLG.

(3) Desjardins Laurentian Financial Corporation ("DLFC") owns 98.6% of Group. Under the applicable provisions of the Securities Exchange Act of 1934, Desjardins Laurentian may be deemed to be a joint beneficial owner of the

     5,432,109 shares of LCC Common Stock owned by Imperial and the 744,984 shares owned by DLLG.

(4) La Societe Financiere des caisses Desjardins ("SFCD") owns directly and indirectly 81.6% of DLFC. Under the applicable provisions of the Securities Exchange Act of 1934, Societe Financiere may be deemed to be a joint beneficial owner of the 5,432,109 shares of LCC Common Stock owned by Imperial and the 744,984 shares owned by DLLG.

(5) La Confederation des caisses popularies et d'economie Desjardins du Quebec ("Confederation") owns 99.9% of SFCD. Under the applicable provisions of the Securities Exchange Act of 1934, Confederation may be deemed to be a joint beneficial owner of the 5,432,109 shares of LCC Common Stock owned by Imperial and the 744,984 shares owned by DLLG.

                         INFORMATION ABOUT THE COMPANY

         General. Laurentian Capital Corporation (the "Company") is a Delaware holding company engaged through its subsidiaries in providing life and health insurance and related services. As the context requires, references herein to the Company refer to the Company individually or to the Company together with its subsidiaries.

         The Company's principal insurance subsidiaries are Loyal American Life Insurance Company, Mobile, Alabama ("Loyal") and Prairie States Life Insurance Company, Rapid City, South Dakota ("Prairie"). The Company's principal non-insurance subsidiaries are International Funeral Associates, Inc., Hurst, Texas ("IFA"), Laurentian Investment Services, Inc., Houston, Texas ("LIS"), and CSW Management Services, Inc., Houston, Texas ("CSW").

         Approximately 71.6% of the outstanding Common Stock is owned by Imperial and an additional 9.8% is owned by Imperial's direct parent, Desjardins-Laurentian Life Group Inc. ("DLLG", formerly known as Laurentian Financial, Inc.), which in turn is a wholly-owned subsidiary of The Laurentian Group Corporation ("Group"). Prior to January 1, 1994, Group was an indirect subsidiary of The Laurentian Mutual Management Corporation. On that date, La Confederation des caisses popularies et d'economie Desjardins du Quebec, a cooperative association constituted under the laws of the province of Quebec, Canada (the "Confederation"), through its subsidiaries, DLFC and La Societe financiere des caisses Desjardins, Inc., acquired substantially all of the outstanding voting shares of Group, thereby becoming beneficial owner of the approximately 81.4% of the outstanding common stock of the Company beneficially owned by Group.

         Insurance Operations. The Company's life and health insurance products are directed primarily towards the middle and lower income markets and are generally sold utilizing third party sponsorship to facilitate solicitation.

         Loyal is a life insurance company incorporated under the laws of Alabama. It writes various forms of life insurance and accident and health insurance, principally with the sponsorship of credit unions and banks, which endorse its products to their members. It also writes life and health insurance through independent brokers.

         Prairie is a life insurance company incorporated under the laws of South Dakota. It markets individual life insurance policies with the sponsorship of state associations of funeral directors as well as individual funeral directors in various locations.

         Of all the prefunded funerals in the United States, approximately 35% are funded through pre-need life insurance and annuity products purchased from life insurance companies, with the balance funded through various state and local master funeral trusts. Prairie's operations are conducted in conjunction with relationships with a variety of non-insurance companies connected with pre-need products and services, including subsidiaries of the Company.

         IFA is an association whose membership consists of funeral directors throughout the United States. IFA members receive a variety of benefits (such as discounts on casket purchases) as a result of their membership.

         LIS provides trust management and investment advisory services for various state and local master funeral trusts. CSW specializes in providing administrative services, including accounting, tax reporting, commission accounting and income and expense allocations, to various funeral trusts.

         Marketing. The Company's marketing emphasizes third party sponsorship and focuses on the middle income and lower income markets, the so-called gray collar and blue collar markets. The Company continues to develop and market products and services designed to serve the needs of the senior life market. Company subsidiaries are licensed in 49 states, the District of Columbia, Puerto Rico and the Virgin Islands. The subsidiaries utilize a variety of distribution channels, including both independent and controlled agency sales forces, brokers and independent Personal Producing General Agents where their specialized product/market niche requires it. In addition, the companies use direct mail solicitation to specific markets.

         Acquisitions/Divestitures. The Company's growth and expansion philosophy has placed an emphasis on internal sales expansion with some reliance upon selective acquisition of insurance and non-insurance operations. The Company believes that under appropriate circumstances, it can acquire established life and health insurance companies, compatible blocks of business or other companies that complement its existing operations. The Company was active in acquisitions prior to 1988, but limited its expansion activities from 1988 through 1993.

         During 1994, the Company completed three acquisitions which it anticipates will enhance the operations of its two principal insurance subsidiaries. Prairie acquired Assured Security Life Insurance Company ("Assured") in July 1994, which has resulted in expanded penetration into the pre-need life insurance and annuity marketplace. In September 1994, the Company acquired CSW, which specializes in pre-need trust administration services. In August 1994, Loyal acquired Purity Financial Corporation ("Purity"), a marketing agency based in Jacksonville, Florida which is anticipated to enhance Loyal's business within the credit union market.

         Geographic Distribution of Premium Income. The Company received premium income from all states in 1994. Based on the premium income of the various subsidiaries in 1994, the Company's premium revenue was distributed approximately as follows:

                                                                                      PERCENT OF
STATE                                                                               TOTAL PREMIUM
- - -----                                                                               -------------
Washington ..................................................................         9.19%
Minnesota ...................................................................         9.06
Tennessee ...................................................................         8.26
California ..................................................................         8.14
North Carolina ..............................................................         5.99
Alabama .....................................................................         5.35
Florida .....................................................................         4.34
Texas .......................................................................         3.77
Mississippi .................................................................         3.54
South Dakota ................................................................         3.35
Missouri ....................................................................         3.10
Arkansas ....................................................................         2.41
Georgia .....................................................................         2.02
All Other ...................................................................        31.48*
                                                                                     -----
                                                                                    100.00%
                                                                                    ======

         *No other state produced as much as 2% of premium income.

         The Company operates primarily in the life and health insurance industry and, therefore, does not present separate segment information with respect to industry segments. Operations of non-life companies are not material to be isolated for segment reporting purposes.

         Statistical Information Concerning Operations. The following table indicates terminations of individual life insurance in force attributable to death, lapse, expiry, and surrender. Lapse ratios are also indicated, which compare lapses plus surrenders to the average insurance in force.


                                                Year Ended December 31,
                   ---------------------------------------------------------------------------------
                      1994             1993              1992              1991              1990
                   ---------        ----------        ----------        ----------        ----------
                                                    (in thousands)
Life Insurance
 Terminations
 (Individual only)
  Death            $  32,089         $  30,994         $  28,047        $   29,732        $   26,679
  Lapse            $ 234,253         $ 307,907         $ 426,220        $  647,448        $  671,909
  Expiry           $  40,693         $  38,934         $  20,427        $   19,620        $   22,628
  Surrender        $ 144,691         $ 129,870         $ 103,815        $  136,327        $  143,676
  Lapse Ratio           11.8%             12.7%             15.1%             19.6%             16.6%

         Investments. The laws under which each insurance subsidiary of the Company operates prescribe the nature and quality of and set limits on the various types of investments which may be made by insurance companies. These laws generally permit investments in qualified state, municipal and federal government obligations, corporate bonds, preferred and common stock, real estate, and real estate mortgages where the value of the underlying real estate exceeds the amount of the mortgage loan. The following table shows the Company's investments at December 31, 1994:


                                                                                           PERCENT
                                                                                           OF TOTAL
                                                                      BOOK VALUE         INVESTMENTS
                                                                      ----------         -----------
                                                                    (in thousands)
Fixed Maturities:
  Bonds-
    United States Government and
         government agencies and
         authorities................................................... $175,193            30.2%
    States, municipalities,
         political subdivisions and
         foreign governments...........................................    3,570             0.6
    Public utilities...................................................   13,241             2.3
    All other corporate bonds..........................................  300,059            51.6
                                                                        --------         -------

       Total fixed maturities .........................................  492,063            84.7
                                                                        --------         -------

Equity securities:
  Common stocks   .....................................................    6,955             1.2
  Preferred stocks.....................................................    3,683             0.6
                                                                        --------         -------

           Total equity securities.....................................   10,638             1.8
                                                                        --------         -------

Mortgage loans on real estate..........................................   21,420             3.7
Investment real estate.................................................    4,489             0.8
Policy loans      .....................................................   50,600             8.7
Short-term investments.................................................    1,616             0.3
                                                                        --------         -------

           Total investments........................................... $580,826           100.0%
                                                                        ========         =======

         In accordance with generally accepted accounting principles, all investments, other than equity securities and the portion of fixed maturities which the Company has designated as available for sale, are valued at either original or amortized cost. The equity securities and fixed maturities available for sale are valued at market with any unrealized investment gains or losses reflected in stockholders' equity, net of applicable deferred taxes. Investments are adjusted for other than temporary declines in carrying value when deemed appropriate. See Note 2 to Consolidated Financial Statements for certain information relating to the market value of the Company's investments. Consistent with the long-term nature of life insurance contracts, the Company expects to hold the fixed maturity investments to maturity, earlier prepayment or redemption.

         The investment strategy of the Company emphasizes investment quality fixed income securities. Over the past several years the Company has reduced its percentage of investments held in equity securities, mortgage loans, investment real estate, and policy loans from 40% in 1988 to 15% at the end of 1994. As of December 31, 1994, 84.7% of investments were in fixed income securities, and of that total, over 99% of such securities were classified as investment grade.

         The quality of the Company's fixed maturity investments at December 31, 1994, according to the rating assigned by nationally recognized statistical rating organizations, is as follows:

                                                          % of      % of   Estimated
                                     NAIC      Book      Fixed    Invested  Market
Investment Quality (1)             Rating(2)  Value(3) Maturities  Assets   Value
- - ----------------------             --------- --------- ---------- -------- ---------
                                           (in thousands)               (in thousands)
AAA................................    1     $265,229      53.9     45.7   $246,704
AA.................................    1      106,389      21.6     18.3    100,046
A..................................    1      105,033      21.4     18.1     99,689
BBB+...............................    2        4,043       0.8      0.7      4,046
BBB................................    2        6,427       1.3      1.1      6,421
BBB-...............................    2        1,806       0.4      0.3      1,813
                                             --------     -----    -----   --------
  Total investment grade...........           488,927      99.4     84.2    458,719
                                             --------     -----    -----   --------
BB+................................    3          775       0.2      0.1        775
BB.................................    3        1,145       0.2      0.2      1,147
B and below........................  4-6        1,216       0.2      0.2      1,195
                                             --------     -----    -----   --------
  Total below investment grade.....             3,136       0.6      0.5      3,117
                                             --------     -----    -----   --------
  Total fixed maturities...........          $492,063     100.0     84.7   $461,836
                                             ========     =====    =====   ========

(1) Bonds are classified according to the highest rating by a nationally recognized statistical rating organization. Bonds not rated by any such organization are classified according to the rating assigned to them by the Securities Valuation Office of the National Association of Insurance Commissioners ("NAIC") as follows: for the purposes of the table, NAIC Class 1 is included in the "A" rating; Class 2, "BBB-"; Class 3, "BB-"; and Classes 4-6, "B and below".

(2) The NAIC assigns security quality ratings and uniform book values called "NAIC Designations" which are used by insurers when preparing their statutory annual statements. The NAIC assigns ratings to publicly traded as well as privately placed securities. The ratings assigned by the NAIC range from Class 1 to Class 6, with a rating in Class 1 being of the highest quality. The NAIC ratings above are as of December 31, 1994, the latest date for which such ratings are available.

(3) At amortized cost for fixed maturities held to maturity, and at market value for fixed maturities available for sale. See Notes 1 and 2 to the Company's consolidated financial statements for the year ended December 31, 1994.

         The following table shows the investment results of the Company for the years 1990 through 1994:

                                      Cash, Accrued                     Net Investment            Percentage
                                    Investment Income                 Income Excluding        Earned on Average
      Year Ended                     and Investments                  Gain or Loss from          of Cash and
      December 31,                   at December 31,                 Sale of Investments         Investments
      ------------                  -----------------                -------------------      -----------------
                                     (in thousands)                     (in thousands)
         1990                          $   520,552                       $    43,436                 8.4%
         1991                              555,572                            45,307                 8.4
         1992                              569,216                            46,927                 8.3
         1993                              599,861                            46,820                 8.0
         1994                              607,266                            44,876                 7.5

         Reinsurance. In keeping with industry practice, the Company's insurance subsidiaries reinsure portions of the life and health insurance and annuities underwritten by them. Under most of the subsidiaries' reinsurance arrangements, new insurance sales are reinsured automatically rather than on a basis that would require the reinsurer's prior approval. Generally, each subsidiary enters into indemnity reinsurance arrangements to assist in diversifying its risks and to limit its maximum loss on large or unusually hazardous risks, including risks that exceed the subsidiary's policy-retention limits, currently ranging from $50,000 to $125,000 per life.

         In recent years, the Company's amount of ceded reinsurance premium has declined. The reduction was due primarily to the run-off (i.e., non-renewal) of policies subject to certain older reinsurance treaties as well as the continued emphasis on premium growth in the pre-need life insurance market, where face amounts on most policies are within current Company retention limits. Expressed as a percentage of direct premiums written, ceded reinsurance has decreased from approximately 33% in 1987 to 6.3% in 1994.

         Indemnity reinsurance does not fully discharge the ceding insurer's liability to meet policy claims on the reinsured business. The ceding insurer remains responsible for policy claims to the extent the reinsurer fails to pay such claims, as a result, for example, of the insolvency of the reinsurer. No reinsurer of business ceded by a Company subsidiary has failed to pay any material policy claim due to the insolvency of the reinsurer.

         Reserves. The applicable insurance laws under which the Company's insurance subsidiaries operate require that each subsidiary report policy reserves as liabilities to meet future obligations on the outstanding policies. These reserves are amounts which, with the additional premiums to be received and interest thereon compounded annually at certain assumed rates, are calculated to be sufficient to meet the various policy and contract obligations as they mature. These laws specify that the reserves shall not be less than reserves calculated using certain specified mortality tables and interest rates. The policy liabilities carried in the Company's financial statements differ from the policy reserves specified by the laws of the various states which are carried in the insurance subsidiaries' statutory financial statements. These differences arise from the use of mortality and morbidity tables and interest assumptions that are believed to be more appropriate for financial reporting purposes than those required for statutory accounting purposes, from the introduction of lapse assumptions into the reserve calculations and from the use of the net level premium reserve method. For a more complete discussion of policy liabilities, see Note 1 to Consolidated Financial Statements.

         Federal Income Tax Matters. The Company's life insurance subsidiaries are taxed by the federal government in a manner similar to companies in other industries. However, certain restrictions on consolidating life insurance company income with non-insurance income are applicable to the Company; thus, the Company is not able to fully consolidate the operating results of its subsidiaries for federal income tax purposes.

         Regulation. The Company's subsidiaries, like other insurers, are subject to comprehensive regulation in the various states in which they are authorized to conduct business. The laws of such states establish supervisory agencies with broad administrative powers, among other things, to grant and revoke licenses for transacting business, to regulate the form and content of policies, to set reserve requirements, to specify the type and amount of investments and to review premium rates for fairness and adequacy. These supervisory agencies periodically examine the business and accounts of the Company's subsidiaries and require such subsidiaries to file detailed annual convention statements prepared in accordance with statutory requirements.

         Insurance companies also can be required, under the solvency or guaranty laws of most states in which they do business, to pay assessments (up to prescribed limits) to fund policyholder losses or liabilities of insurance companies that become insolvent. These assessments may be deferred or forgiven under most guaranty laws if they would threaten an insurer's financial strength and, in certain instances, may be offset against future premium taxes. The frequency and amount of such assessments have increased in recent years and are generally expected to increase further in future years. Loyal and Prairie were assessed, and paid, $376,000 in 1994 to various state guaranty funds. The amount of any material future assessments under these laws cannot reasonably be estimated.

         Although there are no direct restrictions regarding the payment of dividends by the Company, its life insurance subsidiaries may not, under applicable state law, pay a cash dividend to the Company, except out of that part of their available and accumulated surplus funds which is derived from net gains from operations, calculated according to statutory accounting principles. In addition, the payment of principal and interest under surplus debentures, which are debt securities issued by insurance companies and payable solely out of the issuer's unrestricted surplus, require the prior approval of insurance regulatory authorities. The Company derives substantial portions of its operating funds from management fees, dividends and surplus debenture payments by its insurance subsidiaries.

         Generally, under the insurance statutes of most states, state insurance authorities must approve in advance the direct or indirect acquisition of 10% or more of the voting securities of any insurance company chartered in that state. In addition, because the Company owns voting securities of certain life insurance companies, any acquisition of a substantial block of its outstanding voting securities is subject to certain regulatory requirements of the various subsidiaries' domiciliary states.

         The National Association of Insurance Commissioners ("NAIC") is an association made up of the officials of each state responsible for the administration of that state's insurance laws. The NAIC and state insurance regulators have become involved in the process of reexamining certain existing insurance laws and regulations and their application to insurance companies. This reexamination has addressed a number of areas, including insurance company investment and solvency issues, risk-based capital ("RBC") guidelines, assumption reinsurance, interpretation of existing laws, the development of new laws, and the circumstances under which dividends may be paid. The NAIC has encouraged states to adopt model NAIC laws on specific topics such as holding company regulations and the definition of extraordinary dividends. It is not possible to predict the future impact of changing state regulation on the operations of the Company.

         The RBC rules currently in effect attempt to measure statutory capital and surplus needs based upon the risks in an insurance company's mix of products and investment portfolio. An RBC analysis evaluates the adequacy of statutory capital and surplus in relation to investment and insurance risks associated with: (i) asset quality; (ii) mortality and morbidity; (iii) asset and liability matching; and (iv) other business factors. According to the NAIC, the RBC rules are not intended to be used by state insurance regulators as an absolute minimum or ideal level of required surplus. Rather, they are designed to serve as a tool to assist state insurance regulators in identifying potentially impaired insurance companies on a timely basis. The RBC rules will prompt different levels of regulatory action depending upon the result of RBC analysis for each company.

         In states which have adopted the NAIC regulations, the new RBC requirements provide for four different levels of regulatory attention depending on an insurance company's RBC Ratio (its Adjusted Capital compared to its Authorized Control Level, as defined in the regulations). The "Company Action Level" is triggered if a company's RBC Ratio is less than 200% but greater than or equal to 150%, or if a negative trend has occurred (as defined in the regulations) and the company's RBC Ratio is less than 250%. At the Company Action Level, the company must submit a comprehensive plan to the regulatory authority which discusses proposed corrective actions to improve its capital position. The "Regulatory Action Level" is triggered if a company's RBC Ratio is less than 150% but greater than or equal to 100%. At the Regulatory Action Level, the regulatory authority will perform a special examination of the company and issue an order specifying corrective actions that must be followed. The "Authorized Control Level" is triggered if a company's RBC Ratio is less than 100% but greater than or equal to 70%, and the regulatory authority may take any action it deems necessary, including placing the company under regulatory control. The "Mandatory Control Level" is triggered if a company's RBC Ratio is less than 70%, and the regulatory authority is mandated to place the company under its control.

         Based upon the enacted RBC rules, both Loyal and Prairie had strong RBC Ratios (in excess of 500%) as of December 31, 1994.

         The Company is registered under the Securities Exchange Act of 1934 and is subject to rules and regulations of the Securities and Exchange Commission. As a company with securities listed on the AMEX, the Company is also subject to the rules and policies of the AMEX.

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1933, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission") Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Suite 1400, Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements and other information can be inspected at the offices of Laurentian Capital Corporation, 640 Lee Road, Suite 303, Wayne, Pennsylvania 19087.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 and all other reports filed by the Company with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1994 are incorporated into this Proxy Statement by reference. The Company will provide without charge to any person to whom this Proxy Statement is delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference (other than exhibits not specifically incorporated by reference into the texts of such documents). Requests for such documents should be directed to: Laurentian Capital Corporation, 640 Lee Road, Suite 303, Wayne, Pennsylvania 19087, Attention:
Bernhard M. Koch, Secretary.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         Coopers & Lybrand L.L.P., Certified Public Accountants, serves as the Company's independent certified public accountants. Representatives of Coopers & Lybrand L.L.P. are expected to be at the Special Meeting to answer questions by stockholders and will have the opportunity to make a statement if so desired.

                                 OTHER MATTERS

         Management knows of no business which will be presented for action at the meeting other than as set forth in this Proxy Statement, but if any other matters properly come before the meeting, the persons named in the accompanying proxy will vote such proxy on such matters in accordance with their best judgment.

                                        By Order of the Board of Directors

                                       /s/ Bernhard M. Koch
                                      --------------------------------------
                                           Bernhard M. Koch, Secretary

Wayne, Pennsylvania
July 19, 1995

                LAURENTIAN CAPITAL CORPORATION AND SUBSIDIARIES
                         INDEX TO FINANCIAL STATEMENTS

Fiscal Years Ended December 31, 1994, 1993 and 1992

Management's Discussion and Analysis of Financial Conditions and Results of Operations.............................  F-2

Report of Independent Accountants .................................................................................  F-8

Consolidated Balance Sheets as of December 31, 1994 and 1993 ......................................................  F-9

Consolidated Statements of Operations for the Years Ended
         December 31, 1994, 1993 and 1992 .........................................................................  F-10

Consolidated Statements of Changes in Stockholders' Equity for the Years Ended
         December 31, 1994, 1993 and 1992 .........................................................................  F-11

Consolidated Statements of Cash Flows for the Years Ended
         December 31, 1994, 1993 and 1992 .........................................................................  F-12

Notes to Consolidated Financial Statements ........................................................................  F-13

Three Months Ended March 31, 1995 and 1994

Management's Discussion and Analysis of Financial Condition and Results of Operations .............................  F-31

Consolidated Balance Sheets as at March 31, 1995
         (Unaudited) and December 31, 1994 ........................................................................  F-35

Consolidated Statements of Operations (Unaudited) for the
         Quarter Ended March 31, 1995 and 1994 ....................................................................  F-37

Consolidated Statements of Cash Flows (Unaudited) for the
         Three Months Ended March 31, 1995 and 1994 ...............................................................  F-38

Notes to Interim Consolidated Financial Statements (Unaudited) ....................................................  F-39

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

                                    OVERVIEW

     Laurentian Capital's net income for 1994 was $9.5 million, or $1.22 per share, as compared to net income of $8.2 million, or $1.05 per share, in 1993 and a net income of $6.7 million, or $0.80 per share, in 1992. Excluding the cumulative effect of the adoption of Statement of Financial Accounting Standards No. 109, 'Accounting for Income Taxes' ('SFAS 109'), which contributed $0.4 million to net income in 1993, the Company's net income for 1993 was $7.8 million, or $1.00 per share.

     The 1994 net income of $9.5 million, or $1.22 per share, compares favorably to 1993 net income of $8.2 million, or $1.05 per share. The improvement in net income was due primarily to increased life sales, a lower effective tax rate, and reduced interest expense on the Company's debt. During 1994, the Company refinanced its debt at a lower interest rate and used internal funds to repay $10 million of the debt.

     The 1993 net income of $8.2 million, or $1.05 per share, compared favorably to 1992 net income of $6.7 million, or $0.80 per share. The improvement in net income was due primarily to increased realized capital gains on investments, as well as the Company's successful implementation of expense reduction programs.

     The 1992 net income of $6.7 million, or $0.80 per share, compared favorably to 1991 net income of $5.4 million, or $0.63 per share. The improvement in net income was due primarily to increased investment income and lower death and health claim benefits. In addition, substantially lower levels of realized investment gains were included in 1992 net income than in the prior year.

                             RESULTS OF OPERATIONS

PREMIUM INCOME

     The following table sets forth for the periods shown the amount of premium income and the percentage change in each from the prior period:

                                                                           PREMIUM INCOME
                                                                   ------------------------------
 YEAR ENDED                                                                         PERCENTAGE
DECEMBER 31,                                                          AMOUNT         INCREASE
- - -----------------------------------------------------------------  -------------  ---------------
                                                                  (IN THOUSANDS)

  1994...........................................................   $    85,751            5.3%
  1993...........................................................        81,443            1.6
  1992...........................................................        80,186            0.8

     Premium income improved in 1994 as compared to 1993 due principally to increased life insurance sales at Prairie. This increase is primarily applicable to the pre-need life insurance line of business, where Prairie has benefitted from expanded relationships with funeral directors. In addition, Loyal's cancer indemnity product sales improved over the prior year.

     Premium income improved in 1993 as compared to 1992 due to improvements in new sales and inforce persistency at Prairie and Loyal. Loyal's accident and health premium, primarily related to a cancer indemnity product, accounted for most of the increase.

     Premium income improved marginally in 1992 as compared to 1991. Improvements in both new sales and inforce persistency at Prairie and Loyal more than offset a decline in renewal premium due to a substantial block of inforce business at Prairie attaining paid-up premium status during the year.

NET INVESTMENT INCOME, REALIZED INVESTMENT GAINS AND OTHER INCOME

     The following table sets forth for the periods shown the amount of net investment income, realized investment gains and other income and the percentage increase (decrease) from the corresponding prior periods.


                                                             NET INVESTMENT INCOME, REALIZED
                                                            INVESTMENT GAINS AND OTHER INCOME
                                                          ------------------------------------
 YEAR ENDED                                                                  PERCENTAGE
DECEMBER 31,                                                 AMOUNT      INCREASE/(DECREASE)
- - --------------------------------------------------------  -------------  ------------------
                                                          (IN THOUSANDS)

  1994...................................................   $    51,934              (1.7)%
  1993...................................................        52,811               5.2
  1992...................................................        50,212              (2.4)

     During 1994, there was a decrease of 1.7% in net investment income, realized investment gains and other income as compared to 1993. During 1993 and early 1994, the Company experienced substantial prepayments on its fixed maturity investments as individuals and corporations took advantage of low interest rates and refinanced their debt obligations. These significant prepayments were reinvested at lower interest rates and, as expected, lowered the overall portfolio yield during the year. This decrease during 1994 was partially offset by the Company's sale of its investment in North American National Corporation ('NANC') in the first quarter for a gross realized gain of $1.7 million. Also, partially offsetting the decline in portfolio yield has been an increase in invested assets. The increase in invested assets was partially offset by the Company's payment of $10 million in conjunction with its debt refinancing during 1994.

     During 1993, there was an increase of 5.2% in net investment income, realized investment gains and other income as compared to 1992. This increase resulted primarily from a $2.7 million increase in realized investment gains. During 1993, the Company experienced substantial prepayments on its fixed maturity investments as individuals and corporations refinanced their debt obligations. The significant prepayments received in 1993 were reinvested at lower interest rates. The Company's increased level of realized investment gains resulted primarily from the exercise of call provisions on these debt obligations, usually at a premium. Net investment income remained stable as a lower portfolio yield was offset by increased invested assets.

     During 1992, there was a decrease of 2.4% in net investment income, realized investment gains and other income as compared to 1991. This decrease resulted primarily from a $3.6 million decline in realized investment gains. During 1992, $4.7 million in other than temporary impairments were recorded, principally to reduce real estate to appraised values, as compared to $0.9 million in 1991. Net investment income in 1992 increased $1.6 million when compared to 1991, due to growth in the Company's invested asset base combined with the accelerated recognition of income on mortgage-backed securities due to increases in prepayment activity.

BENEFITS AND EXPENSES

     The following table sets forth for the periods shown the benefits and expenses incurred by the Company as a percentage of premium income:

                                                                             AS A PERCENTAGE OF
                                                                               PREMIUM INCOME
                                                                          ------------------------
 YEAR ENDED
DECEMBER 31,                                                               BENEFITS     EXPENSES
- - ------------------------------------------------------------------------  -----------  -----------
  1994..................................................................        92.1%        53.8%
  1993..................................................................        94.7         56.2
  1992..................................................................        90.4         59.5

BENEFITS

     Benefits for 1994 decreased as a percentage of premium to 92.1% from 94.7% in 1993. The decrease in benefits was due to a decrease in accident and health insurance benefits incurred by Loyal of approximately $0.9 million. In addition, life insurance benefits at Loyal decreased by approximately $0.7 million due to improved claims experience.

     Benefits for 1993 increased as a percentage of premium to 94.7% from 90.4% in 1992. The increase in benefits was due primarily to higher levels of death and health claims in 1993 as compared to 1992. During 1993, the Company achieved sales improvement in single premium funeral related life insurance and cancer indemnity products. Both products have a higher initial benefit to premium ratio than the existing inforce insurance business and substantially account for the increase in benefit ratio.

     Benefits for 1992 decreased as a percentage of premium from 95.9% in 1991 to 90.4% in 1992. The decrease in benefits was due primarily to lower levels of death and health claims in 1992 as compared to 1991.

EXPENSES

     Expenses as a percentage of premium income in 1994 decreased to 53.8% as compared to 56.2% in 1993. Interest expense during 1994 was $1.3 million lower than during 1993 due to the refinancing of the Company's debt. The refinanced principal was $10 million less than the debt at December 31, 1993, and the effective interest rate was also lower on the refinanced amount due to the maturity of an Interest Rate Swap Agreement.

     Expenses as a percentage of premium income in 1993 decreased to 56.2% as compared to 59.5% in 1992. The decrease was due primarily to continued emphasis on cost containment and reduction as indicated by a $1.7 million decline in selling and administrative expenses.

     Expenses as a percentage of premium income in 1992 remained fairly stable when compared to 1991. Following a period of administrative consolidation, operational efficiencies continued during the year.

INCOME TAXES

     Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, 'Accounting for Income Taxes' ('SFAS 109'). Under SFAS 109, deferred tax assets or liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities applying enacted tax rates. Deferred income tax expenses or benefits are based on the changes in the deferred tax assets or liabilities from period to period.

     The Company's effective tax rate for the year ended December 31, 1994 was 24.3%, as compared to 31.5% for the year ended December 31, 1993. The effective tax rate for the year ended December 31, 1994 was lower than the enacted statutory tax rate of 34% due primarily to the reduction in valuation allowances associated with the deferred tax asset related to certain real estate assets sold in 1994, net operating losses utilized in 1994, and temporary differences of the non-life companies. Excluding the effect of these real estate transactions, the effective rate for 1994 would have been marginally higher than the effective rate for 1993.

     The Company's effective tax rate has varied considerably in past years. Prior to 1992, one of the primary reasons for these variances was the difference in financial statement and tax reporting groups. For financial statement purposes, the profits and losses of all subsidiaries were reported on a consolidated basis; for tax purposes, Laurentian Capital Corporation filed a separate return, while Loyal and a former subsidiary, Defender, filed a consolidated return, as did Prairie and its subsidiary, Rushmore National Life Insurance Company ('Rushmore'). Filing separate tax group returns caused various effective tax rates to apply to the profits and losses of the financial statement filing group. Beginning in 1992, the Company qualified to file a consolidated life/non-life federal tax return, except that Rushmore and Assured do not qualify to join in the filing of the consolidated Company return until

1995 and 2000, respectively. The Company elected to file one consolidated return and, therefore, the financial reporting and federal tax reporting groups were primarily the same. However, variations in effective tax rates may persist as a result of limitations imposed by the Internal Revenue Code on the utilization of non-life insurance tax losses against life insurance taxable income. For 1992 and prior tax years, under then existing GAAP, effective tax rates also varied as a result of the differences between the tax bases of assets and liabilities and those assigned under purchase accounting ('Purchase Accounting Adjustments'). Pursuant to then existing GAAP, these Purchase Accounting Adjustments were treated as permanent differences. Accordingly, as these differences reversed, they increased or decreased the Company's effective tax rate. For 1993 and subsequent years under SFAS 109, Purchase Accounting Adjustments are treated as temporary differences and changes in these differences will not affect the Company's effective tax rate.

NET INCOME

     The following table sets forth for the periods shown the net income and the earnings per share:


 YEAR ENDED                                                         NET INCOME      EARNINGS
DECEMBER 31,                                                          AMOUNT        PER SHARE
- - ----------------------------------------------------------------- --------------  ------------
                                                                  (IN THOUSANDS)

  1994...........................................................    $   9,508     $    1.22
  1993...........................................................        8,194          1.05
  1992...........................................................        6,714          0.80

     The increase in net income for 1994 as compared to 1993 of $1.3 million is due to increased life sales (offset by a decrease in the yield of the investment portfolio), lower benefits and expenses, and a lower effective tax rate. Continued emphasis on cost containment and cost reduction has improved efficiency in the operations during a period of increased selling activity. Expenses were further reduced by $1.3 million as a result of the refinancing of the Company's debt at a lower interest rate which occurred during 1994. The Company also repaid $10 million of debt at the date of refinancing using internal funds.

     The increase in net income for 1993 as compared to 1992 of $1.5 million was due to higher realized investment gains, lower operating expenses, recognition of a benefit from the adoption of SFAS 109 and a lower effective tax rate.

     The increase in net income for 1992 as compared to 1991 of $1.3 million was due to higher investment income and lower death and health claims experience which offset the lower levels of realized investment gains.

                        LIQUIDITY AND CAPITAL RESOURCES

     The life insurance industry normally produces a positive cash flow from operations and scheduled principal repayments from portfolios of fixed maturity investments (bonds and redeemable preferred stocks) and mortgage loans. This cash flow is used to fund an investment portfolio to finance future benefit payments, which represent long-term obligations reserved for using certain assumed interest rates. Since future benefit payments are primarily long-term obligations, the Company's investments are predominately long-term fixed rate instruments such as bonds which are expected to provide a sufficient return to cover these obligations. The nature and quality of the various types of investments made by a life insurance company must comply with the statutes and regulations imposed by the states in which that company is licensed. These statutes and regulations generally require that securities acquired be investment grade and provide protection for policyholders.

     On January 1, 1994, the Company adopted the provisions of Statement of Financial Accounting Standard No. 115, 'Accounting for Certain Investments in Debt and Equity Securities' ('SFAS 115'). SFAS 115 specifically applies to the accounting for fixed income securities, which have historically been reported at amortized cost. SFAS 115 allows for the continued use of amortized cost reporting only for those securities that the Company has designated as fixed maturities held to maturity. The balance of the Company's fixed maturity portfolio has been designated as available for sale, and must be reported at fair value. The initial effect of the adoption of SFAS 115 on the Company was an increase in stockholders' equity of $4.3 million (or $0.57 per share) as of the adoption date of January 1, 1994. Due to the general decline in the bond market experienced during 1994, the effect of SFAS 115 was to decrease stockholders' equity by $10.5 million (or $1.38 per share), at December 31, 1994.

     In accordance with generally accepted accounting principles, all of the Company's investments are reported in the financial statements at either their original or amortized cost or their market value. At December 31, 1994, the fixed maturity investments had an amortized cost of $508.0 million with a market value of $461.8 million, $46.2 million below amortized cost. The Company's investment strategy is to hold its investments to maturity, and accordingly, the Company does not intend to realize the losses on its portfolio which have been generated as a result of increases in interest rates. The Company had $21.4 million in mortgage loans at December 31, 1994, which could reflect a small premium or discount if those mortgage loans had quoted market prices. The basis used for carrying these long-term fixed rate investments is consistent with the basis used in determining the liability for future policy benefits. Since these assets are invested for terms corresponding to anticipated future benefit payments and carry interest rates in excess of the assumed reserve interest rates, and because they produce predictable cash flows independent of premium income, they should be sufficient to fund the Company's future benefit payments in the ordinary course of business without any need for liquidation prior to maturity.

     The Company holds a substantial component of its investment portfolio in mortgage-backed securities and collateralized mortgage obligations (collectively 'MBS'). At the end of 1994, the book value of the total investment in MBS amounted to $437 million, or 75% of total investments. These are instruments collateralized by pools of residential and commercial mortgages, which return interest and principal payments to the investor. Approximately 27% of the Company's MBS holdings are U.S. government agency securities (GNMA, FNMA and FHLMC), which carry either a direct government or a quasi-government guarantee and are rated AAA in terms of quality. The Company also owns non-agency MBS, issued by major U.S. financial institutions, which are rated AAA, AA or A. Non-agency MBS are credit-enhanced in order to achieve a high rating. The form of the credit enhancement is generally a senior/subordinated structure, a limited corporate guarantee from a large financial institution or a letter of credit from a major commercial bank. Historically, residential mortgages in the U.S. have had a very low default rate and the Company's non-agency MBS are well-diversified geographically. Thus, the Company is protected against adverse regional economic conditions. Mortgage-backed securities typically yield more than corporate bonds of similar maturity. MBS also are not subject to so-called event risk, which can cause investment grade bonds of a corporation to become 'junk', as a result, for example, of a leveraged acquisition. In addition, MBS are generally liquid issues with major brokerage houses providing ready markets. However, MBS are subject to prepayment and extension risk which can adversely affect their yield and expected maturity.

     With the significant decline in interest rates during the second half of 1992 and the first three quarters of 1993, the Company experienced a substantial increase in the level of prepayments associated with its investments in MBS during 1993 and early 1994. The total prepayments received on the MBS portfolio amounted to $52.7 million during 1994, compared to $137.3 million during 1993. Amounts received associated with these prepayments were accounted for as adjustments to investment yield. The Company experienced a decline in portfolio yield as a result of reinvesting these proceeds into similar investments at lower interest rates. The Company's investment strategy for MBS is to emphasize certain types of MBS that have a more predictable pattern of repayment and therefore reduce risk of a loss of a portion of the original principal due to changes in interest rates. A substantial portion of the MBS portfolio consists of Planned Amortization Class ('PAC'), Target Amortization Class ('TAC') and subordinate instruments. These investments are designed to amortize in a more predictable manner by shifting the primary risk for prepayment of the underlying collateral to investors in other tranches of the MBS. No loss of principal has occurred on the Company's MBS portfolio in recent years. The Company's investment policy has been to avoid investments in highly leveraged derivative instruments. For instance, the Company has not owned such mortgage-backed instruments as interest only, principal only, or inverse floaters.

     Policy loans at December 31, 1994 were $50.6 million. Policy loan rates for the Company's policies are generally in the 3 1/2% to 8% range, at least equal to the assumed interest rates used for future policy benefits; accordingly, policy loans should not result in negative cash flow.

     In addition to the cash flow necessary to fund benefit payments, the Company requires cash flows for operating and administrative expenses, which are normally funded from premium income. The level of expenses generally fluctuates in proportion to the amount of premium produced, and the Company's subsidiaries generate sufficient cash flow to meet such expenses. However, the Company's cash disbursements have from time to time exceeded its cash receipts, principally due to its former acquisitions program and commitments made in connection with the acquisitions. Funding of interest on debt incurred in connection with this program of acquisitions as well as the subsequent consolidation of operations, required an expenditure of approximately $3.6 million in 1994, $4.9 million in 1993, and $5.0 million in 1992.

     As of December 31, 1993, the Company's indebtedness under its then outstanding Revolving Underwriting Facility ('RUF') amounted to $54.8 million, which was due on April 25, 1994. On April 25, 1994, the Company entered into a five year revolving credit facility in the amount of $45 million to refinance part of the RUF. The new credit facility, together with the payment of $10 million by the Company, satisfied the repayment of the RUF. Pursuant to the terms of the new credit facility, the Company will pay interest at a variable rate equal to 1.125% above the London Interbank Offered Rate. There are covenants relating to the Company's activities and financial condition, including a requirement that the Company maintain a minimum net worth, as defined under the new credit facility, of $75 million. In connection with the new credit facility, DLFC has agreed, for the benefit of the lenders, to maintain the minimum net worth at the greater of $75 million and the amount of debt outstanding.

     The Company issued approximately 58,000 shares of its Series A Preferred Stock on July 7, 1987. The preferred stock is subject to mandatory redemption provisions which provide that no more than 80% of the original issue will be outstanding at the end of the sixth year after issuance, with additional reductions of 20% of the original issue being required in each of the following four years. During 1994, the Company redeemed 8,524 shares of the preferred stock at $100 per share, in accordance with the mandatory redemption provision, and subsequently retired the stock. In order to satisfy the 1995 mandatory redemption provision, the Company must redeem 9,832 additional shares.

     As a holding company, Laurentian Capital's ability to meet debt service obligations and pay operating expenses depends upon receipt of sufficient funds, primarily through dividends, interest and principal payments on a surplus debenture, and management fees from its subsidiaries. The Company's subsidiaries are currently producing earnings and net cash flow sufficient to cover debt service and preferred stock payment requirements at the parent. However, under the insurance laws of the states in which the Company's insurance subsidiaries are domiciled, certain restrictions are imposed on dividends from the subsidiaries to the parent. The insurance laws and regulations generally limit the amount of dividends to the greater of net statutory gain from operations or 10% of statutory surplus, and dividends in excess of these amounts can be paid only with the prior approval of the insurance regulators. The maximum dividend distribution which can be made to the Company by Loyal during 1995 without prior notice or approval is $3.4 million. Upon prior notice to the Division of Insurance of the State of South Dakota ('Division of Insurance'), the maximum dividend distribution which can be made by Prairie States to Prairie National Life Insurance Company ('Prairie National'), a wholly-owned life insurance subsidiary of the Company, during 1995 under current insurance law is $5.6 million. This would then be available to Prairie National to remit interest and principal payments due under its surplus debenture to the Company, subject to prior approval of the state regulatory authorities.

     During 1992, the Company restructured its holding in Prairie States. Following approval by the Division of Insurance, Prairie States was sold to Prairie National. As part of the consideration for Prairie National purchasing Prairie States, Prairie National issued capital stock and a $35 million surplus debenture to the Company. Interest and repayment of principal on the debenture is subject to prior approval by the Division of Insurance. The surplus debenture is payable in scheduled installments through 2001. Payments of principal and interest require prior approval by the South Dakota insurance commissioner and cannot reduce Prairie National's surplus below a certain required level. As of December 31, 1994, Prairie National exceeded its required level of surplus by $8.1 million. Since April 4, 1992, the date of the restructuring, and through the end of 1994 the Division of Insurance has approved $5.9 million in interest payments associated with the surplus debenture, of which $1.9 million was approved during 1994. Principal payments of $6.5 million were approved by the Division of Insurance during 1994. The effects of these transactions are eliminated in consolidation.

                              IMPACT OF INFLATION

     Inflation increases the need for insurance. Many policyholders who once had adequate insurance programs increase their life insurance coverage to provide the same relative financial benefit and protection. The effect of inflation on medical costs leads to accident and health policies with higher benefits. Thus, inflation has increased the need for life and health products.

     Inflation has significantly increased the cost of health care. The adequacy of premium rates in relation to the level of health claims is constantly monitored and, where appropriate, premium rates on such policies are increased as policy benefits increase. Failure to make such increases commensurate with health care cost increases may result in a loss from health insurance operations.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
Laurentian Capital Corporation

     We have audited the consolidated financial statements and the financial statement schedules of Laurentian Capital Corporation and Subsidiaries listed in the index on page F-1 of this Form 10-K. These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Laurentian Capital Corporation and Subsidiaries as of December 31, 1994 and 1993 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information required to be included therein.

     As discussed in Notes 1 and 5 to the consolidated financial statements, the Company changed its method of accounting for certain investments in debt and equity securities in 1994 and changed its method of accounting for income taxes in 1993.

                                          COOPERS & LYBRAND L.L.P.

Philadelphia, Pennsylvania
February 17, 1995

                         LAURENTIAN CAPITAL CORPORATION
                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                                              DECEMBER 31,
                                                                                         ----------------------
                                                                                            1994        1993
                                                                                         -----------  ---------
                                               ASSETS
Investments:
  Fixed maturities held to maturity, at amortized cost (market, 1994 -- $243,191)......  $   273,418  $       0
  Fixed maturities, at amortized cost (market, 1993 -- $468,497).......................            0    458,668
  Fixed maturities available for sale, at market (amortized cost, 1994 -- $234,537)....      218,645          0
  Equity securities, at market (cost, 1994 -- $11,313; 1993 -- $28,481)................       10,638     30,379
  Mortgage loans on real estate........................................................       21,420     29,438
  Investment real estate, net of accumulated depreciation (1994 -- $862; 1993 --
    $816)..............................................................................        4,489      4,643
  Policy loans.........................................................................       50,600     51,677
  Short-term investments...............................................................        1,616     10,479
                                                                                         -----------  ---------
      Total investments................................................................      580,826    585,284
Cash...................................................................................       20,250      8,722
Accounts, notes and premiums receivable, net of allowance for uncollectible amounts
  (1994 -- $1,072; 1993 -- $935).......................................................        5,379      5,011
Reinsurance receivables................................................................       92,170     38,982
Accrued investment income..............................................................        6,190      5,855
Deferred policy acquisition costs......................................................       74,085     71,745
Costs in excess of net assets of business acquired, net of accumulated amortization
  (1994 -- $5,507; 1993 -- $5,219).....................................................        7,362      7,130
Property and equipment, net of accumulated depreciation (1994 -- $11,806;
  1993 -- $10,542).....................................................................       11,738     11,972
Other assets...........................................................................        3,535      1,780
Assets held in separate accounts.......................................................      226,351    236,251
                                                                                         -----------  ---------
      Total assets.....................................................................  $ 1,027,886  $ 972,732
                                                                                         -----------  ---------
                                                                                         -----------  ---------
                                            LIABILITIES
Policy liabilities and accruals:
  Future policy benefits...............................................................  $   436,318  $ 411,951
  Unearned premiums....................................................................        1,710      1,804
  Other policy claims and benefits payable.............................................       12,033     12,629
                                                                                         -----------  ---------
                                                                                             450,061    426,384
Other policyholders' funds.............................................................      179,143    122,409
Debt...................................................................................       45,000     54,822
Other liabilities......................................................................       17,289     15,257
Current income taxes...................................................................          241        145
Deferred income taxes..................................................................        7,711     11,827
Liabilities related to separate accounts...............................................      226,351    236,251
                                                                                         -----------  ---------
      Total liabilities................................................................      925,796    867,095
                                                                                         -----------  ---------
Commitments and contingent liabilities
Redeemable preferred stock, Series A Convertible, $.01 par value, at redemption value
    Shares authorized: 5 million
    Shares issued: 57,767
    Outstanding: 1994 -- 32,939; 1993 -- 41,528........................................        3,294      4,153
                                                                                         -----------  ---------
                                        STOCKHOLDERS' EQUITY
Common stock, $.05 par value
  Shares authorized: 20 million
  Shares issued: 8,111,496.............................................................          406        406
Capital in excess of par value.........................................................       59,127     59,071
Net unrealized investment gains (losses), net of tax: 1994 -- $5,633; 1993 -- $645.....      (10,934)     1,253
Treasury stock, at cost (shares: 1994 -- 524,098; 1993 -- 562,739).....................       (2,656)    (2,818)
Retained earnings......................................................................       52,853     43,572
                                                                                         -----------  ---------
      Total stockholders' equity.......................................................       98,796    101,484
                                                                                         -----------  ---------
      Total liabilities, preferred stock and stockholders' equity......................  $ 1,027,886  $ 972,732
                                                                                         -----------  ---------
                                                                                         -----------  ---------

                See notes to consolidated financial statements.

                         LAURENTIAN CAPITAL CORPORATION
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


                                                                               FOR THE YEARS ENDED DECEMBER 31,
                                                                             -------------------------------------
                                                                                1994         1993         1992
                                                                             -----------  -----------  -----------
Revenues:
  Premiums.................................................................  $    85,751  $    81,443  $    80,186
  Net investment income....................................................       44,876       46,820       46,927
  Realized investment gains................................................        2,323        2,773           53
  Other income.............................................................        4,735        3,218        3,232
                                                                             -----------  -----------  -----------
                                                                                 137,685      134,254      130,398
                                                                             -----------  -----------  -----------
Benefits and expenses:
  Benefits and settlement expenses.........................................       79,013       77,115       72,491
  Amortization of deferred policy acquisition costs........................       14,568       13,226       13,489
  Insurance and other expenses.............................................       31,538       32,535       34,241
                                                                             -----------  -----------  -----------
                                                                                 125,119      122,876      120,221
                                                                             -----------  -----------  -----------
Income before income taxes and cumulative effect of
  accounting change........................................................       12,566       11,378       10,177
Income tax expense:
  Current..................................................................        1,145          250          361
  Deferred.................................................................        1,913        3,334        3,102
                                                                             -----------  -----------  -----------
                                                                                   3,058        3,584        3,463
                                                                             -----------  -----------  -----------
Income before cumulative effect of accounting change.......................        9,508        7,794        6,714
Cumulative effect of accounting change:
  Adoption of SFAS 109.....................................................            0          400            0
                                                                             -----------  -----------  -----------
Net income.................................................................  $     9,508  $     8,194  $     6,714
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------
Net income available to common shareholders:
  Net income...............................................................  $     9,508  $     8,194  $     6,714
  Less: dividends on preferred stock.......................................          227          271          290
                                                                             -----------  -----------  -----------
                                                                             $     9,281  $     7,923  $     6,424
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------
Earnings per share:
  Income before cumulative effect of accounting change.....................  $      1.22  $      1.00  $      0.80
  Cumulative effect of accounting change:
     Adoption of SFAS 109..................................................            0          .05            0
                                                                             -----------  -----------  -----------
  Net income...............................................................  $      1.22  $      1.05  $      0.80
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------
Weighted average shares outstanding (in thousands).........................        7,580        7,549        7,984
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------

                See notes to consolidated financial statements.

                         LAURENTIAN CAPITAL CORPORATION
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)

                                                                               FOR THE YEARS ENDED DECEMBER 31,
                                                                               ---------------------------------
                                                                                 1994        1993        1992
                                                                               ---------  -----------  ---------
Common Stock
  Balance at beginning and end of year.......................................  $     406  $       406  $     406
                                                                               ---------  -----------  ---------
Capital in Excess of Par Value
  Balance at beginning of year...............................................     59,071       59,010     58,892
  Issuance of treasury stock.................................................         56            0          0
  Redemption of preferred stock..............................................          0           61        118
                                                                               ---------  -----------  ---------
  Balance at end of year.....................................................     59,127       59,071     59,010
                                                                               ---------  -----------  ---------
Net Unrealized Gains (Losses), net of tax
  Balance at beginning of year...............................................      1,253         (198)      (653)
  Adoption of SFAS 115 on January 1, 1994....................................      4,328            0          0
  Change during the year.....................................................    (16,515)       1,451        455
                                                                               ---------  -----------  ---------
  Balance at end of year.....................................................    (10,934)       1,253       (198)
                                                                               ---------  -----------  ---------
Treasury Stock
  Balance at beginning of year...............................................     (2,818)      (2,837)         0
  Treasury shares purchased..................................................        (63)           0     (2,877)
  Shares issued from treasury................................................        225           19         40
                                                                               ---------  -----------  ---------
  Balance at end of year.....................................................     (2,656)      (2,818)    (2,837)
                                                                               ---------  -----------  ---------
Retained Earnings
  Balance at beginning of year...............................................     43,572       35,649     29,273
  Net income.................................................................      9,508        8,194      6,714
  Dividends on preferred stock...............................................       (227)        (271)      (338)
                                                                               ---------  -----------  ---------
  Balance at end of year.....................................................     52,853       43,572     35,649
                                                                               ---------  -----------  ---------
Total Stockholders' Equity...................................................  $  98,796  $   101,484  $  92,030
                                                                               ---------  -----------  ---------
                                                                               ---------  -----------  ---------

                See notes to consolidated financial statements.

                         LAURENTIAN CAPITAL CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                  FOR THE YEARS ENDED DECEMBER 31,

                                                                                  -------------------------------
                                                                                    1994       1993       1992
                                                                                  ---------  ---------  ---------
Cash flow from operations:
  Net income....................................................................  $   9,508  $   8,194  $   6,714
  Adjustments to reconcile net income to net cash provided by operating activities:
    Cumulative effect of adoption of SFAS 109...................................          0       (400)         0
    Deferred income taxes.......................................................      1,913      3,334      3,102
    Increase in policy liabilities and accruals, policyholders' funds and
      current income taxes......................................................     24,678     12,498      7,455
    Decrease (increase) in accrued investment income and accounts and notes
      receivable................................................................       (702)       270       (188)
    Increase (decrease) in other liabilities....................................        251      1,334     (4,252)
    Amortization of deferred policy acquisition costs...........................     14,568     13,226     13,489
    Policy acquisition costs deferred...........................................    (16,908)   (10,996)    (9,974)
    Depreciation expense........................................................      1,517      1,535      1,324
    Amortization of goodwill....................................................        288        290        268
    Realized investment (gains).................................................     (2,323)    (2,773)       (53)
    Other, net..................................................................     (2,705)    (3,172)    (1,633)
                                                                                  ---------  ---------  ---------
      Net cash provided by operating activities.................................     30,085     23,340     16,252
                                                                                  ---------  ---------  ---------
Cash flow from investing activities:
  Sales of:
    Fixed maturities available for sale.........................................      7,230          0          0
    Fixed maturities held to maturity...........................................          0          0          0
    Fixed maturities............................................................          0      7,070     40,703
    Equities and other investments..............................................     20,936      8,814      6,072
  Maturity or repayment of:
    Fixed maturities available for sale.........................................     25,755          0          0
    Fixed maturities held to maturity...........................................     46,601          0          0
    Fixed maturities............................................................          0    185,108    127,549
    Other investments...........................................................     10,519      9,973     12,805
  Purchases of:
    Fixed maturities available for sale.........................................    (79,856)         0          0
    Fixed maturities held to maturity...........................................    (36,185)         0          0
    Fixed maturities............................................................          0   (244,376)  (181,273)
    Subsidiaries................................................................     (6,435)      (738)         0
    Other investments...........................................................     (3,945)   (12,100)    (3,126)
    Property and equipment, net.................................................     (1,323)    (1,440)    (2,717)
  Short-term investments, net...................................................      8,862     12,993    (12,996)
  Other, net....................................................................          0         65          2
                                                                                  ---------  ---------  ---------
      Net cash (used in) investing activities...................................     (7,841)   (34,631)   (12,981)
                                                                                  ---------  ---------  ---------
Cash flow from financing activities:
  Proceeds from borrowing.......................................................     45,000        368        257
  Repayment of debt.............................................................    (54,822)         0        (52)
  Net (purchases) sales of treasury shares, at cost.............................        218         19     (2,837)
  Dividends paid on preferred stock.............................................       (253)      (271)      (303)
  Redemption of preferred stock.................................................       (859)      (395)      (351)
                                                                                  ---------  ---------  ---------
      Net cash (used in) financing activities...................................    (10,716)      (279)    (3,286)
                                                                                  ---------  ---------  ---------
Net increase (decrease) in cash.................................................     11,528    (11,570)       (15)
Cash at beginning of year.......................................................      8,722     20,292     20,307
                                                                                  ---------  ---------  ---------
Cash at end of year.............................................................  $  20,250  $   8,722  $  20,292
                                                                                  ---------  ---------  ---------
                                                                                  ---------  ---------  ---------

                See notes to consolidated financial statements.

                         LAURENTIAN CAPITAL CORPORATION

   (ALL DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization And Principles Of Consolidation -- The consolidated financial statements include, after intercompany eliminations, Laurentian Capital Corporation (individually or collectively with its subsidiaries, the Company), and its wholly-owned subsidiaries, principally Loyal American Life Insurance Company (Loyal), and Prairie National Life Insurance Company (Prairie National), a life insurance holding company, which owns Prairie States Life Insurance Company (Prairie States). Prairie States owns Rushmore National Life Insurance Company (Rushmore) and Assured Security Life Insurance Company (Assured). Prairie States acquired Assured during 1994 for $6.7 million in a transaction accounted for as a purchase.

     The Imperial Life Assurance Company of Canada (Imperial) directly owned approximately 72% of the Company and Imperial's parent, Laurentian Financial, Inc., directly owned approximately 10% of the Company at December 31, 1994. Laurentian Financial, Inc. is a wholly-owned subsidiary of The Laurentian Group Corporation (Group). Effective January 1, 1994, Group became a subsidiary of Desjardins Laurentian Financial Corporation (Desjardins Laurentian). The ultimate owner of Desjardins Laurentian is La Confederation des caisses popularies et d'economie Desjardins du Quebec.

     Basis of Presentation -- The accompanying financial statements have been prepared on the basis of generally accepted accounting principles (GAAP), which vary from accounting principles used by its subsidiaries to prepare financial statements filed with state insurance departments.

     Investments -- Effective January 1, 1994, the Company adopted the provisions of Statement of Financial Accounting Standards Number 115, 'Accounting for Certain Investments in Debt and Equity Securities' (SFAS 115). SFAS 115 requires that debt securities are to be classified as either held to maturity (carried at amortized cost), available for sale (carried at market value with net unrealized gains or losses reported in stockholders' equity), or trading (carried at market value with unrealized gains or losses reported in net income).

     The Company believes that it has the ability and intent to hold to maturity its debt security investments that are classified as held to maturity. The Company also recognizes that there may be circumstances where it may be appropriate to sell a security prior to maturity in response to changes in a variety of circumstances. In recognizing the need for the flexibility to respond to such changes, the Company has designated a portion of its fixed maturity portfolio as available for sale. The Company has not classified any of its fixed maturity securities as trading.

     SFAS 115 does not permit a retroactive application to prior years' financial statements. The effect of adopting SFAS 115 was to increase the carrying amount of fixed maturity securities classified as available for sale by $6.5 million, increase deferred income taxes payable by $2.2 million, and increase stockholders' equity by $4.3 million (or $0.57 per share), as of January 1, 1994. Due to the general decline in the bond market experienced during 1994, the carrying amount of fixed maturities available for sale, deferred income taxes payable and stockholders' equity decreased by $15.9 million, $5.4 million and $10.5 million (or $1.38 per share), respectively, at December 31, 1994.

     Investments are reported as follows:

          - Fixed maturities held to maturity (bonds, notes and redeemable preferred stocks) -- at cost, adjusted for amortization of premium or discount and other than temporary impairments in market value. The Company has the ability and intent to hold such investments to maturity and accordingly, reports these investments at amortized cost.

          - Fixed maturities available for sale (bonds, notes and redeemable preferred stocks) -- at current market value, adjusted for other than temporary impairments in market value.

          - Equity securities (common and nonredeemable preferred stocks) -- at current market value, adjusted for other than temporary impairments in market value.

          - Mortgage loans on real estate -- at unpaid balances, net of valuation allowances and adjusted for amortization of premium or discount.

                         LAURENTIAN CAPITAL CORPORATION

   (ALL DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
          - Investment real estate -- at cost, net of valuation allowances and less allowances for depreciation computed on the straight-line method.

          - Policy loans -- at unpaid balances.

          - Short-term investments -- at cost, which approximates market.

     Realized gains and losses on sales of investments are recognized in net income. The cost of investments sold is determined on a specific identification basis. Temporary market value changes in equity securities and fixed maturities available for sale are reflected as unrealized gains or losses directly in stockholders' equity net of related income taxes and, accordingly, have no effect on net income. The rate of amortization of discount or premium on mortgage-backed securities is adjusted to reflect the current rate of prepayments on the related securities. The amortization adjustments are recorded as net investment income in the period that the rate of prepayment changed.

     Deferred Policy Acquisition Costs -- The costs of acquiring new business, which vary with and are directly related to the production of new business, have been deferred to the extent that such costs are deemed recoverable. Such costs include commissions, certain costs of policy issuance and underwriting, and certain variable marketing expenses.

     Costs deferred related to traditional life and health insurance are amortized over the premium paying period of the related policies, in proportion to the ratio of annual premium revenues to total anticipated premium revenues. Such anticipated premium revenues were estimated using the same assumptions used for computing liabilities for future policy benefits.

     Costs deferred related to universal life insurance and deferred annuity products are being amortized over the lives of the policies, in relation to the present value of estimated gross profits.

     Included in deferred policy acquisition costs are amounts representing the present value of future profits on business in force of acquired insurance subsidiaries, which represents the portion of the cost to acquire such subsidiaries that is allocated to the value of the right to receive future cash flows from insurance contracts existing at the dates of acquisition. These amounts are amortized with interest over the estimated remaining life of the acquired policies.

     Costs In Excess Of Net Assets Of Business Acquired -- The costs in excess of net assets of business acquired are being amortized to expense on a straight-line basis over periods ranging from twenty-five to forty years.

     Property And Equipment -- Property and equipment is reported at cost. Depreciation is charged to operations over the estimated useful lives of the assets using the straight-line method.

     Cash -- For purposes of reporting cash flows, cash includes all cash and short-term deposits available on demand, including certificates of deposit with an initial term to maturity of three months or less.

     Policy Liabilities -- Liabilities for future policy benefits of traditional ordinary life policies are computed using a net level premium method including assumptions as to investment yields, mortality, withdrawals, and other assumptions commensurate with the Company's past experience, modified as necessary to reflect anticipated trends, including possible unfavorable deviations. The liability for future policy benefits for universal life policies and deferred annuities is equal to the accumulated fund balance including interest credits at rates declared by the Company. Interest rate assumptions range from 4.25% to 10%. Assumed mortality and withdrawals are based on various industry published tables modified as appropriate for the Company's actual experience. Morbidity and withdrawals are based on actual and projected experience.

                         LAURENTIAN CAPITAL CORPORATION

   (ALL DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
     Life insurance in force, net of reinsurance, was approximately $2.6 billion as of December 31, 1994 and 1993.

     Liabilities for other policy claims and benefits payable include provisions for reported claims and an estimate based on ratios developed through prior experience for claims incurred but not reported.

     Assets Held In And Liabilities Related To Separate Accounts -- Investment annuity deposits and related liabilities represent deposits maintained by several banks under a previously offered tax deferred annuity program. The Company receives an annual fee from each bank for sponsoring the program and depositors may elect to purchase an annuity from the Company at which time funds are transferred to the Company.

     Premium Revenue And Related Expenses -- For traditional life and accident and health products, premiums are recognized as revenue when legally collectible from policyholders. Policy reserves have been established in a manner which allocates policy benefits and expenses on a basis consistent with the recognition of related premiums and generally results in the recognition of profits over the premium-paying period of the policies.

     For interest-sensitive life and universal life products, premiums are recorded in a policyholder account which is classified as a liability. Revenue is recognized as amounts are assessed against the policyholder account for mortality coverage and contract expenses. Surrender benefits reduce the account value. Death benefits are expensed when incurred, net of the account value.

     For investment type contracts, principally deferred annuity contracts, premiums are treated as policyholder deposits and are recorded as liabilities. Benefits paid reduce the policyholder liability. Revenues for investment products consist of investment income, with profits recognized as investment income earned in excess of the amount credited to the contracts. Reserves for these contracts represent the premiums received, plus accumulated interest. Contract benefits that are charged to expense include benefit claims incurred in excess of related contract values, and interest credited to contract values.

     Income Taxes -- Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, 'Accounting for Income Taxes' (SFAS
109). This statement requires the use of the asset and liability method of accounting for deferred income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts and their respective tax bases. Deferred tax assets and liabilities are measured by applying enacted statutory tax rates expected to apply to taxable income in the years in which those deferred tax assets and liabilities are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that such change is enacted.

     Prior years' financial statements have not been restated to reflect the provisions of SFAS 109. The adoption of SFAS 109 resulted in a cumulative benefit of $400,000 for the year ended December 31, 1993, or $0.05 per common share.

     Reinsurance -- Insurance liabilities are reported gross of the effects of reinsurance. Reinsurance receivables, including amounts related to insurance liabilities, are reported as assets. Estimated reinsurance receivables are recognized in a manner consistent with the liabilities related to the underlying reinsured contracts.

     Recently Issued Accounting Standards -- In May 1993, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 114, 'Accounting by Creditors for Impairment of a Loan' (SFAS
114), as amended by SFAS 118, 'Accounting by Creditors for Impairment of a Loan
- - -- Income Recognition and Disclosures' (SFAS 118), which

                         LAURENTIAN CAPITAL CORPORATION

   (ALL DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) establishes accounting standards for creditors when a loan is deemed impaired. These statements are primarily applicable to the Company's commercial loan portfolio, as residential loans are excluded. The Company has determined that the adoption of these statements will not have a material effect on the Company's financial position or results of operations, as the Company's impaired loan portfolio is not material. The Company will adopt these statements effective January 1, 1995.

     Reclassifications -- Certain reclassifications have been made in the previously reported financial statements to make the prior year amounts comparable to those of the current year.

2. INVESTMENTS

     Major categories of net investment income for the years ended December 31 are summarized as follows:


                                                                        1994       1993       1992
                                                                      ---------  ---------  ---------
Fixed maturities....................................................  $  38,230  $  39,243  $  37,718
Equity securities...................................................        572        485        656
Mortgage loans on real estate.......................................      2,376      3,331      4,721
Policy loans........................................................      3,006      3,082      3,301
Short-term investments..............................................        997      1,053      1,094
Investment real estate..............................................      1,819      1,820      2,215
Other investments...................................................        288        583        823
                                                                      ---------  ---------  ---------
                                                                         47,288     49,597     50,528
Less investment expenses............................................      2,412      2,777      3,601
                                                                      ---------  ---------  ---------
Net investment income...............................................  $  44,876  $  46,820  $  46,927
                                                                      ---------  ---------  ---------
                                                                      ---------  ---------  ---------

     Realized investment gains (losses) for the years ended December 31 are summarized as follows:

                                                                        1994       1993       1992
                                                                      ---------  ---------  ---------
Fixed maturities....................................................  $     624  $   3,306  $   2,799
Equity securities...................................................      1,750        310        658
Mortgage loans on real estate.......................................        139       (205)      (311)
Investment real estate..............................................       (230)      (671)    (3,093)
Other investments...................................................         40         33          0
                                                                      ---------  ---------  ---------
Total realized investment gains.....................................  $   2,323  $   2,773  $      53
                                                                      ---------  ---------  ---------
                                                                      ---------  ---------  ---------

     Included in realized investment gains (losses) for the years ended December 31 are adjustments for other than temporary impairments to the carrying value of investments, as follows:

                                                                        1994       1993       1992
                                                                      ---------  ---------  ---------
Fixed maturities....................................................  $       0  $     (17) $    (199)
Equity securities...................................................          0       (100)      (167)
Mortgage loans on real estate.......................................          0       (235)      (350)
Investment real estate..............................................          0          0     (3,937)
                                                                      ---------  ---------  ---------
Total impairments...................................................  $       0  $    (352) $  (4,653)
                                                                      ---------  ---------  ---------
                                                                      ---------  ---------  ---------

                         LAURENTIAN CAPITAL CORPORATION

   (ALL DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2. INVESTMENTS (CONTINUED)
     The increase (decrease) in unrealized gains (losses) on fixed maturities and equity securities for the years ended December 31 is summarized as follows:

                                                                          1994       1993       1992
                                                                       ----------  ---------  ---------
Fixed maturities held to maturity (not tax effected).................  $  (33,678) $       0  $       0
Fixed maturities (not tax effected)..................................  $        0  $   2,020  $  (6,792)
Fixed maturities available for sale (net of applicable deferred
  taxes).............................................................  $  (14,817) $       0  $       0
Equity securities (net of applicable deferred taxes).................  $   (1,698) $   1,451  $     455

     Gross unrealized gains pertaining to equity securities were $0.1 million and $2.4 million and gross unrealized losses were $0.8 million and $0.5 million, before tax effect, at December 31, 1994 and 1993, respectively.

     Certain investments, principally fixed maturities and mortgage loans on which the accrual of interest has been discontinued, amounted to $0.2 million and $1.3 million at December 31, 1994 and 1993, respectively.

     Certain investments totalling $358.7 million and $324.9 million, principally fixed maturities and mortgage loans, were on deposit with insurance departments of various states for the protection of policyholders at December 31, 1994 and 1993, respectively.

     Of the fixed maturity investments, $3.4 million at amortized cost, less other than temporary impairments, were rated as below investment grade as of December 31, 1994. These investments have an associated market value of $3.1 million. As of December 31, 1993, $8.8 million at amortized cost, with an associated market value of $9.1 million, were rated as below investment grade. Most of these securities have been evaluated by the National Association of Insurance Commissioners and found to be suitable for reporting at amortized cost. The Company does not expect these investment holdings to result in a material adverse effect on either the financial condition or results of operations. The Company's investment strategy is to hold fixed income instruments to maturity and to recognize other than temporary impairments on those investments where reduction in amounts to be received at maturity is likely.

     The amortized cost and fair values of investments in fixed maturities as of December 31, 1994 are as follows:

Fixed Maturities Held to Maturity

                                                                      GROSS        GROSS
                                                       AMORTIZED   UNREALIZED   UNREALIZED
                                                         COST         GAINS       LOSSES     FAIR VALUE
                                                      -----------  -----------  -----------  -----------
U.S. Treasury securities and obligations of U.S.
  government or other U.S. government corporations
  or agencies.......................................  $    96,744   $      68    $  12,864   $    83,948
Obligations of states and political subdivisions....          251           8            0           259
Debt securities issued by foreign governments.......           22           0            3            19
Corporate securities................................        5,188         119           83         5,224
Private mortgage-backed securities..................      171,213         793       18,265       153,741
                                                      -----------  -----------  -----------  -----------
Total...............................................  $   273,418   $     988    $  31,215   $   243,191
                                                      -----------  -----------  -----------  -----------
                                                      -----------  -----------  -----------  -----------

                         LAURENTIAN CAPITAL CORPORATION

   (ALL DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2. INVESTMENTS (CONTINUED)
     Included in U.S. government obligations are $94.0 million of mortgage-backed securities at amortized cost, with an associated fair value of $81.4 million, of which $67.0 million carry a U.S. government or quasi-government guarantee.

Fixed Maturities Available for Sale

                                                                      GROSS        GROSS
                                                       AMORTIZED   UNREALIZED   UNREALIZED
                                                         COST         GAINS       LOSSES     FAIR VALUE
                                                      -----------  -----------  -----------  -----------
U.S. Treasury securities and obligations of U.S.
  government or other U.S. government corporations
  or agencies.......................................  $    80,413   $     591    $   2,555   $    78,449
Obligations of states and political subdivisions....        3,650           2          355         3,297
Corporate securities................................       30,377         673          579        30,471
Private mortgage-backed securities..................      120,097           0       13,669       106,428
                                                      -----------  -----------  -----------  -----------
Total...............................................  $   234,537   $   1,266    $  17,158   $   218,645
                                                      -----------  -----------  -----------  -----------
                                                      -----------  -----------  -----------  -----------

     Included in U.S. government obligations are $64.2 million of mortgage-backed securities at amortized cost, with an associated fair value of $62.5 million, of which $50.2 million carry a U.S. government or quasi-government guarantee. Included in obligations of states and political subdivisions are $3.2 million of mortgage-backed securities at amortized cost, with an associated fair value of $2.8 million, which carry guarantees of various states.

     The amortized cost and fair value of fixed maturities as of December 31, 1994, by contractual maturity, are as follows. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Fixed Maturities Held to Maturity

                                                                                AMORTIZED
                                                                                  COST      FAIR VALUE
                                                                               -----------  -----------
Due in one year or less......................................................  $       466  $       450
Due after one year through five years........................................        5,454        5,278
Due after five years through ten years.......................................          833          871
Due after ten years..........................................................        1,436        1,439
                                                                               -----------  -----------
                                                                                     8,189        8,038
Mortgage-backed securities...................................................      265,229      235,153
                                                                               -----------  -----------
                                                                               $   273,418  $   243,191
                                                                               -----------  -----------
                                                                               -----------  -----------

                         LAURENTIAN CAPITAL CORPORATION

   (ALL DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2. INVESTMENTS (CONTINUED)
Fixed Maturities Available for Sale

                                                                                AMORTIZED
                                                                                  COST      FAIR VALUE
                                                                               -----------  -----------
Due in one year or less......................................................  $       726  $       720
Due after one year through five years........................................       20,564       20,655
Due after five years through ten years.......................................        9,267        9,109
Due after ten years..........................................................       16,560       16,398
                                                                               -----------  -----------
                                                                                    47,117       46,882
Mortgage-backed securities...................................................      187,420      171,763
                                                                               -----------  -----------
                                                                               $   234,537  $   218,645
                                                                               -----------  -----------
                                                                               -----------  -----------

     The amortized cost and fair values of investments in fixed maturities as of December 31, 1993 are as follows:

                                                                      GROSS        GROSS
                                                       AMORTIZED   UNREALIZED   UNREALIZED
                                                         COST         GAINS       LOSSES     FAIR VALUE
                                                      -----------  -----------  -----------  -----------
U.S. Treasury securities and obligations of U.S.
  government or other U.S. government corporations
  or agencies.......................................  $   135,816   $   2,975    $   1,038   $   137,753
Obligations of states and political subdivisions....        4,138          57           32         4,163
Debt securities issued by foreign governments.......        1,027          42            0         1,069
Corporate securities................................       56,690       4,618          201        61,107
Private mortgage-backed securities..................      260,997       4,916        1,508       264,405
                                                      -----------  -----------  -----------  -----------
Total...............................................  $   458,668   $  12,608    $   2,779   $   468,497
                                                      -----------  -----------  -----------  -----------
                                                      -----------  -----------  -----------  -----------

     Included in U.S. government obligations are $128.5 million of mortgage-backed securities, with an associated fair value of $130.3 million, of which $91.0 million carry a U.S. government or quasi-government guarantee. Included in obligations of states and political subdivisions are $3.3 million of mortgage-backed securities, with an associated fair value of $3.3 million, which carry guarantees of various states.

     Proceeds from sales, maturities and repayments of investments in fixed maturities for 1994, 1993 and 1992 totalled $79.6 million, $192.2 million, and $168.3 million, respectively. Related gross investment gains and losses for the period were as follows:

                                                                             1994       1993       1992
                                                                           ---------  ---------  ---------
Gross gains..............................................................  $     850  $   3,710  $   4,286
Gross losses.............................................................       (226)      (387)    (1,288)

                         LAURENTIAN CAPITAL CORPORATION

   (ALL DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

3. OTHER FINANCIAL INSTRUMENTS

     The following estimated fair value disclosures are limited to the reasonable estimates of the fair value of the Company's financial instruments, whether or not recognized in the balance sheet. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot necessarily be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. The disclosures exclude certain financial instruments. Therefore, presentation of the estimated fair value of assets based on the above methodology without a corresponding revaluation of liabilities associated with insurance contracts can be misinterpreted.

  Policy Loans

     Policy loans are issued with interest rates that range from 3 1/2% to 8%, depending on the terms of the insurance policy. Future cash flows of policy loans are uncertain and difficult to predict. As a result, management deems it impractical to calculate the fair value of policy loans.

  Mortgage Loans and Real Estate

     Mortgage loans are valued at unpaid balances, net of valuation allowances and adjusted for amortization of discount or premium. The Company has not been active in mortgage lending for some time, and the carrying value of the loan portfolio has decreased from $73.0 million at December 31, 1986 to the current balance of $21.4 million. Approximately 75% of the portfolio consists of commercial loans. After comparing the yield and maturity make-up of the portfolio with current offerings of mortgage-backed securities (both residential and commercial), the Company believes that the fair value of its mortgage loans approximates its current carrying value. Real estate is valued at cost less accumulated depreciation. Appraisals are obtained on a periodic basis and adjustments are made when necessary to ensure carrying values are not in excess of the underlying market values of the property.

4. DEBT

     Debt as of December 31 is summarized as follows:

                                                                    1994       1993
                                                                  ---------  ---------
Amounts due.....................................................  $  45,000  $  54,822
                                                                  ---------  ---------
                                                                  ---------  ---------

     On April 25, 1994, the Company entered into a revolving credit facility in the amount of $45 million which matures on April 25, 1999 to refinance part of its previously outstanding Revolving Underwriting Facility ('RUF') which matured at that date. The new credit facility, together with the payment of $10 million by the Company, satisfied the repayment of the RUF. Pursuant to the terms of the new credit facility, the Company will pay interest at a variable rate equal to 1.125% above the London Interbank Offered Rate (LIBOR). The debt is collateralized by the Company's stock in one of its insurance subsidiaries. There are covenants relating to the Company's activities and financial condition, including a requirement that the Company maintain a minimum net worth, as defined under the new credit facility, of $75 million.

     As of December 31, 1993, the Company's indebtedness under the RUF amounted to $54.8 million. Pursuant to the terms of the RUF, the Company paid interest at a variable rate, with a maximum rate equal to 0.30% above LIBOR. On March 6, 1991, the Company had entered into an Interest Rate Swap Agreement which fixed the LIBOR component of the RUF at 7.94% beginning April 29, 1991 through April 25, 1994.

     Interest expense included in the consolidated statements of operations was $3.6 million, $4.9 million, and $5.0 million for 1994, 1993 and 1992, respectively.

     Cash paid for interest was $4.0 million, $4.9 million, and $5.3 million for 1994, 1993 and 1992, respectively.

     Repayment of the revolving credit facility is scheduled as follows:

1995.........................................................................  $       0
1996.........................................................................          0
1997.........................................................................      4,583
1998.........................................................................      9,167
1999.........................................................................     31,250
                                                                               ---------
     Total...................................................................  $  45,000
                                                                               ---------
                                                                               ---------

5. FEDERAL INCOME TAXES

     Deferred tax assets and liabilities computed at the statutory rate related to temporary differences as of December 31 are as follows:

                                                                               1994        1993
                                                                             ---------  ----------
Deferred Tax Assets:
  Fixed maturities.........................................................  $       0  $      340
  Fixed maturities available for sale......................................      5,403           0
  Equity securities........................................................      1,041           0
  Value of business in force...............................................      2,850       2,966
  Policyholder liabilities.................................................      3,233       1,056
  Net operating loss and credit carryforwards..............................      8,274      12,363
  Other assets and liabilities.............................................      3,054       3,423
                                                                             ---------  ----------
Total deferred tax assets..................................................     23,855      20,148
  Valuation allowance......................................................     (7,193)     (8,735)
                                                                             ---------  ----------
Deferred tax assets -- net of valuation allowance..........................     16,662      11,413
                                                                             ---------  ----------
Deferred Tax Liabilities:
  Deferred policy acquisition costs........................................    (19,352)    (19,833)
  Fixed maturities.........................................................       (447)          0
  Equity securities........................................................          0      (1,008)
  Mortgage loans and real estate...........................................     (3,888)     (1,850)
  Property, plant and equipment............................................       (686)       (549)
                                                                             ---------  ----------
Deferred tax liabilities...................................................    (24,373)    (23,240)
                                                                             ---------  ----------
Total deferred taxes -- net................................................  $  (7,711) $  (11,827)
                                                                             ---------  ----------
                                                                             ---------  ----------

     A valuation allowance of $7.2 million and $8.7 million has been established as of December 31, 1994 and 1993, respectively, for certain capital and operating loss carryforwards and temporary differences due to the uncertainty of their eventual realization. The valuation allowance was reduced by $1.5 million during 1994 for the realization of benefits associated with the deferred tax assets related to certain real estate sold during 1994, net operating losses utilized in 1994, and temporary differences of the non-life companies. The valuation allowance was reduced by $0.6 million during 1993 for the realization of benefits associated with the sale of certain real estate assets. The valuation

                         LAURENTIAN CAPITAL CORPORATION

   (ALL DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

5. FEDERAL INCOME TAXES (CONTINUED)

allowance against deferred tax assets will be continually evaluated and adjustments will be reflected in the Statement of Operations as an increase or decrease in income tax expense.

     For 1992, under previously enacted GAAP, the total provision for federal income tax differed from amounts currently payable due to providing deferred taxes on certain items reported for financial statement purposes in periods which differed from those in which they were reported for tax purposes.

     Details of the deferred tax provision for the year ended December 31, 1992 are as follows:

Deferred policy acquisition costs..............................................  $  (1,301)
Benefit and other policy liability changes.....................................      4,403
                                                                                 ---------
                                                                                 $   3,102
                                                                                 ---------
                                                                                 ---------

     The Company's effective income tax rate varied from the statutory federal income tax rate for the years ended December 31 as follows:

                                                                           1994       1993       1992
                                                                         ---------  ---------  ---------
Statutory federal income tax rate applied to pre-tax
  income...............................................................  $   4,270  $   3,869  $   3,460
Dividends received and tax-exempt interest deduction...................        (53)       (36)       (44)
Reduction in valuation allowance.......................................     (1,542)      (588)         0
Distribution from Policyholders' Surplus Account.......................        340          0          0
Operating losses for which no benefit has been
  recognized...........................................................          0          0        739
Permanent differences related to sales of subsidiaries.................          0        194          0
Net effects of purchase accounting adjustments.........................          0          0       (888)
Other items, net.......................................................         43        145        196
                                                                         ---------  ---------  ---------
Income tax expense on income...........................................  $   3,058  $   3,584  $   3,463
                                                                         ---------  ---------  ---------
                                                                         ---------  ---------  ---------

     Under previous life insurance company tax laws, a portion of the Company's gain from operations which was not subject to current income taxation was accumulated for tax purposes in memoranda accounts designated as the Policyholders' Surplus Accounts. The aggregate accumulation in these accounts at December 31, 1994 was approximately $8.6 million. The unrecognized deferred tax liability related to this temporary difference is $3.0 million. During 1994, the Company recognized a tax liability of $0.3 million on Prairie States' Policyholders' Surplus Account due to distributions in excess of its Shareholders' Surplus Account balance. With respect to the other Policyholders' Surplus Accounts, should the accumulation in the Policyholders' Surplus Accounts exceed certain stated maximums, or if certain other events occur, all or a portion of the Policyholders' Surplus Accounts may be subject to federal income taxes at rates then in effect. Deferred taxes have not been established for such amounts since the Company does not anticipate paying taxes on the Policyholders' Surplus Accounts.

                         LAURENTIAN CAPITAL CORPORATION

   (ALL DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

5. FEDERAL INCOME TAXES (CONTINUED)
     For federal income tax return purposes, the Company has total estimated unused tax loss carryforwards at December 31, 1994 as follows:

GENERATED                                                         AMOUNT    EXPIRATION
- - ---------------------------------------------------------------  ---------  -----------
1986...........................................................  $     205        2001
1987...........................................................      2,748        2002
1988...........................................................      6,027        2003
1989...........................................................      7,791        2004
1990...........................................................      3,751        2005
1991...........................................................      3,816        2006
1992...........................................................      2,419        2007
1993...........................................................        276        2008
                                                                 ---------
                                                                 $  27,033
                                                                 ---------
                                                                 ---------

     For federal income tax purposes, the Company has total estimated investment tax credit carryforwards of $0.2 million which expire in years 1997 through 1999. The Company has a total estimated alternative minimum tax (AMT) carryforwards of $1.8 million which can be utilized in future tax years to reduce current taxes payable. Utilization of this AMT credit is limited to the excess, if any, of the Company's regular tax liability over its AMT liability. However, this credit can be carried forward indefinitely into future tax years. Included in the tax loss and credit carryforwards are certain amounts that may only be utilized by the company that generated the loss.

     The Company recognized tax benefits of $2.7 million in 1992 associated with certain tax loss carryforwards related to previous acquisitions. For 1992, under the then enacted GAAP pronouncements, these benefits were recorded as an adjustment to the purchase price allocation and were reflected as decreases in Deferred Income Taxes, Costs In Excess of Net Assets Acquired, and Deferred Policy Acquisition Costs in the consolidated balance sheets. For 1994 and 1993, under SFAS 109, deferred tax assets have been established for the benefits arising from net loss and credit carryforwards of the Company and its subsidiaries. Future utilization of the net loss and credit carryforwards of the life insurance companies will not affect the Company's effective tax rate in those years because the full tax benefit for these items has been reflected in the financial statements. A portion of the benefit realized from the future utilization of the net losses of the non-life companies will affect the Company's effective tax rates in those years because a valuation allowance has been established against some of these deferred tax assets.

     Cash paid for federal income taxes was $1.0 million, $0.3 million, and $0.4 million for 1994, 1993 and 1992, respectively.

6. REDEEMABLE PREFERRED STOCK

     The Company has authorized 5 million shares of preferred stock of which approximately 58,000 shares were issued on July 7, 1987. Each share of Series A Redeemable Preferred Stock is entitled to receive cumulative annual dividends of $6 per share. Each share of the Series A Redeemable Preferred Stock was convertible into 3.75 shares of the Company's common stock until July 7, 1994, and is convertible into 2.75 shares until July 7, 1997, subject to adjustment in certain events. The stock has a liquidation preference of $100 per share plus accrued dividends and is subject to mandatory redemption provisions which provide that no more than 80% of the original issue will be outstanding at the end of the sixth year after the issuance, with further reductions of 20% of the original issue being required in each of the following four years. During 1993, the Company completed a tender offer

                         LAURENTIAN CAPITAL CORPORATION

   (ALL DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

6. REDEEMABLE PREFERRED STOCK (CONTINUED)

wherein 4,534 shares of the redeemable
preferred stock were purchased for $87 per share and subsequently retired. During 1994, the Company redeemed 8,524 shares of the preferred stock at $100 per share, in accordance with the mandatory redemption provision, and subsequently retired the stock. In order to satisfy the 1995 mandatory redemption provision, the Company must redeem 9,832 additional shares by July 7, 1995.

     The remaining 4.97 million unissued shares of preferred stock may be divided into series with rights and preferences established at the discretion of the Board of Directors.

7. STOCKHOLDERS' EQUITY AND RESTRICTIONS

     Dividend payments to the Company from its insurance subsidiaries are restricted by state insurance law as to the amount that may be paid without prior notice or approval by insurance regulatory authorities. The maximum dividend distribution which can be made to the Company by Loyal during 1995 without prior notice or approval is $3.4 million. Upon prior notice to state regulatory authorities, the maximum dividend distribution which can be made by Prairie States to Prairie National during 1995 under current insurance law is $5.6 million. This distribution would then be available to Prairie National to remit interest and principal payments due under its surplus debenture to the Company, subject to prior approval of the state regulatory authorities. The unpaid balance of the surplus debenture is $24 million at December 31, 1994.

     Dividend payments of $4.3 million and $2.1 million were made to the Company by its insurance subsidiaries during the years ended December 31, 1993 and 1992, respectively. Surplus debenture interest and principal payments were $8.4 million, $6.8 million and $1.2 million for the years ended December 31, 1994, 1993 and 1992, respectively.

     In connection with the 1989 acquisition of Rushmore, the policyholders of Rushmore are entitled to 90% of the statutory accounting earnings arising from the existing participating business during the ten years after the acquisition. In addition, the statutory surplus which was in existence at the date of acquisition has been distributed to the policyholders.

     Approximately 14% of the Company's insurance in force is related to participating insurance policies. A portion of the Company's earnings is allocated to these policies based on excess interest earnings, mortality savings and premium loading experience. Premium income and dividends allocated to participating policies during the past three years were as follows:

                                                      1994       1993       1992
                                                    ---------  ---------  ---------
Premium income....................................  $  11,761  $  12,924  $  15,131
Dividends allocated...............................      2,129      2,540      3,894

                         LAURENTIAN CAPITAL CORPORATION

   (ALL DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

8. STOCK OPTION AND OTHER INCENTIVE PLANS

STOCK OPTION PLAN

     Under the terms of the Company's Amended and Restated Executive Stock Option Plan (Plan), options to purchase up to the greater of 800,000 shares or 10.3% of the Company's outstanding common stock may be granted to officers and key employees. Options are granted at not less than market value on the date of grant and are exercisable during the term fixed by the Company, but not earlier than six months, nor later than ten years after the date of the grant.

     Transactions for 1994, 1993, and 1992 are as follows:

                                                                      1994       1993       1992
                                                                    ---------  ---------  ---------
                                                                        (AMOUNTS IN THOUSANDS
                                                                        EXCEPT DOLLAR AMOUNTS)
Options outstanding, January 1....................................        455        351        266
Granted...........................................................        126        190        139
Exercised.........................................................         79         37          8
Cancelled.........................................................          5         49         46
                                                                    ---------  ---------  ---------
Options outstanding, December 31..................................        497        455        351
                                                                    ---------  ---------  ---------
                                                                    ---------  ---------  ---------
Option price range at December 31.................................  $   2.125  $   2.125  $   2.125
                                                                           to         to         to
                                                                    $    8.50  $   6.875  $    5.25
Options exercisable at December 31................................        298        236        129
Options available for grant at December 31........................        303        345        449

     The Plan allows the Company to grant up to 800,000 Rights to officers and key employees. Rights entitle the grantee to receive the appreciation in value of the shares (the difference between market price of a common share at the time of exercise of the Rights and the base price) in cash. The Rights are exercisable during the term fixed by the Company, but in no case sooner than six months or later than ten years after the date of grant.

     No Rights were exercised or cancelled during 1994. There are currently 349,044 rights granted at exercise prices ranging from $2.125 to $5.50 per share. Compensation expense recorded in 1994, 1993 and 1992 with respect to these Rights was approximately $1.3 million, $0.7 million and $1.0 million, respectively.

DEFERRED AND INCENTIVE COMPENSATION PLANS

     The Company has various incentive and deferred compensation plans administered by the Human Resources Committee of the Board of Directors. In 1994, 1993 and 1992, the Company recognized associated expenses of approximately $680,000, $698,000, and $532,000, respectively.

                         LAURENTIAN CAPITAL CORPORATION

   (ALL DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

9. RELATED PARTY MATTERS

     The Company paid or accrued approximately $152,000, $209,000, and $214,000, to Desjardins Laurentian and its affiliates for various services in 1994, 1993, and 1992, respectively.

10. EMPLOYEE BENEFIT PLANS

     The Company maintains a 401(k) profit sharing savings plan for employees who meet certain eligibility requirements. This plan provides for a Company matching contribution of 25-50% of eligible employee contributions up to 6% of salary. Supplemental Company contributions are provided based on consolidated earnings. The Company contributed approximately $152,000, $148,000 and $98,000 to the 401(k) profit sharing savings plan during 1994, 1993 and 1992, respectively, for employee matching. Effective January 1, 1993, the Company instituted a profit sharing element which provides for contributions by the Company ranging from 2-6% of the annual salary of eligible employees. Additionally, $437,000 and $425,000 were accrued in 1994 and 1993 for the plan's profit sharing element.

     In January 1993, the Company filed a standard termination notice with the Pension Benefit Guaranty Corporation (PBGC) for the purpose of terminating the Company's former defined benefit pension plan. The Company ceased to accrue benefits for service cost as of December 31, 1992, and all participants in the plan became fully vested at that date. On March 22, 1993 a favorable determination was issued by the Internal Revenue Service on the plan termination. The Company then distributed plan assets to vested participants in accordance with PBGC established formulas. The Company made funding contributions of $1.1 million during 1993 to satisfy all plan obligations. Distributions were in the form of either a rollover to the Company 401(k) profit sharing savings plan, a purchase of a non-participating annuity contract, or a lump sum cash payment.

11. REINSURANCE

     The Company is contingently liable with respect to reinsurance ceded in that the liability for such reinsurance would become that of the Company upon the failure of any reinsurer to meet its obligations under a particular reinsurance agreement. The maximum liability which the Company retains on any one life is $125,000 under ordinary and group policies.

     The Company had reinsured approximately $0.8 billion of life insurance in force at December 31, 1994 and 1993. Total premium income ceded during the years ended December 31, 1994, 1993, and 1992 was $5.8 million, $6.8 million, and $6.4 million, respectively. Reinsurance recoveries for the years ended December 31, 1994, 1993 and 1992 were $7.6 million, $6.8 million and $5.7 million, respectively.

     Included in reinsurance receivables are $1.1 million and $1.7 million representing amounts recoverable for claims ceded to reinsurers as of December 31, 1994 and 1993, respectively. Included in other liabilities are $0.9 million and $0.4 million representing amounts payable for premiums ceded to reinsurers as of December 31, 1994 and 1993, respectively.

     At December 31, 1994 and 1993, reinsurance receivables amounted to $92.2 million and $39.0 million, respectively. Of the 1994 amount, $50.0 million is applicable to reinsurance activities at Assured (which was acquired by Prairie States during 1994) and is associated with two reinsurers. Excluding the amount applicable to Assured, reinsurance receivables with carrying values of $23.8 million and $25.1 million were associated with two additional reinsurers at December 31, 1994 and 1993, respectively.

                         LAURENTIAN CAPITAL CORPORATION

   (ALL DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

12. COMMITMENTS AND CONTINGENCIES

LEASES

     Other liabilities include a capitalized lease obligation associated with the financing and leasing of Prairie States' home office. In addition, the Company leases office space, data processing equipment and certain other equipment under operating leases.

     Aggregate maturities of the capitalized lease obligation and future minimum aggregate rental payments required under non-cancelable operating leases as of December 31, 1994, are as follows:

                                                                      CAPITALIZED    OPERATING
                                                                         LEASE         LEASE
YEAR ENDING DECEMBER 31,                                              OBLIGATION    OBLIGATIONS
- - --------------------------------------------------------------------  -----------  -------------
1995................................................................   $     314     $     201
1996................................................................         201           111
1997................................................................           0            69
                                                                      -----------       ------
                                                                             515     $     381
                                                                                        ------
                                                                                        ------
Less amount representing interest...................................          39
                                                                      -----------
                                                                       $     476
                                                                      -----------
                                                                      -----------

     Rental expense for operating leases was approximately $0.6 million in 1994, $0.7 million in 1993, and $1.7 million in 1992.

FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

     The Company had been a party to financial instruments with off-balance-sheet risk in the normal course of business to reduce its own exposure to fluctuations in interest rates. At December 31, 1993, the Company was a party to a five year Revolving Underwriting Facility (RUF) for maximum unsecured borrowings of $54.8 million maturing in April of 1994. Pursuant to the RUF, the Company paid interest at a variable rate, with a maximum rate equal to 0.30% above the London Interbank Offered Rate (LIBOR). On March 6, 1991, the Company entered into an Interest Rate Swap Agreement (Swap Agreement) to reduce the impact of changes in interest rates on its floating long-term debt. The Swap Agreement was with a commercial bank for a notional amount of $55 million. This agreement effectively changed the Company's interest rate exposure on the RUF from a floating LIBOR rate to a fixed LIBOR rate of 7.94%. The Company had been exposed to interest rate risk in the event of nonperformance by the commercial bank. The Swap Agreement matured at the time of the RUF maturity. The Company has not entered into a Swap Agreement or any other agreement which would effectively fix the interest rate on the Company's refinanced debt.

INVESTMENT PORTFOLIO CREDIT RISK

  Bonds:

     The Company's bond investment portfolio is predominately comprised of investment grade securities. At December 31, 1994, approximately $3.4 million in debt securities, at amortized cost (0.7% of debt securities) are considered 'below investment grade'. Securities are classified as 'below investment grade' by utilizing rating criteria employed by independent bond rating agencies.

     The Company has approximately 88% of its $508 million fixed maturity portfolio (amortized cost basis) invested in assets of either U.S. government agency pass-through mortgages (GNMA, FNMA, or FHLMC) or 'private-label' mortgage-backed securities as of December 31, 1994.

                         LAURENTIAN CAPITAL CORPORATION

   (ALL DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

12. COMMITMENTS AND CONTINGENCIES (CONTINUED)
  Mortgage Loans:

     Mortgage loans are primarily related to underlying real property investments in office and apartment buildings and retail/commercial and industrial facilities.

     At December 31, 1994, delinquent mortgage loans (i.e., loans where payments on principal and/or interest are over 60 days past due) amounted to $0.4 million, or 1.9% of the loan portfolio. The Company had loans outstanding in the states of Colorado and Florida, with combined principal balances in the aggregate approximating $9.8 million.

LITIGATION

     The Company is involved in certain litigation arising in the ordinary course of business. Management does not anticipate any judgments against the Company in excess of liabilities already established which would have a material impact, individually or in the aggregate, on the financial position or results of operations of the Company.

13. STATUTORY FINANCIAL STATEMENTS

     Insurance subsidiaries of the Company are required to file statutory financial statements with state insurance regulatory authorities. Accounting principles used to prepare these financial statements differ from GAAP. Consolidated net income and shareholders' equity on a statutory basis for the insurance companies for the years ended December 31 are as follows:

                                                            1994       1993       1992
                                                          ---------  ---------  ---------
Net income..............................................  $  11,702  $   7,625  $   6,298
Capital and surplus.....................................     60,012     59,167     55,240

                         LAURENTIAN CAPITAL CORPORATION

   (ALL DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

14. SELECTED CONSOLIDATED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                       FIRST     SECOND      THIRD     FOURTH
                                                                      QUARTER    QUARTER    QUARTER    QUARTER
                                                                     ---------  ---------  ---------  ---------
1994
REVENUES:
Premiums...........................................................  $  19,276  $  21,377  $  22,802  $  22,296
Net investment income..............................................     10,996     10,963     11,439     11,478
Realized investment gains (losses).................................      1,622        758         87       (144)
Other income.......................................................        866        790      1,447      1,632
                                                                     ---------  ---------  ---------  ---------
                                                                        32,760     33,888     35,775     35,262
                                                                     ---------  ---------  ---------  ---------
BENEFITS AND EXPENSES:
Benefits and settlement expenses...................................     18,348     19,751     21,222     19,692
Amortization of deferred policy acquisition costs..................      3,468      3,217      4,144      3,739
Insurance and other expenses.......................................      7,806      7,749      7,255      8,728
                                                                     ---------  ---------  ---------  ---------
                                                                        29,622     30,717     32,621     32,159
                                                                     ---------  ---------  ---------  ---------
Income before income taxes.........................................      3,138      3,171      3,154      3,103
INCOME TAX EXPENSE (BENEFIT):
Current............................................................        100        100        300        645
Deferred...........................................................        810        693        457        (47)
                                                                     ---------  ---------  ---------  ---------
                                                                           910        793        757        598
                                                                     ---------  ---------  ---------  ---------
NET INCOME.........................................................  $   2,228  $   2,378  $   2,397  $   2,505
                                                                     ---------  ---------  ---------  ---------
                                                                     ---------  ---------  ---------  ---------
EARNINGS PER SHARE.................................................  $    0.29  $    0.30  $    0.31  $    0.32
                                                                     ---------  ---------  ---------  ---------
                                                                     ---------  ---------  ---------  ---------

                         LAURENTIAN CAPITAL CORPORATION

   (ALL DOLLAR AMOUNTS IN TABLES ARE IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

14. SELECTED CONSOLIDATED QUARTERLY FINANCIAL DATA (UNAUDITED) (CONTINUED)

                                                                       FIRST     SECOND      THIRD     FOURTH
                                                                      QUARTER    QUARTER    QUARTER    QUARTER
                                                                     ---------  ---------  ---------  ---------
1993
REVENUES:
Premiums...........................................................  $  19,664  $  20,650  $  21,078  $  20,051
Net investment income..............................................     11,353     12,030     12,468     10,969
Realized investment gains..........................................        236      1,028        851        658
Other income.......................................................        906        952      1,120        240
                                                                     ---------  ---------  ---------  ---------
                                                                        32,159     34,660     35,517     31,918
                                                                     ---------  ---------  ---------  ---------
BENEFITS AND EXPENSES:
Benefits and settlement expenses...................................     19,442     19,753     20,759     17,161
Amortization of deferred policy acquisition costs..................      3,164      3,164      2,857      4,041
Insurance and other expenses.......................................      7,156      8,778      8,849      7,752
                                                                     ---------  ---------  ---------  ---------
                                                                        29,762     31,695     32,465     28,954
                                                                     ---------  ---------  ---------  ---------
Income before income taxes and cumulative effect of accounting
  change...........................................................      2,397      2,965      3,052      2,964
INCOME TAX EXPENSE (BENEFIT):
Current............................................................         50        160        190       (150)
Deferred...........................................................        645        756        765      1,168
                                                                     ---------  ---------  ---------  ---------
                                                                           695        916        955      1,018
                                                                     ---------  ---------  ---------  ---------
Income before cumulative effect of accounting change...............      1,702      2,049      2,097      1,946
CUMULATIVE EFFECT OF ACCOUNTING CHANGE:
  Adoption of SFAS 109.............................................        400          0          0          0
                                                                     ---------  ---------  ---------  ---------
NET INCOME.........................................................  $   2,102  $   2,049  $   2,097  $   1,946
                                                                     ---------  ---------  ---------  ---------
                                                                     ---------  ---------  ---------  ---------
EARNINGS PER SHARE:
Income before cumulative effect of accounting change...............  $    0.22  $    0.26  $    0.27  $    0.25
Cumulative effect of accounting change:
  Adoption of SFAS 109.............................................       0.05       0.00       0.00       0.00
                                                                     ---------  ---------  ---------  ---------
NET INCOME.........................................................  $    0.27  $    0.26  $    0.27  $    0.25
                                                                     ---------  ---------  ---------  ---------
                                                                     ---------  ---------  ---------  ---------

                    3 MONTHS ENDED MARCH 31, 1995 AND 1994

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

Premium Income

The following table sets forth for the periods shown the amount of premium income for the Company, and the percentage change from the corresponding prior-year period:

                                             Three Months Ended
                                                  March 31
                                           ----------------------
                                           (Dollars in thousands)
   1995 amount                                    $23,529

   1994 amount                                     19,276

   Percentage increase                               22.1%

For the three month period ended March 31, 1995, the increase in premium income compared to the prior period was due to increased single premium life insurance sales at Prairie and higher levels of accident and health insurance sales at Loyal.

Net Investment Income, Realized Investment Gains and Other Income

The following table sets forth for the periods shown the aggregate amount of net investment income, gross realized investment gains and other income and the percentage change from the corresponding prior-year period:

                                             Three Months Ended
                                                  March 31
                                           ----------------------
                                           (Dollars in thousands)
   1995 amount                                   $13,498

   1994 amount                                    13,484

   Percentage increase                               0.1%

For the three month period ended March 31, 1995, net investment income, realized investment gains and other income remained stable, on an aggregate basis, as compared to 1994. The decrease in realized investment gains of $1.1 million, most of which resulted from the Company's sale during the first quarter of 1994 of its investment in North American National Corporation for a gross realized gain of $1.7 million, was offset by increases in net investment income of $0.6 million and other revenue of $0.5 million. The increase in net investment income reflects the improving portfolio yield as funds invested during the fourth quarter of 1994 and the first quarter of 1995 were invested at higher rates than the portfolio yield. An increase in invested assets has also contributed to higher investment income.

Benefits & Expenses

The following table sets forth for the periods shown the benefits and expenses incurred by the Company as a percentage of premium income:

                                 Three Months Ended
                                      March 31
                                ----------------------
                                Benefits      Expenses
                                --------      --------
         1995                      95.2%        47.5%
         1994                      95.2%        58.5%
         Increase (decrease)        0.0%      (11.0)%

For the three month period ended March 31, 1995, benefits increased by approximately $4.0 million as compared to the prior year. The increase was due primarily to increased benefit reserves on new business at Prairie, which is directly attributable to its increase in premium income.

Total expenses decreased $0.1 million for the three month period ended March 31, 1995, when compared to the prior year's period. The decrease was due to reduced interest expense on the Company's debt due to refinancing in April 1994 at a lower amount and a lower interest rate, in addition to lower general and administrative expenses. These reductions were offset by the Company's continued investment in its sales distribution network.

Income Taxes

The Company's effective tax rates for the periods ended March 31, 1995 and 1994 were 34% and 29%, respectively. The 1995 effective tax rate is equal to the statutory tax rate. The effective tax rate for the 1994 period reflects the realization of certain tax benefits associated with the Company's sale of certain real estate assets during the 1994 period.

Net Income

The following table sets forth for the periods shown net income and earnings per share:

                                 Three Months Ended
                                      March 31
                                ----------------------
                  (Dollars in thousands except per share amounts)
                                Net income       Earnings
                                  Amount        Per Share
                                  ------        ---------
   1995 amount                    $2,291            $0.30

   1994 amount                     2,228             0.29

   Increase amount                    63             0.01

The improvement in net income of approximately $63,000 for the three month period ended March 31, 1995, over the corresponding period in 1994, was due primarily to increased sales, lower interest expense, and higher investment income offset by a decrease in realized gains and a higher effective tax rate.

Liquidity and Capital Resources

The life insurance industry is one that normally produces a positive cash flow from operations and scheduled principal repayments from portfolios of fixed maturity investments (bonds and redeemable preferred stocks) and mortgage loans. This cash flow is used to fund an investment portfolio to finance future benefit payments, which represent long-term obligations reserved using certain assumed interest rates. Since future benefit payments are primarily long-term obligations, the Company's investments are predominately long-term fixed rate investments such as bonds and mortgage loans which should provide a sufficient return to cover these obligations. The nature and quality of the various types of investments made by a life insurance company must comply with the statutes and regulations imposed by the states in which that company is licensed. These statutes and regulations generally require that investments be in high grade investments which provide protection for policyholders.

As of March 31, 1995, the Company's total fixed maturity investment portfolio had an amortized cost of $504.7 million with a market value of $479.3 million, $25.4 million below amortized cost. This differential between amortized cost and market is significantly influenced by changes in interest rates subsequent to purchase of the investment. The Company had $20.8 million in mortgage loans at March 31, 1995, which could reflect a small premium or discount if those loans had quoted market prices. Since these assets are invested for terms generally corresponding to anticipated future benefit payments and carry interest rates in excess of assumed reserve interest rates, they produce predictable cash flows and when combined with future premium income should be sufficient to fund the Company's future benefit payments in the ordinary course of business without any need for liquidation prior to maturity.

The Company holds a substantial position in mortgage-backed securities ("MBS"). These are instruments collaterized by pools of residential or commercial mortgages, which return interest and principal payments to the investor monthly. The Company's MBS holdings are primarily issued by either U.S. government agencies (i.e., GNMA, FNMA and FHLMC) or major U.S. financial institutions. MBS are subject to prepayment risk, especially in periods when interest rates are falling, which can adversely affect their yield and maturity. With the significant decline experienced in interest rates throughout 1993, the Company had experienced significant prepayment activity. As a result, the Company experienced a decline in the portfolio yield as a result of reinvesting these proceeds into similar investments at then lower interest rates. The level of prepayment activity abated steadily during 1994. The portfolio yield is modestly improving as maturities and new funds are being invested at higher rates in the current economic environment.

Policy loans at March 31, 1995 were $50.3 million. These loans have associated rates in the 3.5% to 8% range, at least equal to the assumed interest rates used for future policy benefits; accordingly, policy loans should not result in negative cash flow.

In addition to the cash flow necessary to fund benefit payments, the Company requires cash flows for operating and administrative expenses. The level of expenses normally fluctuates in direct proportion to the amount of premium produced; however, the Company's cash disbursements in the holding company have from time to time exceeded its cash receipts, principally due to its former acquisitions program. Funding of interest on debt incurred in connection with acquisitions and the subsequent consolidation of operations required an expenditure of approximately $0.9 million for the three month period ended March 31, 1995.

The Company's subsidiaries are currently producing earnings and net cash flow sufficient to cover debt service at the parent. However, under the insurance laws of the states in which the Company's insurance subsidiaries are domiciled, certain restrictions are imposed on cash dividends from the subsidiaries to the parent. The insurance laws and regulations generally limit the amount of dividends to the greater of net statutory gain from operations or 10% of statutory surplus, and dividends in excess of these amounts can be paid only with the prior approval of the insurance regulators.

                         LAURENTIAN CAPITAL CORPORATION
                          CONSOLIDATED BALANCE SHEETS
                             (Dollars In Thousands)

                                                                                March 31,     December 31,
                                                                                  1995           1994
                                                                               ----------     ------------
                                                                               (Unaudited)
ASSETS

Investments:
  Fixed maturities held to maturity, at
    amortized cost (market, 1995 - $259,136;
    1994 - $243,191)...................................................        $ 277,624        $ 273,418
  Fixed maturities available for sale, at
    market (amortized cost, 1995 - $227,092;
    1994 - $234,537)...................................................          220,138          218,645
  Equity securities, at market (cost,
    1995 - $11,226; 1994 - $11,313)....................................           11,124           10,638
  Mortgage loans on real estate........................................           20,826           21,420
  Investment real estate...............................................            3,997            4,489
  Policy loans.........................................................           50,290           50,600
  Short-term investments...............................................           12,330            1,616
                                                                              ----------       ----------

        TOTAL INVESTMENTS..............................................          596,329          580,826

Cash...................................................................           13,528           20,250
Accounts, notes and premiums receivable................................           13,788            5,379
Reinsurance receivables................................................           70,982           92,170
Accrued investment income..............................................            6,016            6,190
Deferred policy acquisition costs......................................           74,830           74,085
Costs in excess of net assets of business
  acquired..................................................... .......            7,287            7,362
Property and equipment, net............................................           11,350           11,738
Other assets...........................................................            3,558            3,535
Assets held in separate accounts.......................................          223,969          226,351
                                                                              ----------       ----------

        TOTAL ASSETS...................................................       $1,021,637       $1,027,886
                                                                              ==========       ==========

            SEE NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS.

                         LAURENTIAN CAPITAL CORPORATION
                          CONSOLIDATED BALANCE SHEETS
                             (Dollars In Thousands)

                                                                                 March 31,     December 31,
                                                                                   1995           1994
                                                                                ----------     ------------
                                                                                (Unaudited)
LIABILITIES
Policy liabilities and accruals:
  Future policy benefits....................................................... $  437,185       $  436,318
  Unearned premiums............................................................      1,643            1,710
  Other policy claims and benefits payable.....................................     11,911           12,033
                                                                                ----------     ------------

Total policy liabilities and accruals..........................................    450,739          450,061

Other policyholders' funds.....................................................    164,755          179,143
Debt...........................................................................     45,000           45,000
Other liabilities..............................................................     14,449           17,289
Current income taxes...........................................................        241              241
Deferred income taxes..........................................................     11,826            7,711
Liabilities related to separate accounts.......................................    223,969          226,351
                                                                                ----------     ------------

     TOTAL LIABILITIES.........................................................   910,979          925,796
                                                                                ----------     ------------

Commitments and contingent liabilities

Redeemable preferred stock, Series A Convertible,
  $.01 par value, at redemption value
    Shares authorized:  5 million
    Shares issued:  57,767
    Outstanding: 32,939........................................................      3,294            3,294
                                                                                ----------     ------------
STOCKHOLDERS' EQUITY
Common stock, $.05 par value
  Shares authorized: 20 million
  Shares issued: 8,111,496.....................................................        406              406
Capital in excess of par value.................................................     59,127           59,127
Net unrealized investment (losses),
  net of tax...................................................................     (4,657)         (10,934)
Treasury stock, at cost (shares
  outstanding: 524,098)........................................................     (2,656)          (2,656)
Retained earnings..............................................................     55,144           52,853
                                                                                ----------     ------------

     TOTAL STOCKHOLDERS' EQUITY................................................    107,364           98,796
                                                                                ----------     ------------
       TOTAL LIABILITIES, PREFERRED STOCK
        AND STOCKHOLDERS' EQUITY............................................... $1,021,637       $1,027,886
                                                                                ==========     ============

             SEE NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

                         LAURENTIAN CAPITAL CORPORATION
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 (Dollars in thousands, except per share data)
                                  (Unaudited)


                                                                           Three Months Ended March 31,
                                                                        ---------------------------------
                                                                          1995                      1994
                                                                        --------                   ------
Revenues:
  Premiums....................................................          $ 23,529                  $ 19,276
  Net investment income.......................................            11,583                    10,996
  Realized investment gains...................................               510                     1,622
  Other income ...............................................             1,405                       866
                                                                        --------                  --------
    Total revenues............................................            37,027                    32,760
                                                                        --------                  --------

Benefits and expenses:
  Benefits and settlement expenses............................            22,388                    18,348
  Amortization of deferred
    policy acquisition costs..................................             3,801                     3,468
  Insurance and other expenses................................             7,367                     7,806
                                                                        --------                  --------
    Total benefits and expenses...............................            33,556                    29,622
                                                                        --------                  --------

Income before income taxes ...................................             3,471                     3,138
Income tax expense:
  Current.....................................................               300                       100
  Deferred....................................................               880                       810
                                                                        --------                  --------
                                                                           1,180                       910
                                                                        --------                  --------

NET INCOME....................................................          $  2,291                  $  2,228
                                                                        ========                  ========

Net income available to common shareholders:
  Net income..................................................          $  2,291                  $  2,228
  Less: accrued dividends on
    preferred stock...........................................                51                        63
                                                                        --------                  --------

                                                                        $  2,240                  $  2,165
                                                                        ========                  ========

Earnings per share ...........................................          $   0.30                  $   0.29
                                                                        ========                  ========

Weighted average shares
  outstanding (in thousands)..................................             7,587                     7,549
                                                                        ========                  ========

            SEE NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS.

                         LAURENTIAN CAPITAL CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)
                                  (Unaudited)

                                                                           Three Months Ended March 31,
                                                                        ---------------------------------
                                                                          1995                      1994
                                                                        --------                   ------
Cash flows from operations:
 Net income............................................................ $  2,291                  $  2,228
 Adjustments to reconcile net income
 to net cash provided by operating activities:
  Deferred income taxes ...............................................      880                       810
  Increase in policy liabilities and accruals,
    policyholders' funds and current income taxes......................    6,457                     2,915
  Decrease (increase) in accrued investment income
    and accounts and notes receivable..................................      (61)                       37
  Decrease in other liabilities   .....................................   (2,969)                   (1,433)
  Amortization of deferred policy acquisition costs....................    3,801                     3,468
  Policy acquisition costs deferred....................................   (4,886)                   (2,637)
  Depreciation expense.................................................      342                       373
  Amortization of goodwill.............................................       75                        66
  Realized investment gains............................................     (510)                   (1,622)
  Other reconciling adjustments, net...................................     (923)                   (1,789)
                                                                        --------                  --------
    Net cash provided by operating activities..........................    4,497                     2,416
                                                                        --------                  --------

Cash flows from investing activities:
  Sale of fixed maturities available for sale..........................   30,972                         0
  Sale of fixed maturities held to maturity............................        0                         0
  Sale of other investments............................................    5,536                         0
  Maturity or repayment of investments.................................    6,079                    36,517
  Purchases of investments.............................................  (43,279)                  (49,146)
  Purchases of property and equipment..................................     (127)                     (430)
  Net (increase) decrease in short-term investments....................  (10,714)                    9,667
  Other, net...........................................................      314                         0
                                                                        --------                  --------
    Net cash (used in) investing activities............................  (11,219)                   (3,392)
                                                                        --------                  --------

Cash flow from financing activities:
  Proceeds from borrowing..............................................        0                        26
                                                                        --------                  --------

    Net cash provided by financing activities..........................        0                        26
                                                                        --------                  --------

Net decrease in cash...................................................   (6,722)                     (950)
Cash at beginning of period............................................   20,250                     8,722
                                                                        --------                  --------
Cash at end of period.................................................. $ 13,528                  $  7,772
                                                                        ========                  ========

Supplemental disclosure of cash flow information:
  Cash paid for interest expense....................................... $    862                  $  1,165
  Cash paid for federal income taxes...................................      300                        30

            SEE NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS.

                         LAURENTIAN CAPITAL CORPORATION
               NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)

NOTE 1 - BASIS OF PRESENTATION:

The Interim Consolidated Financial Statements should be read in conjunction with the following notes and with the Notes to the Consolidated Financial Statements included in the Registrant's Annual Report on Form 10-K for the year ended December 31, 1994. In the opinion of management, the financial statements contain all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial position as of March 31, 1995 and the results of operations and statements of cash flows for the three month periods ended March 31, 1995 and 1994.

The consolidated financial statements include, after intercompany eliminations, Laurentian Capital Corporation (individually or collectively with its subsidiaries, the "Company"), and its principal wholly-owned subsidiaries Loyal American Life Insurance Company ("Loyal"), Prairie States Life Insurance Company ("Prairie"), and Rushmore National Life Insurance Company ("Rushmore"), as well as its other subsidiaries as disclosed on Exhibit 22 of the Company's 1994
Form 10-K filing.

The results of operations for the three month period ended March 31, 1995 are not necessarily indicative of the results to be expected for the full year. Certain prior year information has been reclassified to conform with the current year's presentation.

NOTE 2 - INVESTMENTS:

Of the fixed maturity investments, $3.3 million at amortized cost, less permanent impairments, were rated as below investment grade as of March 31, 1995. These investments had an associated market value of $3.4 million. As of December 31, 1994, $3.4 million at amortized cost, less permanent impairments, with an associated market value of $3.1 million were rated as below investment grade. Most of these securities have been evaluated by the National Association of Insurance Commissioners and found to be suitable for reporting at book value for statutory reporting purposes. No material effect is expected from these holdings on the Company's financial condition or the results of operations. The Company's investment strategy is to hold fixed income instruments to maturity and to recognize permanent impairments on those investments where reduction in amounts to be received at maturity is likely.

                                    ANNEX A
                          Agreement and Plan of Merger

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                         AMERICAN ANNUITY GROUP, INC.,

                             L.Q. ACQUISITION CORP.

                                      AND

                         LAURENTIAN CAPITAL CORPORATION

                                  DATED AS OF

                                  MAY 25, 1995

                          AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER (this "Merger Agreement" or this "Agreement"), dated as of May 25, 1995, by and among American Annuity Group, Inc., a Delaware corporation ("Acquiror"), L.Q. Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Acquiror formed for the purposes of the transactions contemplated hereby ("Newco"), and Laurentian Capital Corporation, a Delaware corporation ("LCC").

         WHEREAS, the Board of Directors of Acquiror (the "Acquiror Board") believes it is in the best interests of Acquiror and its stockholders and the Board of Directors of LCC (the "LCC Board") believes it is in the best interests of LCC and its stockholders that Acquiror, Newco and LCC effect the transactions contemplated hereby; and

         WHEREAS, the parties hereto desire to adopt a plan of merger, providing for the merger of Newco with and into LCC (the "Merger") pursuant to which all of the issued and outstanding shares of Common Stock, $.05 par value per share, of LCC ("LCC Common Stock") will be converted into the right to receive the amount in cash per share specified herein; and

         WHEREAS, the LCC Board has concurrently herewith approved that certain Option Agreement made by Acquiror, The Imperial Life Assurance Company of Canada and Desjardins-Laurentian Life Group Inc. as of the date hereof; and

         WHEREAS, Acquiror, Newco and LCC desire to effect the Merger and the other transactions contemplated hereby; and

         WHEREAS, the parties hereto desire to set forth certain representations, warranties, covenants and agreements made herein as an inducement to the consummation of the Merger and the other transactions contemplated hereby.

         NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

I.       THE MERGER

         In accordance with the terms and subject to the conditions of this Merger Agreement, Acquiror, Newco and LCC shall effect the Merger as follows:

         1.1 THE MERGER. At the Effective Time (as defined in Section 1.3), in accordance with this Merger Agreement and the General Corporation Law of the State of Delaware (the "Delaware Law"), Newco shall be merged with and into LCC, and the separate existence of Newco shall cease. LCC shall continue as the surviving corporation and is herein sometimes referred to in this capacity as the "Surviving Corporation."

         1.2 EFFECT OF THE MERGER. The Merger shall have the effects set forth in Section 259 of the Delaware Law.

         1.3 CONSUMMATION OF THE MERGER. As soon as is practicable on the Closing Date (as defined in Section 1.4) after all conditions to the consummation of the Merger set forth herein have been satisfied or duly waived, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware, a Certificate of Merger in such form as is required by, and executed, acknowledged and certified in accordance with, the relevant provisions of the Delaware Law (the later of the time of such filing or the effective time of the Certificate of Merger filed pursuant to the Delaware Law is herein referred to as the "Effective Time").

         1.4 CLOSING. The closing of the Merger (the "Closing") shall take place on the last business day of the month ending no less than four business days after the date of satisfaction of all the conditions to the Closing set forth in
ARTICLE VIII or on such other date as Acquiror and LCC shall mutually agree (such specified day following the satisfaction of all conditions to Closing or such other mutually agreed to date being herein referred to as the "Closing Date") at such place as Acquiror and LCC shall mutually agree.

         1.5  CERTIFICATE OF INCORPORATION AND BY-LAWS; DIRECTORS AND OFFICERS.

         (a) At the Effective Time, each of the Certificate of Incorporation of LCC (the "Certificate") and the By-Laws of LCC (the "By-Laws"), shall be amended in their entirety to conform to Exhibit A and Exhibit B, respectively, attached hereto and made a part hereof, and shall be after such amendment the Certificate of Incorporation and By-Laws of the Surviving Corporation and thereafter shall continue to be such Certificate of Incorporation and By-Laws until amended as provided therein and in accordance with the Delaware Law.

         (b) From and after the Effective Time, the directors of Newco shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of LCC shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly appointed and qualified, as the case may be.

II.      CONVERSION OF SHARES; DISSENTING LCC SHARES;
         PAYMENT FOR LCC COMMON STOCK.

         2.1 CONVERSION OF SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof or of any party hereto:

         (a) LCC Common Stock. Each share of LCC Common Stock issued and outstanding immediately prior to the Effective Time, other than
              (i) DLFC Shares (as hereinafter defined), (ii) LCC Common Stock held by Acquiror, any direct or indirect subsidiary of Acquiror, LCC or any direct or indirect Subsidiary of LCC ("Excluded Shares"), and (iii) Dissenting LCC Shares (as hereinafter defined), shall be automatically converted into the right to receive $14.125 in cash, payable to the holder thereof without interest thereon upon the surrender of the certificate formerly representing such share in the manner provided by Section 2.2.

         (b) DLFC Shares. Each of the 6,177,093 shares of LCC Common Stock issued and outstanding immediately prior to the Effective Time held by The Imperial Life Assurance Company of Canada and Desjardins-Laurentian Life Group Inc. (collectively, the "DLFC Shares"), shall be automatically converted into the right to receive in cash $13.875, payable to the holders thereof without interest thereon upon the surrender of the certificates formerly representing such share in the manner provided by Section 2.2.

         (c) Excluded Shares. Each of the Excluded Shares shall be automatically cancelled and extinguished, and no payment shall be made with respect to such shares.

         (d) Newco Common Stock. Each share of common stock, no par value per share, of Newco outstanding immediately prior to the Effective Time shall be automatically converted into one validly issued, fully paid and nonassessable newly issued share of common stock, par value $0.05 per share, of the Surviving Corporation, and the shares converted pursuant to this Section 2.1(d) shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

         (e) Dissenting LCC Shares. Each share of LCC Common Stock with respect to which dissenters' rights have been properly exercised by the holders thereof under Section 262 of the Delaware Law and perfected to the extent necessary, as of the Effective Time ("Dissenting LCC Shares", or, individually, a "Dissenting LCC Share"), shall thereafter represent only such rights as are provided by Section 262 of the Delaware Law, and shall be subject to compliance by the holder thereof with the obligations imposed by Section 262 of the Delaware Law.

         2.2  SURRENDER AND EXCHANGE OF LCC COMMON STOCK, OPTIONS AND SARs.

         (a) Payment Agent. Prior to the Effective Time, Acquiror shall designate a bank or trust company reasonably acceptable to LCC to act as Payment Agent in the Merger (the "Payment Agent"). At the Effective Time, in accordance with Section 8.3(e) Acquiror or Newco shall deposit in trust with the Payment Agent and/or an unconditional commitment to provide cash in the aggregate amount equal to the Acquiror Payment (as hereinafter defined). Such funds shall be invested by the Payment Agent on behalf of the Surviving Corporation in securities issued or guaranteed by the United States government or certificates of deposit of commercial banks that have consolidated total assets of not less than $500,000,000.

         (b) Letter of Transmittal. Promptly after the Effective Time, the Payment Agent shall mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented LCC Common Stock (the "Certificates"), other than Certificates evidencing Dissenting LCC Shares or Excluded Shares, a form letter of transmittal and instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Payment Agent of a Certificate, together with such letter of transmittal duly executed, and any other documents required by the Payment Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the consideration set forth in
              Section 2.1, and such Certificate shall forthwith be cancelled. No interest will be paid or accrued for the benefit of holders of the Certificates on the cash payable upon the surrender of the Certificates. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer as reasonably determined by Acquiror and that the person requesting such payment shall pay to the Payment Agent any transfer or other taxes required by reason of the payment to a person other than the registered holder of such LCC Common Stock or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.

         (c) Payment for Employee Options and SARs. There shall be mailed to each holder of an Employee Option or SAR (as defined in Section 3.2(b)) outstanding at the time for payment therefor pursuant to this Section 2.2(c) the consideration set forth in Section 5.3, and upon the mailing of such payment each such Employee Option or SAR shall forthwith be cancelled. Payment shall be made in the manner specified in Section 2.2(c)(i), unless Acquiror by notice to LCC given not less than thirty (30) days prior to the filing of the Proxy Statement described in Section 6.1(b) requests that LCC pay such consideration in accordance with Section 2.2(c)(ii). No interest will be paid or accrued for the benefit of holders of Employee Options or SARs on the cash payable with respect to Employee Options or SARs. Payment shall be made either:

              (i) promptly after the Effective Time by the Payment Agent to each holder of an Employee Option or SAR listed on LCC's certificate delivered pursuant to Section 5.3, or

              (ii) by LCC immediately prior to the Effective Time.

         (d) Undisbursed Funds. At any time following one year after the Effective Time, Acquiror shall be entitled to require the Payment Agent to deliver to it or to the Surviving Corporation any funds (including any interest received with respect thereto) which have been made available to the Payment Agent and which have not been disbursed to holders of Certificates or Employee Options or SARs, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the cash payable upon due surrender of their Certificates or Employee Options or SARs. The Surviving Corporation shall pay all charges and expenses, including those of the Payment Agent, in connection with the exchange of the Acquiror Payment for LCC Common Stock, other than transfer or other taxes to be paid pursuant to Section 2.2(b) by a person requesting payment to be made to a person other than the person in whose name a Certificate surrendered is registered. Until surrendered in accordance with the provisions of this Section, each Certificate (other than Certificates representing Excluded Shares and Dissenting LCC Shares) shall, at all times after the Effective Time, represent for all purposes the right to receive in cash the amount per share specified in Section 2.1 multiplied by the number of shares of LCC Common Stock evidenced by such Certificate, without any interest thereon. Notwithstanding the foregoing, Acquiror shall not be liable to any holder of LCC Common Stock for any amount paid to a public official or governmental entity pursuant to applicable abandoned property laws.

         (e) No Stock Transfers. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of LCC Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented for transfer to the Surviving Corporation, they shall be cancelled and exchanged for the per share cash amount specified in Section 2.1 as provided in this Article in accordance with the procedures set forth in this Article.

         2.4  ACQUIROR PAYMENT

         The "Acquiror Payment" shall be the sum of

         (a) the aggregate of the amounts payable to holders of LCC Common Stock issued and outstanding as of the Effective Time pursuant to
              Section 2.1, plus

         (b) if payment is to be made to such holders pursuant to Section 2.2(c)(i), the aggregate amount payable to holders of Employee Options or SARs outstanding at the Effective Time in accordance with Section 5.3.

         2.5  CREDIT AGREEMENT. On the Closing Date and prior to the Effective
              Time:

         (a) Acquiror shall pay or cause to be paid in full to the Lenders identified in that certain $45,000,000 Credit Agreement among Laurentian Capital Corporation and the several Lenders named therein as Lenders and National Bank of Canada, New York Branch, as Agent (the "Agent"), dated as of April 25, 1994 (the "Credit Agreement"), the outstanding balance of the indebtedness under the Credit Agreement including principal, interest, fees and expenses;

         (b) LCC shall have terminated the commitments under the Credit Agreement effective as of the Closing Date; and

         (c) LCC and the Agent shall have executed and delivered to Desjardins Laurentian Financial Corporation ("DLFC") an appropriate instrument of discharge acknowledging the termination of the Long Term Financing Support Agreement dated as of April 25, 1994, executed between DLFC and LCC as well as that certain agreement dated as of April 25, 1994 executed among DLFC, LCC and the Agent, and releasing DLFC from all liabilities and obligations under such agreements.

III.     REPRESENTATIONS AND WARRANTIES OF LCC

         LCC hereby represents and warrants to Acquiror that:

         3.1  ORGANIZATION AND COMPLIANCE WITH LAW.

         (a) Each of LCC and its direct and indirect subsidiaries (such subsidiaries being those corporations of which LCC beneficially owns all of the outstanding voting securities, including without limitation Loyal American Life Insurance Company ("Loyal American"), an Alabama stock insurance corporation and a wholly-owned subsidiary of LCC, and Prairie States Life Insurance Company ("Prairie States"), a South Dakota stock insurance corporation and an indirect wholly-owned subsidiary of LCC; and all such subsidiaries, collectively referred to herein as the "LCC Subsidiaries," being listed on Exhibit 22 to the LCC 10-K hereinafter defined) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and corporate authority and all requisite governmental and other authorizations to own, lease and operate its assets and properties and to carry on its business as now being conducted;

         (b) each of LCC and the LCC Subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction in the United States, Puerto Rico and the U.S. Virgin Islands ("Jurisdiction") in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary; and

         (c) other than is disclosed in a disclosure letter delivered by LCC to Acquiror prior to the date hereof (the "LCC Disclosure Letter"), each of LCC and the LCC Subsidiaries is in compliance with all applicable laws, judgments, orders, decrees, rules and regulations, including without limitation all Environmental Laws (as defined in Section 3.21), without regard to any waiver or forbearance arrangement;

except with respect to the foregoing (a), (b) and (c) as to such matters (if any) where failure of such authorizations, qualifications or compliance does not and would not, either individually or in the aggregate, have a material adverse effect on the financial condition, results of operations or business of LCC and the LCC Subsidiaries taken as a whole. LCC has heretofore delivered to Acquiror true and complete copies of its Certificate and By-laws and of the charter and bylaws of each of the LCC Subsidiaries, in each case as in existence on the date hereof.

         3.2  CAPITALIZATION

         (a) The authorized capital stock of LCC consists of 20,000,000 shares of LCC Common Stock and 5,000,000 shares of preferred stock. As of the date hereof:

              (i) there were issued and outstanding 7,587,398 shares of LCC Common Stock and 33,747 shares of Series A Cumulative Convertible Preferred Stock of LCC ("Preferred Stock"), of which 808 shares are held by Loyal American, and

              (ii) 524,098 shares of LCC Common Stock were held in treasury by
                   LCC. As of December 31, 1994, LCC had over 9,000 record holders of LCC Common Stock. Except as disclosed in the LCC Disclosure Letter, since such date no shares of LCC Common Stock have been issued. All outstanding shares of LCC Common Stock are validly issued, fully paid and nonassessable and no holder thereof is entitled to any preemptive rights. Except as disclosed in the LCC Disclosure Letter, neither LCC nor any of the LCC Subsidiaries is a party to, nor is LCC aware of, any voting agreement, voting trust or similar agreement, arrangement or understanding relating to any class of capital stock of, or any agreement, arrangement or understanding providing for registration rights with respect to any class of capital stock or other securities of, LCC or any of the LCC Subsidiaries.

         (b) As of the date hereof, there are outstanding (i) options (the "Employee Options") to purchase under the Laurentian Capital Corporation Amended and Restated Executive Stock Option Plan (the "LCC Option Plan") an aggregate of not more than 496,680 shares of LCC Common Stock at a weighted average exercise price per share of $5.58 (ranging from $2.125 to $8.50 per share), and (ii) 349,044
              Stock Appreciation Rights ("SARs") granted under the LCC Option Plan at a weighted average base price per share of approximately $2.54 (ranging from $2.125 to $5.50 per SAR). Other than as set forth in this Section 3.2 and any shares of LCC Common Stock issued pursuant to any of the foregoing, there are not now, and at the Effective Time there will not be, any (A) outstanding shares of capital stock or other equity securities of LCC or (B) outstanding options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any class of capital stock of LCC, or contracts, agreements, arrangements or understandings to which LCC is a party, or by which it is or may be bound, to issue additional shares of any class of its capital stock or options, warrants, scrip or rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, any additional shares of any class of capital stock of LCC.

         (c) The shares of capital stock or other equity securities of each of the LCC Subsidiaries are collectively referred to herein as the "LCC Subsidiary Shares". All outstanding LCC Subsidiary Shares are validly issued, fully paid and nonassessable and, except as set forth in the LCC Disclosure Letter, owned beneficially and of record directly or indirectly by LCC, and in each case owned free and clear of all liens, pledges, security interests, claims or other encumbrances. Except as aforesaid or as described in the LCC Disclosure Letter, there are not now, and at the Effective Time there will not be, any (A) outstanding LCC Subsidiary Shares that are owned of record or beneficially by any person or entity other than LCC or one of the LCC Subsidiaries, or (B) outstanding options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any class of capital stock of any of the LCC Subsidiaries, or contracts, agreements, arrangements or understandings to which LCC or any of the LCC Subsidiaries is a party, or by which any thereof is or may be bound, to issue additional shares of any class of capital stock or options, warrants, scrip or rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, any additional shares of capital stock of any of the LCC Subsidiaries.

         3.3 AUTHORIZATION AND VALIDITY OF AGREEMENTS. Subject only, with respect to the Merger, to approval of this Agreement by the stockholders of LCC as provided for in Section 8.1(a), LCC has all requisite corporate power and corporate authority to enter into this Agreement and to perform its obligations hereunder, and the execution and delivery by LCC of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all requisite corporate action. On or prior to the date hereof, the LCC Board has determined to recommend approval of the Merger to the stockholders of LCC, and such determination is in effect as of the date hereof. This Agreement has been duly executed and delivered by LCC and is the valid and binding obligation of LCC, enforceable against LCC in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

         3.4 NO NOTICES OR APPROVALS REQUIRED AND NO CONFLICTS. None of the execution and delivery of this Agreement by LCC, the performance by LCC of its obligations hereunder or the consummation by LCC of the transactions contemplated hereby will:

         (a) conflict with the Certificate or By-laws of LCC or with the charter or bylaws of any of the LCC Subsidiaries;

         (b)  assuming satisfaction of the requirements set forth in Clause (c)
              (i), (ii), (iii) and (iv) below, violate any provision of law applicable to LCC or any of the LCC Subsidiaries;

         (c) require any consent or approval of, or filing with or notice to, any public body or authority, domestic or foreign, under any provision of law applicable to LCC or any of the LCC Subsidiaries, except for

              (i)   requirements of Federal and state securities laws,

              (ii) requirements arising out of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"),

              (iii) the filing of a Certificate of Merger in accordance with the
                    Delaware Law, and

              (iv) approvals of or notices to regulatory authorities pursuant to the insurance laws of jurisdictions requiring same; or

         (d) assuming satisfaction of the condition set forth in Section 8.3(d), require any consent, approval or notice under, or violate, breach, be in conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or permit the termination of, or result in the creation or imposition of any lien upon any assets, properties or business of LCC or any of the LCC Subsidiaries under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment, order, judgment or decree to which LCC or any of the LCC Subsidiaries is a party or by which LCC or any of the LCC Subsidiaries or any of the assets or properties thereof is bound or encumbered, except those disclosed in the LCC Disclosure Letter. Except as disclosed in the LCC Disclosure Letter, there are no contracts, agreements or arrangements by which LCC or any LCC Subsidiary is bound under which the parties thereto or persons covered thereby have any rights or entitlements dependent upon the change of control to be effected by the Merger.

         3.5  LCC REPORTS AND FINANCIAL STATEMENTS; RESERVES.

         (a) Since December 31, 1991, each of LCC and the LCC Subsidiaries has timely filed all reports, registration statements and other filings, together with any amendments required to be made with respect thereto, that it has been required to file with the Securities and Exchange Commission ("SEC") under the Securities and Exchange Act of 1934, as amended (the "1934 Act"), or the Securities Act of 1933. All reports, registration statements and other filings (including all exhibits, notes and schedules thereto and documents incorporated by reference therein) filed by LCC and any of the LCC Subsidiaries with the SEC on or after January 1, 1992, together with any amendments thereto, including, when filed, the Proxy Statement described in Section 6.1(b), together with any amendments thereto, insofar as such Proxy Statement contains data and information with respect to LCC or any of the LCC Subsidiaries, are herein sometimes collectively referred to as the "LCC SEC Reports". LCC has heretofore delivered to Acquiror true and complete copies of all of the LCC SEC Reports that have been filed with the SEC prior to the date hereof. As of the respective dates of their filing with the SEC the LCC SEC Reports complied or will comply, as the case may be, in all material respects with the rules and regulations of the SEC and did not or will not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading.

         (b) The consolidated financial statements (including any related notes or schedules) included in LCC's Annual Report on Form 10-K for the year ended December 31, 1994 (the "LCC 10-K") and LCC's Quarterly Reports on Form 10-Q for the quarter ended March 31, 1995 and for quarters ended subsequent thereto (the "LCC 10-Qs"), as filed with the SEC, were or will be, as the case may be, prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be noted therein or in the notes or schedules thereto) and fairly present or will fairly present, as the case may be, the consolidated financial position of LCC and its consolidated subsidiaries as of December 31, 1993 and 1994 and March 31 (or the last day of the subsequent fiscal quarter, in the case of subsequently-filed LCC 10-Qs), 1994 and 1995 and the consolidated results of their operations and cash flows for each of the three years in the three-year period ended December 31, 1994 and each of the interim periods reported on in the LCC 10-Qs, subject, in the case of the unaudited interim financial statements contained in the LCC 10-Qs, to normal year-end audit adjustments on a basis comparable with prior periods. The accountants who certified any financial statements and supporting schedules included or incorporated by reference in the LCC SEC Reports are independent public accountants with respect to LCC as required by the rules and regulations of the SEC.

         (c) The statutory financial statements of each of the LCC Subsidiaries engaged in the business of insurance (the "Insurance Subsidiaries"), including Loyal American and Prairie States, for each of the three years in the three-year period ended December 31, 1994 and for the quarter ended March 31, 1995 and quarters ended subsequent thereto have been or will be, as the case may be, prepared in accordance with accounting practices prescribed or permitted by the National Association of Insurance Commissioners and, with respect to each such Insurance Subsidiary, the appropriate insurance department of the state of domicile of such Insurance Subsidiary, and such accounting practices have been or will be, as the case may be, applied on a consistent basis throughout the periods involved, and such statutory financial statements fairly present or will fairly present, as the case may be, the financial condition of each respective Insurance Subsidiary as of such dates in accordance with such accounting practices, except as disclosed therein. LCC has heretofore delivered to Acquiror true and complete copies of all such statements which have heretofore been filed.

         (d) Since December 31, 1991 (or if later, the date an LCC Subsidiary became an LCC Subsidiary), each of LCC and the LCC Subsidiaries has filed all reports and other filings, together with any amendments required to be made with respect thereto, that it has been required to file with state and other insurance and securities regulatory authorities (the "LCC Insurance Filings"), and all of the LCC Insurance Filings filed prior to the date hereof complied, and all such filings made hereafter prior to the Effective Time will comply, in all material respects with applicable laws, rules and regulations, and, except as disclosed in the LCC Disclosure Letter, there are no material open or unresolved issues raised by any insurance or securities regulatory authority with respect to any of such filings. LCC has heretofore delivered to Acquiror true and complete copies of (a) all Reports of Examination issued by any insurance regulatory authority for any Insurance Subsidiary since January 1, 1992 and all written responses made by Insurance Subsidiaries concerning such Reports of Examination, and (b) all Reports of Examination or similar documents issued by any other regulatory authority for any other LCC Subsidiary since January 1, 1992 and all written responses made by LCC Subsidiaries concerning such Reports of Examination, and a list of same is included in the LCC Disclosure Letter.

         (e) The aggregate reserves and (except with respect to clause (i) below) other amounts of liabilities or obligations of each Insurance Subsidiary (including, without limitation, reserves established as an allowance for uncollectible amounts under any reinsurance, coinsurance or similar contract) as established or reflected on the books and records of each of the Insurance Subsidiaries (i)(A) were determined in accordance with generally accepted actuarial standards consistently applied, (B) are fairly stated in accordance with sound actuarial principles, and (C) on the date hereof are, and at the Effective Time will be, based on actuarial assumptions that are in accordance with those specified in the related insurance contracts, (ii) meet on the date hereof, and at the Effective Time will meet, in all material respects, the requirements of the insurance laws of the applicable jurisdiction as in effect on the date hereof, or on the date of the Effective Time, as the case may be, and (iii), except as set forth in the LCC SEC Reports, are on the date hereof, and at the Effective Time will be, adequate to cover the total amount of all matured and unmatured liabilities and obligations of such Insurance Subsidiary under all outstanding insurance contracts pursuant to which such Insurance Subsidiary has any liability (whether absolute, accrued, contingent or otherwise) or obligation, including without limitation any incurred but not reported claims and any liability or obligation arising as a result of any reinsurance, coinsurance or other similar contract. For the purposes of clause (iii) above, the fact that reserves covered by any such representation are subsequently adjusted at times and under circumstances consistent with LCC's ordinary practices of reassessing the adequacy of its reserves shall not be used to support any claim regarding the accuracy of such representation, provided that such adjustments do not exceed $6,000,000 in the aggregate. As of the date hereof, each Insurance Subsidiary owns assets that qualify as reserve assets to the extent required by applicable insurance laws.

         (f) Except as set forth in the financial statements referred to in Sections 3.5(b) and 3.5(c) (the "Financial Statements") or the LCC Disclosure Letter, neither LCC nor any of its subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) that in the aggregate have or may reasonably be expected to have a material adverse effect on LCC and the LCC Subsidiaries, taken as a whole.

         3.6 CONDUCT OF BUSINESS IN THE ORDINARY COURSE AND ABSENCE OF CERTAIN CHANGES AND EVENTS

         (a) Except as contemplated by this Merger Agreement or as disclosed in the LCC SEC Reports filed with the SEC prior to the date hereof or in the LCC Disclosure Letter, to the extent material to LCC and the LCC Subsidiaries taken as a whole, since December 31, 1994 LCC and the LCC Subsidiaries have taken no action of the type referred to in Section 6.2 and there has not been any material adverse change in the financial condition, results of operations or businesses of LCC and the LCC Subsidiaries, taken as a whole (excluding for purposes of the foregoing the effect of any conditions, trends, uncertainties, events and developments adversely affecting the life insurance industry generally).

         (b) Neither LCC nor any of the LCC Subsidiaries is in violation of its charter or bylaws or, to the extent material to LCC and the LCC Subsidiaries taken as a whole, in default in the performance of, and no event has occurred that, with notice or lapse of time or both, would constitute a default in the performance of, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment, order, judgment or decree to which LCC or any of the LCC Subsidiaries is a party or by which LCC or any of the LCC Subsidiaries or any of the assets or properties thereof is bound or encumbered.

         3.7 CERTAIN FEES. With the exception of the engagement by LCC of Oppenheimer & Co., Inc., none of LCC or any of the LCC Subsidiaries, or any of their respective officers, directors or employees, has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, brokerage or finders' fees or commissions in connection with the transactions contemplated hereby.

         3.8 LITIGATION. Except as disclosed in the LCC SEC Reports filed with the SEC prior to the date hereof or in the LCC Disclosure Letter, there are no claims, actions, suits, investigations or proceedings pending or, to the knowledge of LCC, threatened against or affecting LCC or any of the LCC Subsidiaries or any of their respective assets or properties, at law or in equity, before or by any Federal, state, municipal or other governmental agency or authority, foreign or domestic, or before any arbitration board or panel, wherever located, other than those in the ordinary course of the insurance business of the LCC Subsidiaries, or those which, individually or in the aggregate, would not have a material adverse effect on LCC and the LCC Subsidiaries, taken as a whole. LCC has heretofore delivered to Acquiror a list of all litigation pending on the date hereof to which LCC or any LCC Subsidiary is a party.

         3.9  BENEFIT PLANS

         (a) The LCC Disclosure Letter lists the name and a short description of each Benefit Plan (as herein defined), together with an indication of its funding status (e.g., trust, insured or general company assets). For purposes hereof, the term "Benefit Plan" shall mean any plan, program, arrangement or contract currently maintained or terminated within the last five years by LCC or any of the LCC Subsidiaries for the benefit of its employees, former employees or Directors which constitutes (i) any retirement plan intended to be qualified under Section 401(a) such as a pension, profit sharing, 401(k), stock bonus plan or employee stock ownership plan or other "employee pension benefit plan" as defined in ERISA Section 3(2), and (ii) any plan, program or arrangement providing deferred compensation, bonus deferral or incentive benefits, whether funded through a trust or otherwise, and (iii) any welfare plan, program or policy providing vacation, severance, salary continuation, supplemental unemployment, disability, life, health coverage, retiree health, VEBA, medical expense reimbursement or dependent care assistance benefits, in any such foregoing case without regard to whether the Benefit Plan constitutes an employee welfare benefit plan under Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or the number of employees covered under such Benefit Plan. The term Benefit Plan shall include any of the foregoing, whether or not maintained currently for the benefit of employees, former employees or Directors of LCC or an LCC Subsidiary, with respect to which there is any current obligation (or with respect to which there is any material likelihood of an obligation being asserted against LCC or an LCC Subsidiary) for LCC or an LCC Subsidiary to make contributions or benefit payments.

         (b) LCC shall deliver to Acquiror within two weeks after the date hereof true, complete and correct copies of all plan documents comprising each Benefit Plan, together with, when applicable (i) the most recent summary plan description, if any, required under ERISA, (ii) the most recent actuarial and financial reports, if any, and the most recent annual reports filed with any governmental agency and (iii) all Internal Revenue Service ("IRS") or other governmental agency rulings and determination letters or any open requests for IRS rulings or letters with respect to Benefit Plans.

         (c) With respect to each Benefit Plan which is an employee pension benefit plan (as defined in Section 3(2) of ERISA) other than any such plan that meets the "top-hat" exception under Section 201(1) of ERISA (a "Qualified Benefit Plan"), except as disclosed on the LCC Disclosure Letter: (i) the IRS has issued a determination letter which determined that such Qualified Benefit Plan satisfied the requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), as amended by all of the laws referred to in Section 1 of Revenue Procedure 93-39, such determination letter has not been revoked or threatened to be revoked by the IRS and the scope of such determination letter is complete and does not exclude consideration of any of the requirements of matters referred to in Sections 4.02 through 4.04 of Revenue Procedure 93-39; (ii) such Qualified Benefit Plan is in compliance with all qualification requirements of Section 401(a) of the Code, except for noncompliance which would not have a material adverse effect on LCC and the LCC Subsidiaries taken as a whole; (iii) no application has been made to the IRS under the voluntary compliance resolution program or the walk-in closing agreement program and no circumstance or condition exists which would qualify as a subject matter of such a filing; (iv) such Qualified Benefit Plan has been operated in material compliance with all notice, reporting and disclosure requirements of ERISA and the Code which apply to employee pension benefit plans; (v) any Qualified Benefit Plan which is an ESOP as defined in Section 4975(3)(7) of the Code (an "ESOP") is in material compliance with the applicable qualification requirements of Section 409 of the Code; and (vi) with respect to such Qualified Benefit Plan, if it was terminated or is currently in the process of being terminated, such Qualified Benefit Plan has been or is being terminated in compliance with the requirements of the Code and ERISA and the liabilities of such Qualified Benefit Plan, if already terminated, were fully satisfied or, if such Plan is in the process of termination, are not greater than the assets held under such Plan. For purposes hereof, a Qualified Benefit Plan shall not be considered in "material compliance" if circumstances exist which,
              (x) if discovered by the Internal Revenue Service, would likely cause the Internal Revenue Service to either disqualify the Plan or place the Plan in its closing agreement program or (y) would cause the Department of Labor to impose material penalties which would have a material adverse effect upon the financial condition of LCC and the LCC Subsidiaries taken as a whole.

         (d) With respect to each Benefit Plan, other than a Qualified Benefit Plan, except as noted on the LCC Disclosure Letter: (i) to the extent such Benefit Plan is intended to provide benefits to plan participants that are not subject to federal income tax so long as specific provisions of the Code are met, such Benefit Plan currently meets such Code provisions; (ii) such Benefit Plan has been operated in material compliance with all applicable notice, reporting and disclosure requirements of ERISA and the Code (including but not limited to the filing of timely Forms 5500);
              (iii) such Benefit Plan, if a group health plan subject to the requirements of Section 4980B of the Code or Sections 601 through 608 of ERISA, has been operated in material compliance with such requirements; and (iv) there is not now, and never has been, any "unrelated business taxable income" as defined in Sections 512 through 514 of the Code. For purposes hereof, a Benefit Plan shall not be considered in "material compliance" if circumstances exist which allow the Internal Revenue Service or the Department of Labor to impose material penalties which would have a material adverse effect upon the financial condition of LCC and the LCC Subsidiaries taken as a whole.

         (e) No prohibited transaction under Section 406 of ERISA has occurred with respect to any Benefit Plan subject thereto which would result, with respect to any person, in (i) the imposition, directly or indirectly, of an excise tax under Section 4975 of the Code or (ii) fiduciary liability under Section 409 of ERISA which would have a material adverse effect upon the financial condition of LCC and the LCC Subsidiaries taken as a whole. No ESOP is leveraged.

         (f) Except as noted on the LCC Disclosure Letter, no actions, suits or claims (other than routine claims for benefits) are pending or threatened against any Benefit Plan or against LCC or any of the LCC Subsidiaries with respect to any Benefit Plan.

         (g) All material Unfunded Liabilities, as hereinafter defined, with respect to each Benefit Plan have been recorded and disclosed on one or more of the most recent Financial Statements or, if not, in the LCC Disclosure Letter. For purposes hereof, the term "Unfunded Liabilities" shall mean (i) any amounts properly accrued to date under generally accepted accounting principles in effect as of the date of this Merger Agreement ("GAAP"), or (ii) amounts not yet accrued for GAAP purposes but for which an obligation (which has legally accrued and cannot legally be eliminated) exists for payment in the future which is attributable to any Benefit Plan, including but not limited to (A) severance pay benefits, (B) deferred compensation or unpaid bonuses, (C) any liabilities on account of the change in control which will result from this Agreement, including any potential 20% excise tax under Section 4999 of the Code relating to excess parachute payments under
              Section 280G of the Code, (D) any unpaid defined benefit or money purchase pension plan contributions for the current plan year or any accumulated funding deficiency under Section 412 of the Code and related penalties under Section 4971 of the Code, including unpaid defined benefit or money purchase pension plan contributions of funding deficiencies owed by members of a controlled group of corporations which includes LCC or any of the LCC Subsidiaries and for which LCC is liable under applicable law,
              (E) authorized but unpaid profit sharing contributions or contributions under Section 401(k) and Section 401(m) of the Code,
              (F) former employee or Director health benefit or life insurance coverage and (G) insurance premiums due but unpaid required under any group health plan to maintain such plan's coverage through the Closing Date.

         (h) Neither LCC nor any of the LCC Subsidiaries maintain a defined benefit pension plan subject to the provisions of Title IV of ERISA. Neither LCC nor any of the LCC Subsidiaries has, or within the past five years has had, any obligation to contribute to any multiemployer plan, as defined in Section 3(37) of ERISA.

         (i) Except as listed on the LCC Disclosure Letter and identified as "Retiree Liability," LCC and the LCC Subsidiaries have no obligation to provide medical benefits, or life insurance benefits to or with respect to retirees, former employees or any of their relatives, other than under Sections 601 through 608 of ERISA or
              Section 4980(B) of the Code.

         (j) Except as disclosed in the LCC Disclosure Letter, LCC and the LCC Subsidiaries have all power and authority necessary to amend or terminate each Benefit Plan established and maintained by them.

         3.10 TAX MATTERS

         (a) Definitions. For purposes of this Section 3.10, the following terms have the following meanings:

              (i)    "Code" - The Internal Revenue Code of 1986, as amended.

              (ii) "Tax Return" - Any report, return, form, declaration or other document or information required to be supplied to any authority in connection with Taxes.

              (iii) "Taxes" - All taxes, charges, fees, levies or other assessments, including without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property, premium or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties (including penalties for failure to file in accordance with applicable information reporting requirements), and additions to tax by any authority (domestic or foreign).

              (iv) "Taxable Period" - Any taxable year or any other period that is treated as a taxable year (including any Short Period) with respect to which any Tax may be imposed under any applicable statute, rule, or regulation.

              (v) "Pre-Closing Period" - Any Short Period, Interim Period or other Taxable Period that ends on or before the Closing Date.

              (vi) "Post-Closing Period" - Any Taxable Period that begins after the Closing Date and, with respect to any Taxable Period that begins on or before and ends after the Closing Date, the portion of such Taxable Period beginning on the day following the Closing Date.

              (vii) "Interim Period" - With respect to any Taxable Period that begins on or before the Closing Date and ends after the Closing Date, the portion of such period that ends on the Closing Date.

              (viii) "Short Period" - Any Taxable Period that ends on the
                     Closing Date.

              (ix) "LCC Subsidiaries" - For purposes of this Section 3.10, LCC Subsidiaries shall include former subsidiaries of LCC for the periods during which any such subsidiaries were owned directly or indirectly by LCC.

         (b) Representations and Warranties. Except as set forth in the LCC Disclosure Letter:

              (i) Filing Status. LCC is the "common parent" of an "affiliated group" of corporations (as those terms are used in Section 1504(a) of the Code and the Treasury Regulations promulgated under Section 1502 of the Code). LCC is and will be eligible to file a consolidated federal income Tax Return for the Short Period ending on the Closing Date. The LCC Disclosure Letter discloses the LCC Subsidiaries eligible for inclusion in LCC's consolidated federal income Tax Return and those Subsidiaries that file separate federal income Tax Returns.

              (ii) Filing Tax Returns and Payment of Taxes. All Tax Returns required to be filed with respect to LCC and LCC Subsidiaries for all Taxable Periods ending on or before the date hereof have been or will be timely filed. All such Returns (A) were prepared in the manner required by applicable law, (B) are true, correct, and complete in all material respects, and (C) reflect the liability for Taxes of LCC and LCC Subsidiaries. All Taxes shown to be payable on such Returns, and all assessments of Tax made against LCC and LCC Subsidiaries with respect to such Returns, have been or will be paid when due. No adjustment to the income of LCC and LCC Subsidiaries relating to such Returns has been proposed formally or informally by any Tax authority and, to the best knowledge of LCC, no basis exists for any such adjustment, other than such for which adequate reserves have been established in the Financial Statements described in Section 3.5(b).

                     LCC and LCC Subsidiaries have paid, have caused to be paid, or have provided a sufficient reserve on the Financial Statements for the period ended on or prior to the Closing Date, for the payment of all Taxes in the aggregate with respect to all Taxable Periods, or portions thereof, ending on or before the date of such statements; and such Taxes paid or provided for include those for which LCC and LCC Subsidiaries may be liable in their own right, or as the transferee of the assets of, or as successor to, any other corporation, association, partnership, joint venture, or other entity.

              (iii) Returns Filed. LCC shall deliver to Acquiror within two weeks after the date hereof, for each Pre-Closing Period for which the applicable statute of limitations for the assessment of an income, franchise or premium Tax against LCC and LCC Subsidiaries has not lapsed, a list of (A) all jurisdictions in which LCC and LCC Subsidiaries have filed an income, franchise, or premium Tax Return and (B) all consolidated, combined, group, and unitary Tax Returns in which LCC and LCC Subsidiaries have been included.

              (iv) Audit Status. There are no claims or investigations by the IRS or any other Tax authority pending or threatened against LCC and LCC Subsidiaries for any past due Taxes, and there has been no waiver of any applicable statute of limitations or extension of the time for the assessment of any Tax for which LCC and LCC Subsidiaries could be liable under any provision of federal, state, foreign or local law.

              (v) Liens. Except for liens for real and personal property Taxes that are not yet due and payable, there are no material liens for any Tax upon any asset of LCC and LCC Subsidiaries.

              (vi) Power of Attorney. No power of attorney has been granted to any person with respect to LCC and LCC Subsidiaries relating to any Tax for any Taxable Period ending after the Closing Date.

              (vii) Tax Sharing Agreement. With the exception of the tax allocation agreement(s) disclosed in the LCC Disclosure Letter, there is no contract, agreement, or intercompany account under which LCC and LCC Subsidiaries have, or may at any time in the future have, an obligation to assume, share, or contribute to the payment of any portion of a Tax (or any amount calculated with reference to any portion of a Tax) determined on a consolidated, combined, group, or unitary basis with respect to any group of corporations of which LCC and LCC Subsidiaries are or were a member.

              (viii) Partner in Partnerships. As of the date of this Merger
                     Agreement, for federal income Tax purposes, LCC and LCC

                     Subsidiaries are not treated as a partner in any partnership, joint venture, or any other entity treated as a partnership.

              (ix) Liability Under Reg. 1.1502-6. LCC has no knowledge of any liability for Taxes asserted against LCC and LCC Subsidiaries under Reg. 1.1502-6 for federal income Tax, or under any similar state, local, or foreign law for a state, local or foreign income or franchise Tax, of any corporation other than LCC and the LCC Subsidiaries.

              (x) Accounting Method Changes. LCC and LCC Subsidiaries are not required to include in taxable income any adjustments under Code Section 481(a) for any Taxable Period, or portion thereof, ending after the date of this Agreement for matters arising prior to the Closing Date.

              (xi) Deferred Income. LCC and LCC Subsidiaries have no income reportable for a Taxable Period ending after the Closing Date, but attributable to a transaction (e.g., an installment sale) occurring in a Taxable Period ending on or prior to the Closing Date, that resulted in a deferred reporting of income from such transaction (other than a "deferred intercompany transaction").

              (xii) Taxable Year. The taxable year of LCC and LCC Subsidiaries for federal and state income and franchise Tax purposes is the calendar year.

              (xiii) Collapsible Corporations. Neither LCC nor any of the LCC
                     Subsidiaries are collapsible corporations as defined in Code Section 341.

              (xiv) Depreciable and Amortizable Assets. The Tax Returns of LCC and the LCC Subsidiaries reflect deductions for depreciation of tangible and amortization of intangible assets. LCC and the LCC Subsidiaries have used appropriate lives and methods in calculating Pre-Closing Period depreciation and amortization.

         (c)  Additional Covenants.

              (i) Tax Sharing Agreements. All contracts, agreements, or intercompany accounts under which LCC and LCC Subsidiaries have, or may at any time in the future have, an obligation to assume, share, or contribute to the payment of any portion of a Tax (or any amount calculated with reference to any portion of a Tax) determined on a consolidated, combined, group, or unitary basis with respect to any group of corporations of which LCC and LCC Subsidiaries are or were a member shall terminate with respect to LCC and LCC Subsidiaries on or before the Closing Date.

              (ii) Access to Information. From the date hereof, LCC shall make available to the Acquiror and its authorized representatives: (A) all federal, state, local and foreign income, franchise, gross premium, and similar Tax Returns for Taxable Periods or portions thereof ended on or before the Closing Date and any examination reports and statements of deficiencies assessed against, proposed to be assessed against, or agreed to by LCC and LCC Subsidiaries for such Taxable Periods; (B) any tax sharing or allocation agreement or arrangement involving LCC and LCC Subsidiaries and a true and complete description of any such unwritten or informal agreement or arrangement; (C) any pro forma federal income Tax Returns of LCC and LCC Subsidiaries together with any schedule reconciling the items in the pro forma Tax Returns to the items as included in the consolidated Tax Return or any separate federal income Tax Returns for all Taxable Periods ended on or before the Closing Date; (D) any workpapers or schedules in LCC's possession showing the amount of Tax earnings and profits for LCC and LCC Subsidiaries; (E) any workpapers or schedules in LCC's possession showing the amount of Tax basis in LCC Subsidiaries; and (F) the amount of any net operating loss, capital loss, charitable contribution, general business credit, or any other carryover Tax attribute (if any) for Taxable Periods beginning on the day following the Closing Date.

        3.11 NO SECURED DEBT. Except as set forth in the LCC Disclosure Letter, there is not now, and there will not be immediately prior to the Effective Time, any secured debt (including capitalized leases) of LCC or any of the LCC Subsidiaries, except for (i) capitalized leases of less than $1 million in the aggregate as to which LCC and the LCC Subsidiaries are parties, or (ii) capitalized leases of LCC or any of the LCC Subsidiaries that are not reflected (and should not be reflected in accordance with generally accepted accounting principles) on the consolidated financial statements of LCC, and, in either case, the existence of which does not violate the terms of any material note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment to which LCC or any of the LCC Subsidiaries is a party or by which LCC or any of the LCC Subsidiaries or any of the assets or properties thereof is bound or encumbered.

         3.12 OPINION OF FINANCIAL ADVISOR. The LCC Board has received from Oppenheimer & Co., Inc. a written opinion, dated on or prior to the date of this Agreement, to the effect that the consideration to be received by holders of LCC Common Stock pursuant to Section 2.1(a) is fair to such stockholders of LCC from a financial point of view.

         3.13 REINSURANCE AGREEMENTS. The LCC Disclosure Letter sets forth a list of all material treaties, agreements, arrangements or contracts regarding reinsurance to which any Insurance Subsidiary is a party or a named reinsured and currently has any rights, privileges, liabilities or obligations.

         3.14 INSURANCE MATTERS. Except as required by law or as set forth in the LCC Disclosure Letter:

         (a) since December 31, 1994, except as originated or amended in the ordinary course of business and as would not have a material adverse effect on any such Insurance Subsidiary, no insurance product or program of any Insurance Subsidiary has been amended in any material respect or introduced.

         (b) since December 31, 1994, all insurance contract obligations incurred by any Insurance Subsidiary have in all material respects been paid (or provision for payment has been made therefor) in accordance with the terms of the contracts under which they arose, except for such obligations for which such Insurance Subsidiary reasonably believes there is a reasonable basis to contest payment.

         (c) except as set forth in the LCC Insurance Filings or the LCC SEC Reports, since December 31, 1991 there have been no outstanding insurance contracts which would entitle the holder thereof or any other person to receive dividends, distributions or other benefits based on the revenues or earnings of any Insurance Subsidiary.

         (d) the underwriting standards utilized and ratings applied by each Insurance Subsidiary with respect to insurance contracts outstanding as of the date hereof conform in all material respects to industry accepted practices (or otherwise are reasonable where no such industry accepted practices exist) and, with respect to any such contract reinsured in whole or in part, conform in all material respects to the standards and ratings required pursuant to the terms of the related reinsurance, coinsurance or other similar contracts. To the knowledge of LCC and the Insurance
              Subsidiaries: (i) as of the date hereof, all amounts recoverable under reinsurance, coinsurance or other similar contracts (including without limitation amounts based on paid and unpaid losses) are fully collectible in the ordinary course, net of established reserves as set forth in the Financial Statements or as reflected in the LCC SEC Reports, except for amounts which would not, in the aggregate, have a material adverse effect on LCC and the LCC Subsidiaries, taken as a whole; (ii) since December 31, 1991, each insurance agent or broker appointed by any Insurance Subsidiary, at the time such agent or broker wrote, sold or produced business for any Insurance Subsidiary, was duly appointed and, to the best of LCC's knowledge, duly licensed, as an insurance agent or broker (for the type of business written, sold or produced by such insurance agent or broker) in the particular jurisdiction in which such agent or broker wrote, sold or produced such business for any Insurance Subsidiary, except for such failures to be so appointed or so licensed which would not, in the aggregate, have a material adverse effect on LCC and the LCC Subsidiaries, taken as a whole; (iii) to the best of LCC's knowledge, since December 31,1991 no such insurance agent or broker violated (or with or without notice or lapse of time or both would have violated) any term or provision of any law or any writ, judgment, decree, injunction or similar order applicable to the writing, sale or production of business for any Insurance Subsidiary, the result of which violations in the aggregate has or may reasonably be expected to have a material adverse effect on LCC and the LCC Subsidiaries, taken as a whole, and (iv) as of the date hereof, each Insurance Subsidiary has all material licenses and permits required to conduct its insurance business and operations as they are currently being conducted.

         (e) No action at law or in equity, and no investigation or proceeding of any kind, is now pending or, to the knowledge of LCC after due inquiry, threatened to liquidate or dissolve any Insurance Subsidiary or to declare any of the corporate rights, powers, or privileges of any Insurance Subsidiary to be null and void or otherwise than in full force and effect or which would jeopardize any insurance license or permit held by any Insurance Subsidiary in any state or other jurisdiction or result in sanctions against any Insurance Subsidiary or require the restructuring of the ownership, organization, business or assets of any Insurance Subsidiary, except for actions which would not, in the aggregate, have a material adverse effect on LCC and the LCC Subsidiaries, taken as a whole, if adversely determined.

         (f) Neither LCC nor any LCC Subsidiary is a party to any agreement which limits in any material respect its freedom to compete in the life, annuity, health and accident lines of business or to solicit employees from any person.

         (g) Without limiting the generality of subsection 3.1(c), each Insurance Subsidiary is authorized to write insurance for the types of insurance in the Jurisdictions in which it presently writes. LCC shall deliver to Acquiror at or prior to Closing true and complete copies of all insurance licenses held by each Insurance Subsidiary.

         (h) All insurance and annuity contracts which are being issued by any Insurance Subsidiary as of the date of this Merger Agreement are in all material respects, to the extent required under applicable laws, on forms approved by the insurance regulatory authority of the Jurisdiction where issued or have been filed with and not objected to by such authority within the period provided for objection.

        3.15 REAL PROPERTY LEASES. The Financial Statements and LCC SEC Reports disclose each lease and sublease pursuant to which LCC or an LCC Subsidiary is a lessee or sublessee of real property which is required to be disclosed therein; each such lease and sublease is valid and in full force and effect and enforceable in accordance with its terms, assuming due execution and authorization by all other parties thereto; there exists no material event of default or event, occurrence, condition or act, including without limitation, the execution and delivery of this Merger Agreement and the consummation of the transactions contemplated by this Merger Agreement, which constitutes or would constitute (with notice or lapse of time or both) a default in any material respect under any of such leases or subleases; and neither LCC nor any LCC Subsidiary has received any notice of any event of default or any event, occurrence, condition or act, including without limitation, the execution and delivery of this Merger Agreement and the consummation of the transactions contemplated by this Merger Agreement, which constitutes or would constitute (with notice or lapse of time or both) a default in any respect under any of such leases or subleases.

         3.16 INTELLECTUAL PROPERTY. Except as disclosed on the LCC Disclosure Letter and to the extent material to LCC and the LCC Subsidiaries, taken as a whole, LCC and each LCC Subsidiary owns or is licensed or otherwise has the full and exclusive right to use all trade names, trademarks, logos, service marks, patents and copyrights used in its business as presently conducted and the use thereof does not, to the best knowledge of LCC, conflict with or infringe upon or otherwise violate any rights of others; no claim has been asserted by any person against LCC or any LCC Subsidiary with respect to the use of any trademark, trade name, service mark, patent, copyright, know-how or process used by LCC if challenging or questioning the validity or effectiveness of such use or any such license or agreement and, to the best knowledge of LCC, there exists no valid basis for any such claim; the consummation of the transactions contemplated by this Merger Agreement will not alter or impair any rights referred to in this Section 3.16; and to the best knowledge of LCC, no person is infringing or otherwise violating the trade names, trademarks, logos, service marks, patents and copyrights of LCC and the LCC Subsidiaries and neither LCC nor any LCC Subsidiary has made any claim with respect thereto.

        3.17 RIGHTS UNDER LICENSES; SOFTWARE. To the extent material to LCC and the LCC Subsidiaries, taken as a whole, all license agreements under which LCC or any LCC Subsidiary has obtained rights to use or permit its customers or agents to use computer software programs or data owned by others are in full force and effect (assuming due authorization and execution by the other parties thereto) and enforceable in accordance with their terms and, to the best knowledge of LCC, there is no claim that either LCC or any LCC Subsidiary or the other party or parties to such agreements is in material default thereof; none of LCC or any of the LCC Subsidiaries has materially infringed the proprietary software rights of any third party and, to the best knowledge of LCC, no third party has infringed the proprietary software rights of LCC or any LCC Subsidiary; and the consummation of the transactions contemplated by this Merger Agreement will not alter or impair any rights of LCC or any LCC Subsidiary referred to in this Section 3.17.

        3.18 INTERCOMPANY SERVICES AND TRANSACTIONS. Except as disclosed in the LCC Disclosure Letter, LCC has provided Acquiror with true and complete copies of the annual holding company filings made by the Insurance Subsidiaries for the years ended December 31, 1993 and December 31, 1994, including monthly amendments, if any, in 1995, which identify all reportable transactions and all agreements or arrangements relating to all intercompany services provided currently or since January 1, 1993 by members of the holding company system of which the Insurance Subsidiaries are a part. To the extent material to LCC and the LCC Subsidiaries, taken as a whole, all intercompany services or transactions so described have been carried out in accordance with applicable law and all consents and notice filings for such services or transactions have been obtained or made, as applicable. There are no agreements between LCC or any LCC Subsidiary and DLFC or any affiliate of DLFC which will remain in effect after the Effective Time, except for insurance coverages provided by DLFC affiliates to LCC and the LCC Subsidiaries.

        3.19 THREATS OF CANCELLATION. Since December 31, 1994, no policyholder, group of affiliated policyholders, agents, group of affiliated agents, person or group of affiliated persons holding, writing, selling or producing insurance (that accounted in the aggregate for 5% or more of the aggregate premium or annuity income of the Insurance Subsidiaries for the year ended December 31, 1994 or which with respect to which LCC has established reserves in an amount in excess of 5% of its total reserves) has terminated (or to the knowledge of LCC threatened to terminate) its relationship with LCC or any LCC Subsidiary.

        3.20  DISCLOSURE. No representation, warranty or statement made by LCC
(i) in this Merger Agreement, (ii) in the LCC Disclosure Letter or (iii) any other written materials furnished or to be furnished by LCC to Acquiror or their respective representatives, attorneys or accountants pursuant to this Merger Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

        3.21 ENVIRONMENTAL MATTERS. Except as set forth in the LCC Disclosure Letter, to the best of LCC's knowledge no claims by third parties ("Third Party Claims") and/or regulatory actions have been asserted or assessed against LCC or any LCC Subsidiary or any real property owned or leased by LCC or any LCC Subsidiary (the "Real Property") and, to the best of LCC's knowledge, no Third Party Claims and/or regulatory actions are pending or threatened against LCC or the Real Property, arising out of or due to, or allegedly arising out of or due to, (i) the Release on, under or from the Real Property of any Hazardous Substances; (ii) any contamination of the Real Property by Hazardous Substances, including without limitation, the presence of any Hazardous Substance which has come to be located on or under the Real Property from another location; (iii) any material violation or alleged violation of any Environmental Laws with respect to the Real Property; (iv) any injury to human health or safety or to the environment by reason of the past or present condition of, or past or present activities on or under, the Real Property; or (v) the generation, manufacture, storage, treatment, handling, transportation or other use, however defined, of any Hazardous Substance on the Real Property. As used herein, "Environmental Laws" means any and all laws, regulations, ordinances, policies, standards, permits, licenses, orders and other restrictions or requirements, whether judicial or administrative, of the United States, or any other country, of any state or other jurisdiction, or of any political subdivision of any thereof, that relate to the condition of the air, ground or surface water, land, or other parts of the environment; to the Release or potential Release of any Hazardous Substances into the air, ground or surface water, land or other parts of the environment; or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or other handling of Hazardous Substances; "Hazardous Substances" means any and all hazardous, toxic or dangerous waste, substance, pollutant, contaminant, radiation or material defined as such in (or deemed as such for purposes of) the Comprehensive Environmental Response, Compensation and Liability Act, any so-called "Superfund" or "Superlien" law, or any Environmental law or other applicable law or other requirement of any governmental authority, relating to, or imposing liability or standards of or for conduct concerning, any hazardous or toxic waste, substance, pollutant, contaminant or material, or any petroleum or petroleum-based products; and "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or other disposal in any amount into or onto the air, ground or surface water, land or other parts of the environment, however caused.

         3.22 INSURANCE COVERAGE. On the date hereof, to the extent material to LCC and the LCC Subsidiaries, taken as a whole, LCC and the LCC Subsidiaries maintain insurance covering their respective properties, assets and businesses against such casualties, risks and contingencies, and in such types and amounts, as are consistent with customary practice and standards of companies engaged in similar businesses.

         3.23 TANGIBLE PERSONAL PROPERTY. To the extent material to LCC and the LCC Subsidiaries, taken as a whole, all equipment and tangible personal property used by LCC and the LCC Subsidiaries are leased or owned by LCC or the LCC Subsidiaries, free and clear of all liens, encumbrances or other third party interests of any nature whatsoever which would materially impair the intended use of such equipment and tangible personal property, and are in usable condition for the purpose for which they are intended subject to ordinary wear and tear and routine maintenance.

         3.24 AMERICAN FUNERAL TRUST. To the extent material to LCC and the LCC Subsidiaries, taken as a whole, (a) each state trust established by American Funeral Trust (each, an "AFT Trust") is listed in the LCC Disclosure Letter, (b) each AFT Trust was established and is validly existing under the laws applicable to it, and (c) each AFT Trust is in compliance with applicable law. At the time of Closing, each AFT Trust will be in compliance in all material respects with applicable law, notwithstanding any disclosure in the LCC Disclosure Letter.

IV.      REPRESENTATIONS AND WARRANTIES OF ACQUIROR.

         Acquiror and Newco represent and warrant to LCC as follows:

         4.1  ORGANIZATION.

         (a) Each of Acquiror and Newco is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and corporate authority and all requisite governmental and other authorizations to own, lease and operate its assets and properties and to carry on its business as it is now being conducted;

         (b) each of Acquiror and Newco is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary; and

         (c) each of Acquiror and Newco is in compliance with all applicable laws, judgments, orders, decrees, rules and regulations;

except with respect to the foregoing (a), (b) and (c) as to such matters (if any) where failure of such authorizations, qualifications or compliance does not and would not, either individually or in the aggregate, have a material adverse effect on the financial condition, results of operations or business of Acquiror and its subsidiaries taken as a whole. All of the outstanding capital stock of Newco is owned by Acquiror.

         4.2 AUTHORIZATION AND VALIDITY OF AGREEMENTS. Each of Acquiror and Newco has the requisite corporate power and corporate authority to enter into this Merger Agreement and to perform its obligations hereunder, and the execution and delivery of this Merger Agreement and the consummation by them of the transactions contemplated hereby have been duly authorized by all requisite corporate action. This Merger Agreement has been duly executed and delivered by each of Acquiror and Newco and constitutes a valid and binding agreement of each of Acquiror and Newco, enforceable against each of Acquiror and Newco in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

         4.3 NO NOTICES OR APPROVALS REQUIRED AND NO CONFLICTS. None of the execution and delivery of this Agreement by Acquiror and Newco, the performance by them of their obligations hereunder or the consummation by them of the transactions contemplated hereby will:

         (a) conflict with the articles of incorporation or bylaws of Acquiror or with the charter or bylaws of Newco;

         (b)  assuming satisfaction of the requirements set forth in Clause (c)
              (i), (ii), (iii) and (iv) below, violate any provision of law applicable to Acquiror or Newco;

         (c) require any consent or approval of, or filing with or notice to, any public body or authority, domestic or foreign, under any provision of law applicable to Acquiror or Newco, except for:

              (i)    requirements of Federal and state securities laws,

              (ii)   requirements arising out of the HSR Act,

              (iii) the filing of a Certificate of Merger in accordance with the Delaware Law, and

              (iv) approvals of or notices to regulatory authorities pursuant to the insurance laws of the jurisdictions requiring same; or

         (d) require any consent, approval or notice under, or violate, breach, be in conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or permit the termination of, or result in the creation or imposition of any lien upon any assets, properties or business of Acquiror or Newco under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment, order, judgment or decree to which either is a party or by which either or any of the assets or properties of either is bound or encumbered.

         4.4 PROXY STATEMENT. None of the information relating to Acquiror or its affiliates supplied in writing by Acquiror for inclusion in the Proxy Statement described in Section 6.1(b) will at the time such Proxy Statement is mailed or at the time of the LCC Stockholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         4.5 BROKERS AND FINDERS. Neither Acquiror nor Newco, nor any of their respective officers, directors or employees, has employed any financial advisor, broker or finder or incurred any liability for any financial advisor, brokerage or finders' fees or commissions in connection with the transactions contemplated herein.

         4.6 AVAILABLE FUNDS. At the Effective Time, Acquiror and Newco will in accordance with Section 8.3(e) have provided, or will have provided an irrevocable commitment to provide, the funds available to satisfy the obligations of Acquiror and Newco pursuant to the Merger.

V.       ADDITIONAL PROVISIONS

         5.1  EMPLOYEE MATTERS.

         (a) Without limiting any obligations of the Surviving Corporation to assume any LCC employee benefit plan, program, policy, contract, agreement or arrangement as may arise by operation of law, at the Effective Time the Surviving Corporation will continue the existing LCC employee benefit plans, programs, policies, contracts, agreements and arrangements (the "LCC Plans") and shall succeed to such rights as LCC may have as the employer or sponsor under the LCC Plans to amend, modify or terminate the same in accordance with their terms and applicable law. For purposes of any of the LCC Plans that contains a provision relating to a change in control of LCC (each of which is disclosed in the LCC Disclosure Letter pursuant to Section 3.4(d)), Acquiror acknowledges that the consummation of the Merger constitutes such a change in control. Nothing contained in this Section 5.1 or elsewhere in this Merger Agreement shall restrict the right to terminate the LCC Plans subsequent to the Effective Time.

         (b) Acquiror agrees that, following the Effective Time, Acquiror or the Surviving Corporation shall provide to employees who are employees of LCC or any of the LCC Subsidiaries the employee benefit plans, programs, policies and arrangements provided to employees of Acquiror and its subsidiaries (the "Acquiror Plans"), subject to its rights as the employer or sponsor under the Acquiror Plans to amend, modify or terminate the same in accordance with their terms and applicable law. The specific Acquiror Plans to be made available to employees of LCC or any of the LCC Subsidiaries shall be in accordance with the policies applicable to the employees of Acquiror and its subsidiaries (the "Acquiror Subsidiaries").

         (c) Nothing contained in this Section 5.1 or elsewhere in this Agreement shall confer, or be deemed to confer, upon any person who is an employee of Acquiror or any of the Acquiror Subsidiaries or of LCC or any of the LCC Subsidiaries any rights to continued employment or to continuation of any benefit plans, programs, policies or arrangements, including the LCC Plans and the Acquiror Plans, for any particular period of time following consummation of the Merger.

         5.2  INDEMNIFICATION.

         (a) Acquiror agrees that from and after the Effective Time it will assume and honor with respect to each officer and director of LCC and each LCC Subsidiary the indemnification and advancement of expense obligations of LCC set forth in Article V of the By-laws of LCC as in effect on the date hereof with respect to any and all persons described in such bylaw provision (the "indemnitees") as to any matter arising out of any action or omission of any such indemnitee prior to the Effective Time (including without limitation indemnification for any claim that is based upon, arises out of or in any way relates to the Merger, the Proxy Statement, this Agreement or any of the transactions contemplated hereby) and that such indemnitees shall be entitled to the full benefits of, and Acquiror shall be bound by, such bylaw provision as though such bylaw provision continued in full force and effect after the effective time as an obligation of Acquiror with respect to such matters.

         (b) Acquiror agrees that for a period of six years from and after the Effective Time it will provide directors' and officers' liability insurance coverage for the benefit of the indemnitees on substantially the same terms and conditions as from time to time is provided by Acquiror for its directors and officers; provided however, that this Section 5.2(b) shall not prohibit Acquiror from modifying or terminating any such coverage for the indemnitees with the modification or termination of its directors' and officers' liability insurance coverage generally, so long as the coverage provided for the indemnitees remains the same as that provided for directors and officers of Acquiror.

         (c) In the event Acquiror or any of its successors or assigns (i) reorganizes or consolidates with or merges into or enters into another business combination transaction with any other person or entity and is not the resulting, continuing or surviving corporation or entity of such consolidation, merger or transaction, or (ii) liquidates, dissolves or transfers all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision shall be made so that the successors and assigns of Acquiror assume the obligations set forth in this Section 5.2.

         (d) This Section 5.2 shall be construed as an agreement, as to which the indemnitees are intended to be third-party beneficiaries, between Acquiror and such indemnitees as unaffiliated third parties and is not subject to any limitations, other than those imposed by the Delaware Law, to which Acquiror may be subject in indemnifying its own directors or officers or other persons.

         5.3 STOCK OPTIONS AND SARs. Each holder of an outstanding Employee Option or SAR immediately before the Effective Time will be entitled to receive from the Payment Agent promptly after the Effective Time or from LCC immediately before the Effective Time, all in accordance with Section 2.2(c), for each such Employee Option or SAR, an amount in cash (subject to any applicable withholding taxes) equal to the product of (A) the excess, if any, of (i) the amount per share payable to holders of LCC Common Stock pursuant to Section 2.1(a) over
(ii) the per share exercise price or base price, as the case may be, of such Employee Option or SAR, and (B) the number of shares of LCC Common Stock subject to such Employee Option or the number of SARs, and such Employee Option or SAR will be cancelled. The LCC Option Plan shall terminate as of the Effective Time, and LCC shall ensure that, following the Effective Time, no holder of an Employee Option or SAR or any participant in the LCC Option Plan shall have any right thereunder to acquire equity securities of the Company, Acquiror or any subsidiary thereof. Prior to the Effective Time, LCC shall cause each holder of Employee Options or SARs whose Employee Options or SARs have not otherwise been satisfied to tender to LCC for surrender against payment by the Payment Agent or LCC in accordance with Section 2.2(c) at or before the Effective Time all Employee Options or SARs granted under the LCC Option Plan which remain outstanding on the Closing Date. At the Effective Time, unless it has previously paid holders of Employee Options or SARs in accordance with Section 2.2(c)(ii), LCC shall deliver to the Payment Agent a certificate specifying the name and address of each holder of Employee Options or SARs, the number of Employee Options or SARs owned by such holder and the exercise price of each Employee Option or SAR. LCC has heretofore delivered to Acquiror a true and complete list providing such information with respect to holders of Employee Options or SARs as of the date hereof.

         5.4 SERIES A PREFERRED STOCK. LCC shall redeem all outstanding shares of Preferred Stock at or prior to the later of July 7, 1995 or the Effective Time.

         5.5 MANAGEMENT SERVICES AGREEMENT. LCC shall cause the Management Services Agreement between LCC and Desjardin Laurentian Financial Corporation to be cancelled at or prior to the Effective Time, without cost to LCC other than for services performed to and including the date of cancellation.

         5.6 USE OF LAURENTIAN NAME. Immediately after the Effective Time with respect to such use in Canada, and as soon as practicable after the Effective Time and in any event within two years thereafter with respect to such use other than in Canada, Acquiror shall discontinue all use of the "Laurentian" name, marks and logos.

VI.      COVENANTS OF LCC

         6.1 STOCKHOLDERS MEETING. In order to consummate the Merger, LCC acting through its Board of Directors, shall, in accordance with applicable law and subject to the fiduciary duties of the LCC Board under applicable law (as determined by the LCC Board in good faith after consultation with and based upon advice of counsel),

         (a) duly call, give notice of, convene and hold an annual or special meeting of its stockholders (the "LCC Stockholders Meeting") as soon as practicable following the date of this Agreement for the purpose of approving and adopting this Merger Agreement;

         (b) include in the proxy statement with respect to the LCC Stockholders Meeting (the "Proxy Statement") the recommendation of its Board of Directors that holders of LCC Common Stock vote in favor of the approval and adoption of this Merger Agreement; and

         (c) obtain and furnish the information required to be included by it in the Proxy Statement, to file the Proxy Statement promptly with the SEC and, after consultation with Acquiror, respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof, and cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time.

         6.2 CONDUCT OF BUSINESS BY LCC AND LCC SUBSIDIARIES PENDING THE MERGER. LCC covenants and agrees with Acquiror that, with respect to LCC and the LCC Subsidiaries, prior to the Effective Time, unless Acquiror shall otherwise agree in writing or as is otherwise expressly contemplated by this Agreement:

         (a) The businesses of LCC and the LCC Subsidiaries will be conducted only in, and LCC and the LCC Subsidiaries will not take any material action except in, the ordinary course of business and consistent with prior practices.

         (b) Each of LCC and the LCC Subsidiaries will not directly or indirectly do any of the following: (i) issue, sell, pledge, dispose of or encumber (A) any shares of capital stock of LCC or any of the LCC Subsidiaries (including without limitation any such shares held in treasury), except the issuance of shares of LCC Common Stock upon conversion of Preferred Stock or upon exercise of LCC Stock Options outstanding as of the date hereof, (B) any investment assets of LCC or any of the LCC Subsidiaries other than in the ordinary course of business consistent with prior practices, (C) any other assets or properties of LCC or any of the LCC Subsidiaries other than in the ordinary course of business and consistent with prior practices or in transactions not in excess of $500,000 in the aggregate, or (D) any Insurance Subsidiary or all or substantially all of the business thereof; (ii) amend or propose to amend its charter or bylaws; (iii) split, combine or reclassify any outstanding capital stock, or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to its capital stock whether now or hereafter outstanding, except for cash dividends from any LCC Subsidiaries paid to LCC or another of the LCC Subsidiaries; (iv) redeem, purchase or acquire or offer to acquire any of their capital stock other than redemption of Preferred Stock as contemplated by Section 5.4; or (v) agree or commit to do any of the foregoing.

         (c) Each of LCC and the LCC Subsidiaries will not directly or indirectly do any of the following: (i) grant, issue, sell, pledge or dispose of any options, warrants or rights of any kind to acquire any shares of any class of capital stock of LCC or any of the LCC Subsidiaries or any securities that are convertible or exchangeable therefor; (ii) acquire (whether by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof; (iii) incur any indebtedness for borrowed money or issue any debt securities, except under the existing line of credit under the Credit Agreement; (iv) cancel any material debts or obligations owing to it, except in connection with the settlement of policy claims; (v) liquidate or merge into or consolidate with any other corporation; or (vi) agree or commit to do any of the foregoing.

         (d) Each of LCC and the LCC Subsidiaries will not enter into, amend in any material respect, terminate or waive any material right under any material contract or agreement to which it is a party; provided however, that this Section 6.2(d) shall not prohibit LCC or any of the LCC Subsidiaries from taking any actions in the ordinary course of business and consistent with prior practices, including without limitation accepting or reinsuring insurance or annuity risks (provided that after the date hereof LCC shall notify Acquiror at least ten (10) days before entering into or materially modifying any reinsurance agreement), or entering into, modifying or terminating agency contracts.

         (e) Each of LCC and the LCC Subsidiaries will not enter into or amend any employment, consulting, separation or termination agreement, arrangement or understanding nor take any action with respect to the grant of any separation or termination pay or with respect to any increase of benefits payable under its separation or termination pay policies or agreements or arrangements in effect as of the date hereof.

         (f) Each of LCC and the LCC Subsidiaries will not (i) hire any new executive employee, (ii) hire any new management employee with annual compensation greater than $60,000, (iii) except for replacements in the ordinary course of business consistent with prior practices, hire any other new employee, (iv) except in the ordinary course of business consistent with prior practices, increase the compensation of any employee or pay any bonus, or (v) adopt or amend (except to comply with applicable law) any bonus, profit sharing, compensation, stock option, pension, retirement, separation, deferred compensation or other employee benefit plan, agreement, trust fund or arrangement for the benefit or welfare of, any employee or former employee.

         (g) Each of LCC and the LCC Subsidiaries will not make any capital expenditure or commitment for which it is not contractually bound at the date hereof except (i) necessary replacements in the ordinary course of business consistent with past practices, and
              (ii) other capital expenditures and commitments not to exceed $2 million in the aggregate. All capital expenditures and commitments in excess of $500,000 for which LCC and the LCC Subsidiaries are contractually bound at the date hereof are disclosed in the LCC Disclosure Letter.

         (h) Subject to the provisions hereof, each of LCC and the LCC Subsidiaries will use its reasonable efforts (i) to preserve intact the business organization of LCC, Loyal American, Prairie States and each of the other LCC Subsidiaries, to maintain in effect any licenses, franchises, authorizations or similar rights material to the businesses of LCC and the LCC Subsidiaries, to keep available the services of their respective current officers and key employees and to preserve the goodwill of those having relationships or business dealings with LCC or any of the LCC Subsidiaries, (ii) to cooperate with Acquiror in jointly communicating with LCC's employees and with members of LCC's product distribution system, including independent contractors, regarding the Merger and continuing operations after consummation of the Merger; and (iii) to maintain its books and records in accordance with sound business practice on a basis consistent with prior practice.

         (i) Except as may be required under generally accepted accounting principles or statutory accounting requirements, each of LCC and the LCC Subsidiaries will not make any material changes in its accounting, underwriting, pricing or reserving principles, methods or practices.

         (j) After the date hereof, (i) LCC shall not adopt any amendments to the LCC 401(k) Profit Sharing Savings Plan except for such amendments as may be required by the Internal Revenue Service, and
              (ii) LCC shall not make any contributions to the LCC 401(k) Profit Sharing Savings Plan except for 401(k) employee contributions and employer matching contributions (not to exceed the guidelines established in the LCC 401(k) Profit Sharing Savings Plan) or as disclosed in the LCC Disclosure Letter.

         6.3 NO SOLICITATION OF ACQUISITION TRANSACTIONS. Each of LCC and the LCC Subsidiaries will not directly or indirectly, through any director, officer, employee, agent, representative or otherwise, solicit, initiate or intentionally encourage submission of any inquiries, proposals or offers from any person or entity (other than Acquiror) relating to any merger, consolidation, share exchange, purchase or other acquisition of all or (other than in the ordinary course of business) any substantial portion of the assets of or any substantial equity interest in LCC or any of the LCC Subsidiaries or any business combination with LCC or any of the LCC Subsidiaries (collectively, an "Acquisition Transaction"), or participate in any discussions or negotiations regarding, or, unless otherwise required by law, furnish to any other person any information with respect to LCC or any of the LCC Subsidiaries or afford access to the properties, books or records of LCC or any of the LCC Subsidiaries for the purposes of, or cooperate with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to seek or effect an Acquisition Transaction; provided however, that in the event that notwithstanding compliance by LCC and the LCC Subsidiaries with the foregoing provisions of this Section 6.3, LCC receives from a third party a proposal with respect to an Acquisition Transaction, only to the extent necessary to act in accordance with the fiduciary duties of the LCC Board under applicable laws (as determined by the LCC Board in good faith after consultation with and based upon advice of counsel): (a) LCC and the LCC Subsidiaries may take actions otherwise prohibited by the foregoing provisions of this Section 6.3; and (b) in such event or in the event of withdrawal of (or failure to update at the time of mailing of the Proxy Statement) the opinion referred to in Section 3.12, the LCC Board may fail to make, withdraw or modify its recommendation of the Merger to the stockholders of LCC, and LCC may fail to disseminate the Proxy Statement, fail to solicit proxies or fail to take other action to secure a favorable vote of its stockholders for the Merger or fail to hold a meeting of its stockholders to vote on the Merger. In addition, following receipt of a proposal or offer relating to an Acquisition Transaction, LCC may take and disclose to its stockholders a position contemplated by Rule 14e-2 or Rule 14d-9 under the 1934 Act or otherwise make a disclosure to its stockholders.

         6.4 ACCESS TO INFORMATION. From the date hereof to the Effective Time, each of LCC and the LCC Subsidiaries will, and their respective directors, officers, employees, agents and representatives will, afford the officers, employees, agents and representatives of Acquiror reasonable access at all reasonable times to the officers, employees, representatives, properties, books and records of LCC and the LCC Subsidiaries, including without limitation present or past employee benefit plans, and to the books and records of any predecessors thereof in the possession of or under the control of LCC or any of the LCC Subsidiaries, and will furnish to Acquiror all financial, operating and other data and information as Acquiror, through its officers, employees or representatives, may reasonably request. Nonpublic data and information received by Acquiror hereunder shall be deemed to be Evaluation Information as defined in, and shall be subject to the terms and conditions respecting same specified in, the Confidentiality Agreement made by LCC and Acquiror on December 8, 1994.

         6.5 DETERMINATION LETTER. LCC has filed a request for a determination letter as to the qualified status of the LCC 401(k) Profit Sharing Savings Plan, as amended and restated October 1, 1994, and shall diligently prosecute same.

VII.     MUTUAL COVENANTS

         7.1 EXPENSES. Except as provided in Section 9.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses.

         7.2 ADDITIONAL AGREEMENTS. In accordance with the terms and subject to the conditions hereof, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to fulfill the conditions and consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

         7.3 NOTIFICATION OF CERTAIN MATTERS. LCC will give prompt notice to Acquiror, and Acquiror will give prompt notice to LCC, of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Merger Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, and (b) any material failure of LCC or Acquiror, or any director, officer, employee, agent or representative thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

         7.4 AGREEMENT TO DEFEND. In the event of any claim, action, suit, investigation or other proceeding by any governmental body or other person or other legal or administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, whether before or after the Effective Time, the parties hereto agree to cooperate and use all reasonable efforts to defend against and respond thereto.

         7.5 COMPLIANCE WITH HSR ACT; STOCKHOLDER APPROVAL; REGULATORY APPROVALS. Each party hereto will use its best efforts and shall fully cooperate with the others to make promptly all registrations, filings and applications and to give all notices to obtain all governmental and third party consents, permits, approvals, orders, authorizations, qualifications, exemptions and waivers necessary for the consummation of the transactions contemplated by this Agreement or that thereafter may be necessary to effectuate the transfer or renewal of any material license, approval or authorization or that may be necessary or appropriate to effectuate the transfer of contracts, agreements or arrangements with change of control provisions. Without limiting the generality of the foregoing, each of Acquiror and LCC will use all reasonable efforts to:

         (a) file as promptly as possible and in any event within twenty (20) days after the date of this Merger Agreement with the Department of Justice and the Federal Trade Commission any premerger notification required of it under the HSR Act, respond promptly to any inquiries from the Department of Justice or the Federal Trade Commission in connection with the transactions contemplated hereby, and obtain the earliest possible termination or waiver of any applicable HSR Act waiting period;

         (b) prepare and file the Proxy Statement with the SEC as promptly as possible and in any event within forty-five (45) days after the date of this Merger Agreement; and

         (c) prepare and file such requests for regulatory approvals as may be required to be filed with the insurance departments of the States of Alabama, South Dakota, Montana, Texas, if required, and Ohio as promptly as possible in any event within forty-five (45) days after the date of this Merger Agreement.

         7.6 SECURITIES LAWS. Acquiror and LCC acknowledge that the transactions contemplated hereby are subject to the provisions of the 1934 Act. Each of Acquiror and LCC agrees to provide promptly to the other such data and information concerning its financial condition, assets and properties, affairs, operations and businesses as may be required or appropriate for inclusion in the Proxy Statement and to cause its counsel, investment advisors, accountants and actuaries to cooperate with the other's counsel, investment advisors, accountants and actuaries in the preparation of the Proxy Statement.

         7.7 FURTHER DISCLOSURE. If in the course of the transactions contemplated by this Merger Agreement, either Acquiror or LCC shall acquire knowledge of any fact, law or circumstance which, if existing or occurring as of the date of this Merger Agreement, would be required to be disclosed by such party to avoid a breach of its representations and warranties contained in this Merger Agreement, then such party shall immediately disclose such fact, law or circumstance to the other party.

VIII.    CONDITIONS

         8.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party hereto to effect the Merger and to consummate the other transactions contemplated hereby will be subject to the fulfillment at or prior to the Closing of the following conditions.

         (a) The Merger and this Merger Agreement shall have been approved and adopted by the requisite vote of the stockholders of LCC and Acquiror as the sole stockholder of Newco as required by law, the rules of the American Stock Exchange with respect to LCC, and any applicable provisions of the respective charters and bylaws of the parties.

         (b) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

         (c) No order shall have been entered and remain in effect in any action or proceeding before any foreign, Federal or state court or governmental agency or other foreign, Federal or state regulatory or administrative agency or commission that would prevent or make illegal the consummation of the Merger or impose any conditions on the consummation of the transactions contemplated hereby which Acquiror reasonably deems unacceptable.

         (d) There shall have been obtained permits, consents and approvals of insurance, securities or "blue sky" commissions or agencies of any jurisdiction and of other governmental bodies or agencies that may reasonably be deemed necessary so that the consummation of the Merger and the other transactions contemplated hereby will be in compliance with applicable laws, and they shall not contain any condition that, in the judgment of Acquiror reasonably exercised, would reasonably be expected to result in a material adverse change in the financial condition, results of operations or businesses of either Acquiror or LCC and the LCC Subsidiaries, taken as a whole.

         8.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF ACQUIROR. The obligations of Acquiror to effect the Merger and to consummate the other transactions contemplated hereby are, at the option of Acquiror, also subject to the fulfillment at or prior to the Closing of the following conditions:

         (a) The representations and warranties of LCC contained in Article III shall be accurate in all material respects as of the date of this Merger Agreement, and there shall be no inaccuracy in any such representations and warranties as of the Closing Date except to the extent that any such inaccuracy individually or in the aggregate does not constitute a material adverse change in the financial condition, results of the operations or businesses of LCC and the LCC Subsidiaries, taken as a whole; all of the terms, covenants and conditions of this Merger Agreement to be complied with and performed by LCC at or before the Closing (including without limitation those specified in Sections 5.3 and 5.4) shall have been duly complied with and performed in all material respects; and a certificate to the foregoing effect dated as of the Closing Date and signed by the Chief Executive Officer and Chief Financial Officer of LCC shall have been delivered to Acquiror.

         (b) Since the date of this Merger Agreement, no material adverse change in the financial condition, results of operations or businesses of LCC and the LCC Subsidiaries, taken as a whole, shall have occurred (excluding for these purposes the effect of any conditions, events and developments adversely affecting the life insurance industry generally), including without limitation any of the following suffered by LCC or any LCC Subsidiary: (i) any material adverse change in the credit quality, yield and diversification characteristics of its investment portfolio, except declines in yield caused by general economic conditions;
              (ii) any material casualty loss with respect to its assets; (iii) any business interruption which has not been cured prior to the Closing; or (iv) any material labor difficulty or customer boycott; and a certificate to such effect dated as of the Closing Date and signed by the Chief Executive Officer and Chief Financial Officer of LCC shall have been delivered to Acquiror.

         (c) Acquiror and its subsidiaries shall have received all requisite approvals required under applicable insurance laws necessary to consummate the Merger and the transactions contemplated thereby.

         (d) Acquiror shall have received an opinion of counsel to LCC reasonably satisfactory to Acquiror, dated as of the Effective Time and in form and substance reasonably satisfactory to Acquiror, substantially to the effect that:

              (i) Each of LCC and the LCC Subsidiaries has been duly organized, and is subsisting and in good standing, as a corporation under the laws of its respective jurisdiction of incorporation.

              (ii) LCC has the corporate power and corporate authority to enter into this Merger Agreement and consummate the transactions provided for herein. The execution and delivery of this Merger Agreement by LCC and the consummation by it of the transactions provided for herein, have been duly authorized by requisite corporate action on the part of LCC. This Merger Agreement has been executed and delivered by LCC and (assuming this Merger Agreement is a valid and binding obligation of Acquiror) is a valid and binding obligation of LCC enforceable against it in accordance with its terms, except (A) that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (B) that remedies of specific performance and injunctive and other forms of relief may be subject to general principles of equity and public policy and to the discretion of the court before which any proceeding therefor may be brought.

              (iii) The execution, delivery and performance by LCC of this Merger Agreement will not (A) conflict with or result in a breach of any provision of the Certificate or By-laws of LCC, (B) result in, constitute a violation of or a default under, or cause the creation of any security interest or lien upon any of the properties or assets of LCC or the LCC Subsidiaries pursuant to, or cause the acceleration of the maturity of any debt or obligation of LCC or the LCC Subsidiaries pursuant to, any agreement, instrument, order, judgment or decree to which LCC or the LCC Subsidiaries is subject and of which such counsel is specifically aware and which LCC has advised such counsel in connection with this transaction is material to LCC and the LCC Subsidiaries or
                     (C) insofar as is actually known to such counsel, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which LCC or any LCC Subsidiary is subject which would have a material adverse effect on LCC and the LCC Subsidiaries taken as a whole.

              (iv) Except for such changes as are required by this Merger Agreement, the capitalization of LCC is as described in
                     Section 3.2(a) of this Merger Agreement.

              As to any matter contained in such opinion which involves the laws of any jurisdiction other than the federal laws of the United States or the laws of a state in which such counsel is licensed, such counsel may rely upon opinions of counsel admitted to practice in such other jurisdictions. Any opinions relied upon by such counsel as aforesaid shall be delivered together with the opinion of such counsel, which shall state that Acquiror's and such counsel's reliance thereon is justified. Such opinion may include assumptions as to the accuracy of the representations and warranties made by LCC in this Merger Agreement, may include qualifications similar to those set forth in Article III hereof and other qualifications customarily contained in legal opinions rendered in connection with transactions of the nature of the Merger, and may expressly rely as to matters of fact upon certificates furnished by appropriate officers and directors of LCC and the LCC Subsidiaries and by public officials.

         (e) None of the insurance regulatory approvals referred to in Section 8.1(d) shall be subject to any condition, satisfaction of all of which conditions would materially restrict the business or financial activities of LCC and the LCC Subsidiaries, taken as a whole, or Acquiror and the Acquiror Subsidiaries, taken as a whole, or materially increase the cost to Acquiror of consummating the transactions herein contemplated, or have a material adverse effect on the financial condition, results of operations, prospects or business of LCC and the LCC Subsidiaries, taken as a whole, or Acquiror and the Acquiror Subsidiaries, taken as a whole.

         (f) There shall not have been issued and be in effect any order of any court or tribunal of competent jurisdiction, and there shall not have been enacted any statute, rule, regulation or order by, or be threatened, instituted or pending any suit, action, investigation, inquiry or other proceeding by, any governmental or regulatory agency, department, commission, authority, board, bureau, body or instrumentality which in the reasonable judgment of Acquiror (i) makes the acquisition by Acquiror of LCC illegal or otherwise prohibits the acquisition of LCC, (ii) would require the divestiture by Acquiror or any Acquiror subsidiary of a material portion of the business or assets of Acquiror and the Acquiror Subsidiaries, taken as a whole, as a result of the transactions contemplated hereby, or (iii) would impose any material limitation on the ability of Acquiror to effectively exercise full rights of ownership of LCC or of a material portion of the assets or business of LCC and the LCC Subsidiaries, taken as a whole, as a result of the transactions contemplated hereby.

         (g) Acquiror shall have been provided by LCC at or before the Closing such additional documents as are customarily provided for such a closing as may be reasonably required by Acquiror.

         8.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF LCC. The obligations of LCC to effect the Merger and to consummate the other transactions contemplated hereby are, at the option of LCC, also subject to the fulfillment at or prior to the Closing of the following conditions:

         (a)  The representations and warranties of Acquiror contained in
              Article IV shall be accurate in all material respects as of the date of this Merger Agreement, and there shall be no inaccuracy in any such representations and warranties as of the Closing Date except to the extent that any such inaccuracy individually or in the aggregate does not constitute a material adverse change in the financial condition, results of operations or businesses of Acquiror and the Acquiror Subsidiaries, taken as a whole; all of the terms, covenants and conditions of this Merger Agreement to be complied with and performed by Acquiror at or before the Closing shall have been duly complied with and performed in all material respects; and a certificate to the foregoing effect dated as of the Closing Date and signed by the Chief Executive Officer and Chief Financial Officer of Acquiror shall have been delivered to LCC.

         (b) Since the date of this Merger Agreement, no material adverse change in the financial condition, results of operations or businesses of Acquiror and the Acquiror Subsidiaries, taken as a whole, shall have occurred (excluding for these purposes the effect of any conditions, events and developments adversely affecting the life insurance industry generally), and a certificate to such effect dated as of the Closing Date and signed by the Chief Executive Officer and Chief Financial Officer of Acquiror shall have been delivered to LCC.

         (c) On the date of the Proxy Statement, the LCC Board shall have received from Oppenheimer & Co., Inc. a written update, dated as of such date, confirming the opinion referred to in Section 3.12.

         (d) Acquiror shall have paid or caused to be paid the outstanding balance under the Credit Agreement as provided in Section 2.5.

         (e) At or before the Closing Date, either: (i) Acquiror (directly or through one or more of its Subsidiaries) shall have deposited with the Payment Agent in trust, for the benefit of the stockholders of LCC at the Effective Time, funds sufficient to make all payments required under Article II hereof to the holders of LCC Common Stock and Employee Options or SARs, or (ii) Acquiror shall have provided to the Payment Agent an unconditional and irrevocable written commitment of Acquiror for the benefit of the holders of LCC Common Stock and Employee Options and SARs at the Effective Time, in form reasonably satisfactory to LCC and the Payment Agent, to make such funds available as they are required, such commitment to include provisions by which the Payment Agent is assured of access to cash and/or marketable securities of Acquiror sufficient to satisfy such commitment. This condition may be satisfied by a combination of a deposit under subsection (i) and a commitment under subsection (ii) which together equal the amount of funds necessary to make all payments required under ARTICLE II hereof.

         (f) LCC shall have received an opinion of counsel to Acquiror reasonably satisfactory to LCC, dated as of the Effective Time and in form and substance reasonably satisfactory to LCC, substantially to the effect that:

              (i) Each of Acquiror and Newco has been duly organized, and is subsisting and in good standing, as a corporation under the laws of its respective jurisdiction of incorporation.

              (ii) Each of Acquiror and Newco has the corporate power and corporate authority to enter into this Merger Agreement and consummate the transactions provided for herein. The execution and delivery of this Merger Agreement by Acquiror and Newco and the consummation by them of the transactions provided for herein, have been duly authorized by requisite corporate action on the part of Acquiror and Newco. This Merger Agreement has been executed and delivered by Acquiror and Newco and (assuming this Merger Agreement is a valid and binding obligation of LCC) is a valid and binding obligation of Acquiror and Newco enforceable against each of them in accordance with its terms, except (A) that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (B) that remedies of specific performance and injunctive and other forms of relief may be subject to general principles of equity and public policy and to the discretion of the court before which any proceeding therefor may be brought.

              (iii) The execution, delivery and performance by Acquiror and Newco of this Merger Agreement will not (A) conflict with or result in a breach of any provision of the Articles of Incorporation or By-laws of either of them, (B) result in, constitute a violation of or a default under, or cause the creation of any security interest or lien upon any of the properties or assets of Acquiror pursuant to, or cause the acceleration of the maturity of any debt or obligation of Acquiror pursuant to, any agreement, instrument, order, judgment or decree to which Acquiror is subject and of which such counsel is specifically aware and which LCC has advised such counsel in connection with this transaction is material to Acquiror and would have a material adverse effect on Acquiror's ability to perform its obligations hereunder or (C) insofar as is actually known to such counsel, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which Acquiror is subject which would have a material adverse effect on Acquiror and the Acquiror Subsidiaries taken as a whole.

              As to any matter contained in such opinion which involves the laws of any jurisdiction other than the federal laws of the United States or the laws of a state in which such counsel is licensed, such counsel may rely upon opinions of counsel admitted to practice in such other jurisdictions. Any opinions relied upon by such counsel as aforesaid shall be delivered together with the opinion of such counsel, which shall state that Acquiror's and such counsel's reliance thereon is justified. Such opinion may include assumptions as to the accuracy of the representations and warranties made by Acquiror in this Merger Agreement, may include qualifications similar to those set forth in Article IV hereof and other qualifications customarily contained in legal opinions rendered in connection with transactions of the nature of the Merger, and may expressly rely as to matters of fact upon certificates furnished by appropriate officers and directors of Acquiror and the Acquiror Subsidiaries and by public officials.

IX.      TERMINATION

         9.1 TERMINATION EVENTS. This Agreement may be terminated and the Merger and the other transactions contemplated herein may be abandoned at any time prior to the Effective Time, whether prior to or after approval by the stockholder of Newco or the stockholders of LCC:

         (a)  By mutual consent of the Acquiror Board and the LCC Board.

         (b) By the Acquiror Board or the LCC Board, if the Merger shall not have been consummated on or before December 31, 1995 (unless such circumstance is the result of a breach of the terms hereof in any material respect by the party asserting the termination right).

         (c) By the Acquiror Board or the LCC Board, if the Merger and this Merger Agreement shall have been submitted to a vote of the stockholders of LCC and shall not have been approved by the requisite votes.

         (d) By the LCC Board, if a condition to LCC's obligations to close set forth in Article VIII of this Merger Agreement is not met on the Closing Date and is not waived.

         (e) By the Acquiror Board, if a condition to Acquiror's obligations to close set forth in Article VIII of this Merger Agreement cannot be met on the Closing Date and is not waived.

         (f) By the Acquiror Board or the LCC Board, if an action is brought and remains pending in a court of competent jurisdiction (i) seeking to restrain, enjoin or otherwise prevent the consummation of the Merger or the other transactions contemplated hereby, or
              (ii) seeking substantial damages based on the consummation of the Merger or the other transactions contemplated hereby, and in either case, the party seeking to terminate believes in good faith with the advice of counsel that such action may have substantial merit.

         (g) By the Acquiror Board or the LCC Board, if the LCC Board does not make to the stockholders of LCC a favorable recommendation with respect to the Merger or such recommendation is modified or withdrawn in a way detrimental to Acquiror.

         (h) By the Acquiror Board, but only within thirty (30) days after the date hereof, if A. M. Best Company ("Best") has communicated to Acquiror that consummation of the transactions contemplated hereby has a reasonable probability of resulting in a reduction of the Best's rating of Great American Life Insurance Company to a rating lower than "A", and Acquiror shall have delivered to LCC within thirty (30) days after the date hereof the certificate of Acquiror executed by its President or a Senior Vice President, stating the particulars of such communication.

         9.2 EFFECT OF TERMINATION. In the event of any termination of this Merger Agreement pursuant to Section 9.1, Acquiror and LCC shall have no obligation or liability to each other except that (a) the provisions of the last sentence of Section 6.4 and Section 9.3 shall survive any such termination, and
(b) nothing herein and no termination pursuant hereto shall relieve any party from liability for any breach of this Merger Agreement.

         9.3  CERTAIN FEES AND EXPENSES.

         (a) LCC agrees to pay to Acquiror the amount of $2,500,000 in immediately available funds, which amount shall be for the purpose of (i) reimbursement to Acquiror of costs, expenses and fees actually incurred by or on behalf of Acquiror and/or Newco in connection with the Merger and the consummation of all transactions contemplated by this Agreement and (ii) compensation to Acquiror for its expenditure of time and effort in connection with such transactions, such payment to be made promptly, but in no event later than ten business days, after the termination of this Merger Agreement as a result of the occurrence of either of the events set forth below which results in Acquiror or Newco not consummating the transactions contemplated by this Merger
              Agreement:

              (A) in compliance with Section 6.3, LCC shall have entered into, or shall have publicly announced its intention to enter into, an agreement or an agreement in principle with respect to any Acquisition Transaction or shall have determined and such determination shall have become public knowledge that any such transaction is more favorable to the stockholders of LCC than the transactions contemplated by this Merger Agreement; or

              (B) in compliance with Section 6.3, the Board of Directors of LCC shall have withdrawn or materially negatively modified its approval or recommendation of this Merger Agreement or the transactions contemplated hereby or shall have resolved to do any of the foregoing (and such resolution shall have become public knowledge)

              if Acquiror and Newco have not breached any of their representations, warranties, covenants or agreements contained in this Merger Agreement in any material respect.

         (b) Acquiror agrees to pay to LCC the amount of $2,500,000 in immediately available funds, which amount shall be for the purposes of (i) reimbursement to LCC of costs, expenses and fees actually incurred by or on behalf of LCC in connection with the Merger and the consummation of all transactions contemplated by this Merger Agreement and (ii) compensation to LCC for its expenditure of time and effort in connection with such transactions, such payment to be made promptly, but in no event later than ten business days, after the termination of this Merger Agreement as a result of the failure of Acquiror to satisfy the condition to closing set forth in Section 8.3(e) hereof, if LCC has not breached any of its representations, warranties, covenants or agreements contained in this Merger Agreement in any material respect.

         (c) Any payment made pursuant to Section 9.3(a) or 9.3(b) shall be liquidated damages paid in full satisfaction of all claims that the recipient of the payment may have against the party making such payment based on the circumstances giving rise to such payment. The parties hereto acknowledge the difficulty of ascertaining actual damages in the circumstances under which payments would be made pursuant to Section 9.3(a) or Section 9.3(b), and agree that the amounts specified in said Sections are reasonable and do not constitute a penalty.

X.       MISCELLANEOUS

         10.1 WAIVER AND AMENDMENT. Any provision of this Agreement may be waived at any time by the party that is, or whose stockholders are, entitled to the benefits thereof. This Merger Agreement may not be amended or supplemented at any time, except by an instrument in writing signed on behalf of each party hereto; provided however, that after this Merger Agreement has been approved and adopted by the stockholder of Newco and the stockholders of LCC this Merger Agreement may be amended only as may be permitted by applicable provisions of the Delaware Law.

         10.2 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. No representation or warranty in this Merger Agreement shall survive the consummation of the Merger.

         10.3 PUBLIC STATEMENTS. Acquiror and LCC agree to consult with each other prior to issuing any press release or otherwise making any public statement or disclosure with respect to the transactions contemplated hereby, and neither will issue any such press release or make any such public statement or disclosure prior to such consultation, except as may be required by law or applicable stock exchange policy.

         10.4 KNOWLEDGE. All references in this Merger Agreement to knowledge of a corporation shall be deemed to mean knowledge of any one or more of its executive officers.

         10.5 ASSIGNMENT. This Merger Agreement will not be assignable by the parties hereto.

         10.6 NOTICES. All notices, requests, claims, demands and other communications hereunder will be in writing and will be given (and will be deemed to have been duly received if so given) by delivery by cable, telegram, telex, telecopy or by registered or certified mail, postage prepaid, return receipt requested, to the respective parties as follows:

              If to Acquiror:

                           American Annuity Group, Inc.
                           250 East Fifth Street
                           Cincinnati, Ohio  45202
                           Attention:  Mark F. Muething, Esquire

                           Telephone Number:  (513) 333-5515
                           Telecopy Number:  (513) 357-3397

                                with a copy to:

                           Keating, Muething & Klekamp
                           1800 Provident Tower
                           One East Fourth Street
                           Cincinnati, Ohio  45202
                           Attention:  Edward E. Steiner, Esquire

                           Telephone Number:  (513) 579-6468
                           Telecopy Number:  (513) 579-6957

              and if to LCC:

                           Laurentian Capital Corporation
                           640 Lee Road, Suite 303
                           Wayne, Pennsylvania  19087
                           Attention: Mr. Robert T. Rakich

                           Telephone Number:  (610) 889-7400
                           Telecopy Number:  (610) 889-7406

                                with a copy to:

                           Armbrecht, Jackson, DeMouy,
                           Crowe, Holmes & Reeves, L.L.C.
                           1300 AmSouth Center
                           Post Office Box 290
                           Mobile, Alabama  36601
                           Attention:  E. B. Peebles III, Esquire

                           Telephone Number:  (334) 405-1300
                           Telecopy Number:  (334) 432-6843

              or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

         10.7 GOVERNING LAW. THIS MERGER AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAW OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

         10.8 SEVERABILITY. If any term, provision, covenant, agreement or restriction of this Merger Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants, agreements and restrictions of this Merger Agreement will continue in full force and effect and will in no way be affected, impaired or invalidated.

         10.9 COUNTERPARTS. This Merger Agreement may be executed in counterparts, each of which will be an original, but all of which together will constitute one and the same agreement.

         10.10 HEADINGS. The section headings herein are for convenience only and will not affect the construction hereof.

         10.11 ENTIRE AGREEMENT. This Merger Agreement constitutes the entire agreement between the parties hereto and supersede all other prior agreements and understandings, both oral and written, between the parties relating to the subject matter hereof and thereof, and except as provided in Section 5.2 do not confer upon any person or entity not a party hereto or thereto any rights or remedies hereunder or thereunder.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Merger Agreement to be signed by its respective President or a Vice President and attested by its respective Secretary or an Assistant Secretary, all as of the date first above written.

                                        AMERICAN ANNUITY GROUP, INC.

                                        By:  /s/ Jeffrey S. Tate
                                           ------------------------------------
                                             Senior Vice President

ATTEST:

   /s/ Mark F. Muething
- - --------------------------
         Secretary

                                        LQ ACQUISITION CORP.

                                        By:  /s/ Jeffrey S. Tate
                                           ------------------------------------
                                             Senior Vice President

ATTEST:

   /s/ Mark F. Muething
- - --------------------------
         Secretary

                                        LAURENTIAN CAPITAL CORPORATION

                                        By:  /s/ Robert T.Rakich
                                           ------------------------------------
                                             President

ATTEST:

   /s/ Bernhard M. Koch
- - --------------------------
         Secretary

                   EXHIBIT A TO AGREEMENT AND PLAN OF MERGER

                          CERTIFICATE OF INCORPORATION
                                       OF
                         LAURENTIAN CAPITAL CORPORATION
                         ------------------------------

         FIRST. The name of the corporation is Laurentian Capital Corporation (the "Corporation").

         SECOND. The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

         THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

         FOURTH. The aggregate number of shares of stock which the Corporation shall have authority to issue is One Thousand (1,000), all of which shall be common stock without par value.

         FIFTH. Unless and except to the extent that the by-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

         SIXTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the by-laws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any by-law whether adopted by them or otherwise.

         SEVENTH. To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended and supplemented, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment or modification of the foregoing provisions of this Article SEVENTH shall not adversely affect any right or protection of a director of the Corporation existing at the time of such amendment or modification. Without limiting the generality of the foregoing contained in this Article SEVENTH, no director of this Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to this Corporation or its stockholders, (ii) for acts or omissions not in good faith or which include intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

         The foregoing provisions shall continue as to a person who has ceased to be a director and shall inure to the benefit of the heirs, executors and administrators of such a person.

         EIGHTH. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

         NINTH. The Corporation shall, to the fullest extent permitted by
Section 145 of the General Corporation Law of the State of Delaware, as the same as may be amended and supplemented, indemnify any person serving as a director or officer of the Corporation from and against any and all of the expenses, liabilities or other matters referred in or covered by said section. Any indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in other capacity while holding such position, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person.

         TENTH. The Corporation shall, to the fullest extent permitted by
Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, advance expenses to those persons serving as directors of the Corporation and the advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those persons to whom expenses have been or may be advanced may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's position as a director, and as to action in any other capacity while holding such position as a director, and shall continue as to a person who has ceased to be a director and shall inure to the benefit of the heirs, executors and administrators of such person.

         ELEVENTH. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

                   EXHIBIT B TO AGREEMENT AND PLAN OF MERGER

                                    BY-LAWS

                                   ARTICLE I

                                  STOCKHOLDERS

         1. STOCKHOLDER MEETINGS.

         - TIME. The annual meeting of stockholders shall be held on the second Tuesday in April at 10:00 a.m. or such other date or time fixed, from time to time, by the directors. The first stockholders meeting following adoption of these By-Laws shall be held in 1996. A special meeting shall be held on the date and at the time fixed by the directors.

         - PLACE. Annual meetings and special meetings of stockholders shall be held at such place, within or without the State of Delaware, as the directors may, from time to time, fix.

         Whenever the directors shall fail to fix such place, the meeting shall be held at the registered office of the corporation in the State of Delaware.

         - CALL. Annual meetings and special meetings of stockholders may be called by the directors or by any officer instructed by the directors to call the meeting or at the written request of stockholders holding a majority in the amount of the outstanding common stock of the Corporation issued and outstanding and entitled to vote. Any such request by stockholders shall state the purpose or purposes of the proposed meeting.

         - NOTICE OR WAIVER OF NOTICE. Written notice of all meetings of stockholders shall be given, stating the place, date, and hour of the meeting and stating the place within the city or other municipality or community where the meeting is to be held at which the list of stockholders of the corporation may be examined. The notice of an annual meeting shall state that the meeting is called for the election of directors and for the transaction of other business which may properly come before the meeting, and shall, (if any other action which could be taken at a special meeting is to be taken at such annual meeting) state the purpose or purposes. The notice of a special meeting shall in all instances state the purpose or purposes for which the meeting is called. Except as otherwise provided by the Delaware General Corporation Law, a copy of the notice of any meeting shall be given, personally or by mail, not less than ten days nor more than sixty days before the date of the meeting, unless the lapse of the prescribed period of time shall have been waived, and directed to each stockholder at his address as shown on the stock ledger of the corporation. Notice by mail shall be deemed to be given when deposited, with postage thereon prepaid, in the United States Mail. If a meeting is adjourned to another time and/or to another place, and if an announcement of the adjourned time and/or place is made at the meeting, it shall not be necessary to give notice of the adjourned meeting unless the adjournment is for more than 30 days or the directors, after adjournment, fix a new record date for the adjourned meeting. Notice need not be given to any stockholder who submits a written waiver of notice signed by him. Attendance of a stockholder at a meeting of stockholders shall constitute a waiver of notice of such meeting, except when the stockholder attends the meeting for the limited purpose of objecting, expressed at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice.

         - STOCKHOLDER LIST. The officer who has charge of the stock ledger of the corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city or other municipality or community where the meeting is to be held, which place shall be specified in the notice of the meeting, or if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by this section or the books of the corporation, or to vote at any meeting of stockholders.

         - CONDUCT OF MEETING. Meetings of the stockholders of the corporation shall be presided over by one of the following officers in the order of seniority and if present and acting - the Chairman of the Board, if any, the Vice-Chairman of the Board, if any, the President, a Vice-President, or if none of the foregoing is in office and present and acting, by a chairman to be chosen by the stockholders. The Secretary of the corporation, or in his absence, an Assistant Secretary, shall act as secretary of every meeting, but if neither the Secretary nor an Assistant Secretary is present the Chairman of the meeting shall appoint a secretary of the meeting. At each stockholders meeting action may be taken only with respect to those items contained in the Notice of Meeting, otherwise proposed by the Board of Directors or proposed by a shareholder through a submission in writing to the Secretary of the Corporation at least fifteen days prior to the date of the meeting.

         Only persons nominated by an officer, director or in writing by a shareholder at least fifteen days prior to the meeting at which directors are to be elected shall be eligible for election.

         - INSPECTORS. The directors, in advance of any meeting, may, but need not, appoint one or more inspectors of election to act at the meeting or any adjournment thereof. If an inspector or inspectors are not appointed, the person presiding at the meeting may, but need not, appoint one or more inspectors. In case any person who may be appointed as an inspector fails to appear or act, the vacancy may be filled by appointment made by the directors in advance of the meeting or at the meeting by the chairman of the meeting. Each inspector, if any, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his ability. The inspectors, if any, shall determine the number of shares of stock outstanding and the voting power of each, the shares of stock represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. On request of the person presiding at the meeting, the inspector or inspectors, if any, shall make a report in writing of any challenge, question or matter determined by him or them and execute a certificate of any fact found by him or them.

         - QUORUM. The holders of one-third of the outstanding shares of stock shall constitute a quorum at a meeting of stockholders for the transaction of any business. The stockholders present may adjourn the meeting despite the absence of a quorum.

         - VOTING. In the election of directors, a plurality of the votes cast shall elect. Any other action shall be authorized by a majority of the votes cast except where the General Corporation Law prescribes a different percentage of votes and/or a different exercise of voting power, and except as may be otherwise prescribed by the provisions of the certificate of incorporation and these By-Laws.

         2. STOCKHOLDER ACTION WITHOUT MEETINGS. Any action required by the General Corporation Law of the State of Delaware to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than Unanimous written consent shall be given to those stockholders who have not consented in writing.

         3. CERTIFICATES REPRESENTING STOCK. Certificates representing stock in the corporation shall be signed by, or in the name of, the corporation by the Chairman or Vice-Chairman of the Board of Directors, if any, or by the President or a Vice-President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the corporation. Any or all the signatures on any such certificate may be a facsimile. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.

         Whenever the corporation shall be authorized to issue more than one class of stock or more than one series of any class of stock, and whenever the corporation shall issue any shares of its stock as partly paid stock, the certificates representing shares of any such class or series or of any such partly paid stock shall set forth thereon the statements prescribed by the General Corporation Law of the State of Delaware. Any restrictions on the transfer or registration of transfer of any shares of stock of any class or series shall be noted conspicuously on the certificate representing such shares.

         The corporation may issue a new certificate of stock or uncertificated shares in place of any certificate theretofore issued by it, alleged to have been lost, stolen, or destroyed, and the Board of Directors may require the owner of the lost, stolen, or destroyed certificate, or his legal representative, to give the corporation a bond sufficient to indemnify the corporation against any claim that may be made against it on account of the alleged loss, theft, or destruction of any such certificate or the issuance of any such new certificate or uncertificated shares.

         4. UNCERTIFICATED SHARES. Subject to any conditions imposed by the Law of the State of Delaware, the Board of Directors of the corporation may provide by resolution or resolutions that some or all of any or all classes or series of the stock of the corporation shall be uncertificated shares. Within a reasonable time after the issuance or transfer of any uncertificated shares, the corporation shall send to the registered owner thereof the written notice or statement prescribed by the Law of the State of Delaware.

         5. FRACTIONAL SHARE INTERESTS. The corporation may, but shall not be required to, issue fractions of a share. If the corporation does not issue fractions of a share, it shall (1) arrange for the disposition of fractional interests by those entitled thereto, (2) pay in cash the fair value of fractions of a share as of the time when those entitled to receive such fractions are determined, or (3) issue scrip or warrants in registered form (either represented by a certificate or uncertificated) or bearer form (represented by a certificate) which shall entitle the holder to receive a full share upon the surrender of such scrip or warrants aggregating a full share. A certificate for a fractional share or an uncertificated fractional share shall, but scrip or warrants shall not unless otherwise provided therein, entitle the holder to exercise voting rights, to receive dividends thereon, and to participate in any of the assets of the corporation in the event of liquidation. The Board of Directors may cause scrip or warrants to be issued subject to the conditions that they shall become void if not exchanged for certificates representing the full shares or uncertificated full shares before a specified date, or subject to the conditions that the shares for which scrip or warrants are exchangeable may be sold by the corporation and the proceeds thereof distributed to the holders of scrip or warrants, or subject to any other conditions which the Board of Directors may impose.

         6. STOCK TRANSFERS. Upon compliance with provisions restricting the transfer or registration of transfer of shares of stock, if any, transfers or registration of transfers of shares of stock of the corporation shall be made only on the stock ledger of the corporation by the registered holder thereof, or by his attorney thereunto authorized by power of attorney duly executed and filed with the Secretary of the corporation or with a transfer agent or a registrar, if any, and, in the case of shares represented by certificates, on surrender of the certificate or certificates for such shares of stock properly endorsed and the payment of all taxes due thereon.

         7. RECORD DATE FOR STOCKHOLDERS. For the purpose of determining the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or the allotment of any rights, or entitled to exercise any rights in respect of any change, conversion, or exchange of stock or for the purpose of any other lawful action, the directors may fix, in advance, a record date, which shall not be more than sixty days nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action. If no record date is fixed, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is necessary, shall be the day on which the first written consent is expressed and the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at any meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

         8. MEANING OF CERTAIN TERMS. As used herein in respect of the right to notice of a meeting of stockholders or a waiver thereof or to participate or vote thereat or to consent or dissent in writing in lieu of a meeting, as the case may be, the term "share" or "shares" or "share of stock" or "shares of stock" or "stockholder" or "stockholders" refers to an outstanding share or shares of stock and to a holder or holders of record of outstanding shares of stock when the corporation is authorized to issue only one class of shares of stock, and said reference is also intended to include any outstanding share or shares of stock and any holder or holders of record of outstanding shares of stock of any class upon which or upon whom the certificate of incorporation confers such rights where there are two or more classes or series of shares of stock or upon which or upon whom the General Corporation Law of the State of Delaware confers such rights notwithstanding that the certificate of incorporation may provide for more than one class or series of shares of stock, one or more of which are limited or denied such rights thereunder; provided, however, that no such right shall vest in the event of an increase or a decrease in the authorized number of shares of stock of any class or series which is otherwise denied voting rights under the provisions of the certificate of incorporation, except as any provision of law may otherwise require.

                                   ARTICLE II

                                   DIRECTORS

         1. FUNCTIONS AND DEFINITIONS. The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors of the corporation. The Board of Directors shall have the authority to fix the compensation of the members thereof. The use of the phrase "whole board" herein refers to the total number of directors which the corporation would have if there were no vacancies.

         2. NUMBER AND TERM. The Board of Directors shall initially consist of at least one person. The exact number of Directors may be fixed or changed by the Stockholders at any meeting or by the Directors in the interim between stockholder meetings. The number of Directors may be increased by the stockholders at any meeting or by the Directors in the interim between stockholder meetings.

         3. VACANCIES. In the interim between annual meetings of stockholders or special meetings of stockholders called for the election of Directors and/or for the removal of one or more Directors and for the filling of any vacancy in that connection, newly created directorships and any vacancies on the Board of Directors, including unfilled vacancies resulting from the removal of Directors for cause or without cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum, or by the sole remaining Director. Directors who are elected in the interim to fill vacancies shall hold office until the next annual meeting of stockholders and until their successors are elected and qualified or until their earlier resignation or removal.

         4. BOARD OF DIRECTORS MEETINGS.

         - TIME. Meetings shall be held at such time as the Board shall fix.

         - PLACE. Meetings shall be held at such place within or without the State of Delaware as shall be fixed by the Board.

         - CALL. No call shall be required for regular meetings for which the time and place have been fixed. Special meetings may be called by or at the direction of the Chairman of the Board, if any, the Vice-Chairman of the Board, if any, the President, or of a majority of the directors in office.

         - NOTICE OR ACTUAL OR CONSTRUCTIVE WAIVER. Notice of the time, place and purpose of any special meeting of the Board of Directors or of any committee thereof, shall be given by personal or written delivery, at least 72 hours before the meeting. Notice need not be given to any director or to any member of a committee of directors who submits a written waiver of notice signed before or after the time stated therein. Attendance of any such person at a meeting shall constitute a waiver of notice of such meeting, except when that person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the directors need be specified in any written wavier of notice.

         - QUORUM AND ACTION. A majority of the whole Board shall constitute a quorum except when a vacancy or vacancies prevent such majority, whereupon a majority of the directors in office shall constitute a quorum, provided, that such majority shall constitute at least one-third of the whole Board. A majority of the directors present, whether or not a quorum is present, may adjourn a meeting to another time and place. Except as herein otherwise provided, and except as otherwise provided by the General Corporation Law of the State of Delaware, the vote of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board. The quorum and voting provisions herein stated shall not be construed as conflicting with any provisions of the General Corporation Law of the State of Delaware and these By-Laws which govern a meeting of directors held to fill vacancies and newly created directorships in the Board or action of disinterested directors.

         Any member or members of the Board of Directors or of any committee designated by the Board, may participate in a meeting of the Board, or any such committee, as the case may be, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other.

         Unless waived by a majority of Directors in attendance, not less than twenty-four (24) hours before any regular or special meeting of the Board of Directors, any Director who desires the presence at such meeting of not more than one person who is not a Director shall so notify all other Directors, request the presence of such person at the meeting, and state the reason in writing. Such person will not be permitted to attend the Directors' meeting unless a majority of the Directors in attendance vote to admit such person to the meeting. Such vote shall constitute the first order of business for any such meeting of the Board of Directors. Such right to attend, whether granted by waiver or vote, may be revoked at any time during any such meeting by the vote of a majority of the Directors in attendance.

         - CHAIRMAN OF THE MEETING. The Chairman of the Board, if any and if present and acting, shall preside at all meetings. Otherwise, the Vice-Chairman of the Board, if any and if present and acting, or the President, if present and acting, or any other director chosen by the Board, shall preside.

         5. COMMITTEES. The Board of Directors may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of one or more of the directors of the corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of any member of any such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board, shall have and may exercise the powers and authority of the Board of Directors in the management of the business and affairs of the corporation with the exception of any authority the delegation of which is prohibited by Section 141 of the General Corporation Law of the State of Delaware.

         6. WRITTEN ACTION. Any action required or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee.

                                  ARTICLE III

                                    OFFICERS

         The officers of the corporation shall consist of a President, a Secretary, a Treasurer, and, if deemed necessary, expedient, or desirable by the Board of Directors, a Chairman of the Board, a Vice-Chairman of the Board, an Executive Vice-President, one or more other Vice-Presidents, one or more Assistant Secretaries, one or more Assistant Treasurers, and such other officers with such titles as the resolution of the Board of Directors choosing them shall designate. Except as may otherwise be provided in the resolution of the Board of Directors, no officer other than the Chairman or Vice-Chairman of the Board, if any, need be a director. Any number of offices may be held by the same person, as the directors may determine.

         Unless otherwise provided in the resolution choosing an officer, each officer shall be chosen for a term which shall continue until the meeting of the Board of Directors following the next annual meeting of stockholders and until a successor shall have been chosen and qualified.

         All officers of the corporation shall have such authority and perform such duties in the management and operation of the corporation as shall be prescribed in the resolutions of the Board of Directors designating and choosing such officers and prescribing their authority and duties, and shall have such additional authority and duties as are incident to their office except to the extent that such resolutions may be inconsistent therewith. The Secretary or an Assistant Secretary of the corporation shall record all of the proceedings of all meetings and actions in writing of stockholders, directors, and committees of directors, and shall exercise such additional authority and perform such additional duties as the Board shall assign. In the absence of the Secretary or the Assistant Secretary the Chairman of the meeting shall appoint a Secretary to record the proceedings of the meeting. Any officer may be removed, with or without cause, by the Board of Directors. Any vacancy in any office may be filled by the Board of Directors.

                                   ARTICLE IV

                         INDEMNIFICATION OF DIRECTORS,
                         OFFICERS, EMPLOYEES AND AGENTS

         1. RIGHT TO INDEMNIFICATION. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any actual or threatened action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or officer of the Corporation or that, being or having been such a director or officer of the Corporation, he or she is or was serving at the request of an executive officer of the Corporation as a director, partner, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as such a director, officer, partner, employee, or agent, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the General Corporation Law of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), or by other applicable law as then in effect, against all expense, liability, and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) actually and reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the indemnitee's heirs, executors, and administrators. Except as provided in Section IV(2) with respect to proceedings seeking to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized or ratified by the Board of Directors of the Corporation.

         The right to indemnification conferred in this Section IV(1) shall be a contract right.

         The right to indemnification conferred in this Section IV(1) shall, solely in the case of those who are or were serving as a director of the Corporation, include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"). An advancement of expenses incurred by a person in his or her capacity as a director shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such director, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appear that such director is not entitled to be indemnified for such expenses under this Section IV(1) or otherwise. An advancement of expenses shall not be made to a director if the Corporation's Board of Directors makes a good faith determination that such payment would violate law or public policy.

         The right to indemnification conferred in this Section IV(1) may, in the case of those who are or were serving as an officer of the Corporation, include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"). An advancement of expenses incurred by a person in his or her capacity as an officer shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such officer, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appear that such officer is not entitled to be indemnified for such expenses under this Section IV(1) or otherwise. An advancement of expenses shall not be made to an officer if the Corporation's Board of Directors makes a good faith determination that such payment would violate law or public policy.

         2. RIGHT OF INDEMNITEE TO BRING SUIT. If a claim under Section IV(1) is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. The indemnitee shall be presumed to be entitled to indemnification under this Article IV upon submission of a written claim (and, in an action brought to enforce a claim for an advancement of expenses, where the required undertaking has been tendered to the Corporation), and thereafter the Corporation shall have the burden of proof to overcome the presumption that the indemnitee is not so entitled. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee is not entitled to indemnification shall be a defense to the suit or create a presumption that the indemnitee is not so entitled.

         3. NONEXCLUSIVITY AND SURVIVAL OF RIGHTS. The rights to indemnification and to the advancement of expenses conferred in this Article IV shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provisions of the Certificate of Incorporation, By-Laws, agreement, vote of stockholders or disinterested directors, or otherwise.

         Notwithstanding any amendment to or repeal of this Article IV, or of any of the procedures established by the Board of Directors pursuant to Section IV(7), any indemnitee shall be entitled to indemnification in accordance with the provisions hereof and thereof with respect to any acts or omissions of such indemnitee occurring prior to such amendment or repeal.

         4. INSURANCE, CONTRACTS, AND FUNDING. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee, or agent of the Corporation or another corporation, partnership, joint venture, trust, or other enterprise against any expense, liability, or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability, or loss under the General Corporation Law of Delaware. The Corporation may enter into contracts with any indemnitee in furtherance of the provisions of this Article IV and may create a trust fund, grant a security interest, or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Article IV.

         5. PERSONS SERVING OTHER ENTITIES. Any person who is or was a director, officer, or employee of the Corporation who is or was serving (i) as a director or officer of another corporation of which a majority of the shares entitled to vote in the election of its directors is held by the Corporation or (ii) in an executive or management capacity in a partnership, joint venture, trust, or other enterprise of which the Corporation or a wholly-owned subsidiary of the Corporation is a general partner or has a majority ownership shall be deemed to be so serving at the request of an executive officer of the Corporation and entitled to indemnification and advancement of expenses under Section IV(1).

         6. INDEMNIFICATION OF EMPLOYEES AND AGENTS OF THE CORPORATION. The Corporation may, by action of its Board of Directors, authorize one or more executive officers to grant rights to advancement of expenses to employees or agents of the Corporation on such terms and conditions as such officer or officers deem appropriate under the circumstances. The Corporation may, by action of its Board of Directors, grant rights to indemnification and advancement of expenses to employees or agents or groups of employees or agents of the Corporation with the same scope and effect as the provisions of this
Article IV with respect to the indemnification and advancement of expenses of directors and officers of the Corporation; provided, however, that an undertaking shall be made by an employee or agent only if required by the Board of Directors.

         7. PROCEDURES FOR THE SUBMISSION OF CLAIMS. The Board of Directors may establish reasonable procedures for the submission of claims for indemnification pursuant to this Article IV, determination of the entitlement of any person thereto, and review of any such determination. Such procedures shall be set forth in an appendix to these By-Laws and shall be deemed for all purposes to be a part hereof.

                                   ARTICLE V

                                 CORPORATE SEAL

         The Corporation may have a seal which shall be in such form as the Board of Directors shall prescribe but the presence or absence of a corporate seal shall have no effect.

                                   ARTICLE VI

                                  FISCAL YEAR

         The fiscal year of the corporation shall be fixed, and shall be subject to change, by the Board of Directors.

                                  ARTICLE VII

                              CONTROL OVER BY-LAWS

         Subject to the provisions of the Certificate of Incorporation and the provisions of the General Corporation Law of the State of Delaware the By-Laws may be amended by the Board of Directors or by the affirmative vote of the holders of outstanding voting securities of the Corporation entitling them to exercise two-thirds of the voting power of the Corporation on such proposal.

         WITNESS my hand and the seal of the Corporation.

Dated:

                                        ----------------------------------------
                                                       Secretary

(SEAL)

253304.1

                                    ANNEX B
                                Fairness Opinion

                                                                    May 25, 1995

The Board of Directors
Laurentian Capital Corporation
640 Lee Road
Suite 303
Wayne, Pennsylvania  19087

Dear Sirs:

         It is our understanding that, pursuant to the Agreement and Plan of Merger (the "Agreement"), dated as of May 25, 1995, between Laurentian Capital Corporation ("LCC") and American Annuity Group, Inc. ("AAG"), LCC will be merged into AAG in a transaction (the "Transaction") in which certain outstanding shares of LCC Common Stock will be converted into the right to receive $14.125 in cash (the "Consideration") pursuant to Section 2.1(a) of the Agreement.

         You have asked us to render our opinion (the "Opinion") as to the fairness, from a financial point of view, of the Consideration to be received by certain holders of LCC Common Stock pursuant to Section 2.1(a) of the Agreement.

         In rendering our Opinion, we have, among other things:

         (i)    Reviewed the Agreement;

         (ii) Reviewed LCC's Annual Reports to Stockholders and Annual Reports on Form 10-K, and the statutory financial statements for Prairie States Life Insurance Company ("Prairie States") and Loyal American Life Insurance Company ("Loyal American"), in each case for the years ended December 31, 1992 through 1994;

         (iii) Reviewed LCC's quarterly report to Stockholders and Quarterly Report on Form 10-Q, and the statutory financial statements for Prairie States and Loyal American, in each case for the three months ended March 31, 1995;

         (iv) Discussed with LCC's Board of Directors certain strategic alternatives available to LCC;

         (v) Discussed with certain officers of LCC, Prairie States and Loyal American their respective operations, financial condition, historical financial statements, future prospects, and other matters we believe relevant to our inquiry;

         (vi) Reviewed certain financial forecasts of LCC, Prairie States and Loyal American, which were furnished to us by management of LCC but which were not publicly available;

         (vii) Reviewed the historical market prices and reported trading volume of LCC Common Stock;

         (viii) Reviewed the financial terms of recent acquisitions of selected companies we considered reasonably comparable to LCC and compared such terms to the terms of the Transaction;

         (ix) Reviewed an actuarial appraisal of Prairie States prepared by Milliman & Robertson, Inc. and an actuarial appraisal of Loyal American prepared by Wakely and Associates, Inc. (collectively, the "Actuarial Appraisals");

         (x) Reviewed financial and market data for selected publicly-traded companies in lines of business we considered reasonably comparable to those of LCC and its subsidiaries and compared the valuation of such companies to the valuation of LCC in the Transaction; and

         (xi) Performed such other studies, analyses, inquiries and investigations as we deemed appropriate.

         In arriving at our Opinion, we have relied upon and assumed the accuracy and completeness of the financial and other information provided to us by LCC and its representatives, but we have not assumed any responsibility for verification of the foregoing information. We have assumed that the financial forecasts for LCC, Prairie States and Loyal American prepared by management of LCC have been reasonably prepared and are based on the best currently available estimates and business judgement of management at the time of preparation. We express no view as to such financial forecasts or the assumptions on which they were based. We have also assumed that there have been no material changes in LCC's financial position, results of operations, business or prospects since March 31, 1995. We have neither made nor obtained any independent evaluation or appraisal of LCC's or its subsidiaries' properties and facilities or any of LCC's or its subsidiaries' assets or liabilities, and we have not had an additional independent actuarial firm examine or review the Actuarial Appraisals.

         Our Opinion is further based upon our analyses of the foregoing and upon our assessment as of the date of this letter of general economic, financial and market conditions.

         We have acted as financial advisor to the Board of Directors of LCC in connection with the Transaction and will receive a fee for our services, including for rendering this Opinion.

         Based upon and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be received by certain holders of LCC Common Stock pursuant to Section 2.1(a) of the Agreement is fair, from a financial point of view.

                                        Very truly yours,

                                        OPPENHEIMER & CO., INC.

                                    ANNEX C
                        Section 262 of the Delaware Law

               SECTION 262 OF THE DELAWARE GENERAL CORPORATE LAW

         Section 262. APPRAISAL RIGHTS.--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

         (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Sec. 251, Sec. 252, Sec. 254, Sec. 257, Sec. 258, Sec. 263 or Sec. 264 of this title:

         (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Sec. 251 of this title.

         (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

         a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

         b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

         c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

         d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

         (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

         (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

         (d) Appraisal rights shall be perfected as follows:

         (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

         (2) If the merger or consolidation was approved pursuant to Sec. 228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

         (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

         (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

         (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

         (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

         (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

         (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

         (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                PRELIMINARY COPY

                 PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR
                SPECIAL MEETING OF STOCKHOLDERS, AUGUST 23, 1995

      The undersigned stockholder of Laurentian Capital Corporation (the "Company"), revoking previous proxies, acknowledges receipt of the Notice of Special Meeting of Stockholders dated July 19, 1995, and the accompanying
Proxy Statement, and hereby appoints Robert T. Rakich and Claude Castonguay and each of them, the true and lawful attorneys and proxies of the undersigned, with full power of substitution and revocation, to attend the Special Meeting of Stockholders of the Company to be held at the Four Seasons Hotel, 1 Logan Square, Philadelphia, Pennsylvania 19103, on Wednesday, August 23, 1995 at 9:00 A.M., local time, and at any adjournment or adjournments thereof, with all powers the undersigned would possess if personally present. The undersigned authorizes and instructs said proxies to vote all of the shares of stock of the Company which the undersigned would be entitled to vote if personally present as follows:

                 (CONTINUED AND TO BE SIGNED ON THE OTHER SIDE)

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO CONTRARY INSTRUCTION IS INDICATED, THE VOTE OF THE UNDERSIGNED WILL BE CAST "FOR" APPROVAL AND ADOPTION OF THE AGREEMENT AND PLAN OF MERGER AND APPROVAL OF THE MERGER.

I. Proposal to approve and adopt the Agreement and Plan of Merger dated as of May 25, 1995, providing for the Merger of a subsidiary of American Annuity Group, Inc. with and into the Company, as described in the accompanying Proxy Statement, and to approve such Merger.

                  FOR  |_]          AGAINST |_|          ABSTAIN |_|

II. In their discretion, said proxies are authorized to vote upon any other business which may properly come before the Meeting.

                  FOR  |_]          AGAINST |_|          ABSTAIN |_|


NOTE: Your signature should appear as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


The Board of Directors requests that you fill in, sign, date and return the proxy card promptly using the enclosed envelope.

Signature(s) ________________________________________  Date ___________________